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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]	Preliminary Proxy Statement	[_]	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
[X]	Definitive Proxy Statement
[_]	Definitive Additional Materials
[_]	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

MOTOROLA

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]	No fee required.
[_]	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

[_]	Fee paid previously with preliminary materials.

[_]

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

Notes:

[MOTOROLA LOGO]	PROXY STATEMENT

MANAGEMENT ’S DISCUSSION
AND ANALYSIS

1999 CONSOLIDATED
FINANCIAL STATEMENTS
AND NOTES

PRINCIPAL EXECUTIVE OFFICES: 1303 East Algonquin Road Schaumburg, Illinois 60196 March 23, 2000	PLACE OF MEETING: Hyatt Regency Woodfield 1800 E. Golf Road Schaumburg, Illinois 60173

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

         Our Annual Meeting will be held at the Hyatt Regency Woodfield, 1800 E. Golf Road, Schaumburg, Illinois 60173 on Monday, May 1, 2000 at 5:00 P.M., local time.

         The purpose of the meeting is to:

1.	elect directors for the next year;

2.
approve a proposal to amend Motorola’s Restated Certificate of Incorporation, as amended, to increase the number of authorized shares of Motorola’s common stock from 1.4 billion shares to 4.2 billion shares;

3.	consider and vote upon the Motorola Omnibus Incentive Plan of 2000; and

4.	act upon such other matters as may properly come before the meeting.

Only Motorola stockholders of record at the close of business on March 15, 2000 will be entitled to vote at the meeting. Please vote in one of these ways:

•	use the toll-free telephone number shown on your proxy card;

•	visit the website shown on your proxy card to vote via the Internet; or

•	mark, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

PLEASE NOTE THAT ATTENDANCE AT THE MEETING WILL BE LIMITED TO STOCKHOLDERS OF MOTOROLA AS OF THE RECORD DATE (OR THEIR AUTHORIZED REPRESENTATIVES) HOLDING ADMISSION TICKETS OR OTHER EVIDENCE OF OWNERSHIP. THE ADMISSION TICKET IS DETACHABLE FROM YOUR PROXY CARD. IF YOUR SHARES ARE HELD BY A BANK OR BROKER, PLEASE BRING TO THE MEETING YOUR BANK OR BROKER STATEMENT EVIDENCING YOUR BENEFICIAL OWNERSHIP OF MOTOROLA STOCK TO GAIN ADMISSION TO THE MEETING.

By order of the Board of Directors,

[Signature of A. Peter Lawson]

A. Peter Lawson
Secretary
[MOTOROLA LOGO]

1303 E. Algonquin Road
Schaumburg, IL 60196

Christopher B. Galvin
Chairman of the Board and
Chief Executive Officer

March 23, 2000

Dear Fellow Stockholders:

It has been an exciting year at Motorola. We have worked very hard on meeting the goals we outlined to stockholders last year. We have made a lot of progress in 1999. We know much remains to be done.

We are asking our stockholders to consider two important proposals for our 2000 Annual Meeting. First, we are asking you to approve an increase in the number of authorized shares of Motorola common stock. In February 2000, the Motorola Board of Directors approved a 3-for-1 stock split in the form of a stock dividend, subject to the stockholders approving an increase in the number of the Company’s authorized shares. In addition to enabling the contingent 3-for-1 stock split, additional shares may also be used by the Company to purchase other companies, such as in the recently completed merger with General Instrument, and in connection with our employee benefit plans.

We are also asking for your approval of the Motorola Omnibus Incentive Plan of 2000. The Board adopted the 2000 Plan in response to what can only be called a “war for talent” that is being waged in the information technology industry. The Company has spent the last year reviewing its compensation programs. Motorola ’s programs related to equity-based awards have fallen behind most of our key competition. The Board and senior management believe that competitive compensation programs are crucial for Motorola’s success. The 2000 Plan is integral to our compensation strategies in 2000 and going forward.

Each of these proposals is discussed in greater detail in the Proxy Statement. I appreciate your support of these proposals and your continued support of Motorola.

Very truly yours,

[SIGNATURE OF CHRISTOPHER B. GALVIN]

PROXY STATEMENT

PROXY STATEMENT —VOTING PROCEDURES
         Your vote is very important. The Board of Directors is soliciting proxies to be used at the May 1, 2000 Annual Meeting. This proxy statement, the form of proxy and the 1999 Summary Annual Report will be mailed to stockholders on or about March 23, 2000. The Summary Annual Report is not a part of this proxy statement. The proxy statement and Summary Annual Report also are available on the Company’s website at www.motorola.com/investor.

Who Can Vote

         Only stockholders of record at the close of business on March 15, 2000 (the “record date”) will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. On that date, there were 717,292,815 issued and outstanding shares of the Company’s common stock, $3 par value per share (“Common Stock ”), the only class of voting securities of the Company.

How You Can Vote

         This year there are three convenient voting methods:

•
Voting by Telephone. You can vote your shares by telephone by calling the toll-free telephone number on your proxy card. Telephone voting is available 24 hours a day. If you vote by telephone you should not return your proxy card.

•
Voting by Internet. You can also vote via the Internet. The website for Internet voting is on your proxy card, and voting also is available 24 hours a day. If you vote via the Internet you should not return your proxy card.

•	Voting by Mail. If you choose to vote by mail, mark your proxy, date and sign it, and return it in the postage-paid envelope provided.

How You May Revoke or Change Your Vote

         You can revoke your proxy at any time before it is voted at the meeting by:

•	Sending written notice of revocation to the Secretary.

•	Submitting another timely proxy by telephone, Internet or paper ballot.

•
Attending the Annual Meeting and voting in person. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the meeting.

General Information on Voting

         You are entitled to cast one vote for each share of Common Stock you own on the record date. Stockholders do not have the right to vote cumulatively in electing directors.

         In order for business to be conducted, a quorum must be represented at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by a proxy in which authority to vote for any matter considered is “withheld ”, a proxy marked “abstain” or a proxy as to which there is a “broker non-vote” will be considered present at the meeting for purposes of determining a quorum.

         There are differing vote requirements for the various proposals. Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the 14 nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the 14 management nominees. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

         The amendment to the Company’s Restated Certificate of Incorporation, as amended, to increase the number of shares of authorized Common Stock to 4.2 billion shares requires an affirmative vote of a majority of the shares outstanding and entitled to vote as of the record date. Abstentions and broker non-votes on this matter will have the same impact as votes against the proposal.

         The adoption of the Motorola Omnibus Incentive Plan of 2000 requires an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. For this proposal, an abstention will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against the proposal and will have no effect on the proposal.

         If you are the beneficial owner of shares held in “street name” by a broker, the broker as the record holder of the shares is required to vote those shares in accordance with your instructions. If you do not give instructions to the broker, the broker will be entitled to vote the shares with respect to “discretionary” items but will not be permitted to vote the shares with respect to “non-discretionary” items (those shares are treated as “broker non-votes”).

         All shares that have been properly voted —whether by telephone, Internet or mail—and not revoked will be voted at the Annual Meeting in accordance with your instructions. If you sign your proxy card but do not give voting instructions, the shares represented by that proxy will be voted as recommended by the Board of Directors.

         If any other matters are properly presented at the Annual Meeting for consideration, the persons named in the enclosed proxy card will have the discretion to vote on those matters for you. At the date we began printing this proxy statement, the Board of Directors did not know of any other matter to be raised at the annual meeting.

Voting by Participants in the Company’s Profit Sharing and Investment Plan

         If a stockholder is a participant in the Motorola Profit Sharing and Investment Plan (the “Profit Sharing Plan ”) the proxy card also will serve as a voting instruction for the trustees of that plan where all accounts are registered in the same name. If shares of Common Stock in the Profit Sharing Plan are not voted either by telephone, via the Internet, or by returning the proxy card representing such shares, those shares will be voted by the trustees in the same proportion as the shares properly voted.

PROXY STATEMENT

Voting by Participants in the General Instrument Corporation Savings Plan

         If a stockholder is a participant in the General Instrument Corporation Savings Plan (the “GI Savings Plan ”) the proxy card also will serve as voting instructions for the special fiduciary under that plan for all shares of Common Stock that have been allocated to the participant’s account under the GI Savings Plan. The special fiduciary will instruct the trustee to vote all shares for which the special fiduciary receives timely voting instructions from participants in accordance with such participants’ instructions. The special fiduciary shall direct the trustee to vote all shares for which the special fiduciary has not received timely voting instructions in the special fiduciary’s sole discretion. The trustee will vote the shares in accordance with directions received from the special fiduciary. Please note that participants in the GI Savings Plan are considered named fiduciaries with respect to the shares of Common Stock for which they are entitled to direct the special fiduciary to vote. In directing the special fiduciary how to vote, they should consider the long-term best interests of themselves and the other participants in the GI Savings Plan.

1. ELECTION OF DIRECTORS FOR A ONE-YEAR TERM

         The term of office of all present directors of the Company will expire on the day of the 2000 Annual Meeting upon the election of their successors. The number of directors of the Company to be elected at the Annual Meeting is 14. The directors elected at the Annual Meeting will serve until their respective successors are elected and qualified or until their earlier death or resignation.

NOMINEES

         Each of the nominees named below is currently a director of the Company and was elected at the Annual Meeting of stockholders held on May 3, 1999. The ages shown are as of December 31, 1999. Donald R. Jones is not standing for re-election to the Board because of the Company’s policy on age and tenure of directors.

         If any of the nominees named below is not available to serve as a director at the time of the Annual Meeting (an event which the Board does not now anticipate), the proxies will be voted for the election as director of such other person or persons as the Board may designate, unless the Board, in its discretion, reduces the number of directors.

[photo of CHRISTOPHER B. GALVIN]
CHRISTOPHER B. GALVIN, Principal Occupation: Chairman of the Board and Chief Executive Officer, Motorola, Inc.
Director since 1988 Age—49

Mr. Galvin began working for the Company in 1967 and he served in sales, sales management, marketing, product management, service management and general management positions in the Company’s various businesses. He served as president and chief operating officer from 1993 until he became Chief Executive Officer on January 1, 1997. In February 1999, Mr. Galvin was elected Chairman of the Board. Mr. Galvin received a bachelor’s degree from Northwestern University and a master’s degree from the Kellogg Graduate School of Management at Northwestern University. Mr. Galvin is the son of Robert W. Galvin.

[photo of RONNIE C. CHAN]
RONNIE C. CHAN, Principal Occupation: Chairman, Hang Lung Development Group
Director since 1997 Age—50

Mr. Chan has been the Chairman of Hong Kong-based Hang Lung Development Group since 1991. Hang Lung Development Group is involved in property development, property investment and hotels. In 1986, Mr. Chan co-founded the private Morningside/Springfield Groups. The Morningside Group directs investments in private companies. The Springfield Group engages in financial trading, fund management and investment consulting. He is a member of the Board of Directors of Enron Corporation and Standard Chartered PLC. Mr. Chan obtained his first two degrees in biology from California State University and an MBA from the University of Southern California. Mr. Chan is a U.S. citizen residing in Hong Kong.

PROXY STATEMENT

[photo of H. LAURANCE FULLER]
H. LAURANCE FULLER, Principal Occupation: Co-Chairman of the Board, BP Amoco, p.l.c.
Director since 1994 Age—61

Mr. Fuller will be retiring as Co-Chairman and a director of BP Amoco, p.l.c., an energy company, on March 31, 2000. He is a director of The Chase Manhattan Corporation, The Chase Manhattan Bank, N.A., Abbott Laboratories, Security Capital Group and Catalyst. Mr. Fuller graduated from Cornell University with a B.S. degree in chemical engineering and earned a J.D. degree from DePaul University Law School.

[photo of ROBERT W. GALVIN]
ROBERT W. GALVIN, Principal Occupation: Chairman of the Executive Committee, Motorola, Inc.
Director since 1945 Age—77

Mr. Galvin started his career at the Company in 1940. He held the senior officership position in the Company from 1959 until 1990, when he became Chairman of the Executive Committee. He continues to serve as a full time officer of the Company. He attended the University of Notre Dame and the University of Chicago, and is currently a member of the Board of Trustees of Illinois Institute of Technology. Mr. Galvin has been awarded a number of honorary degrees as well as industrial, professional and national awards.

[photo of Robert L. GROWNEY]
ROBERT L. GROWNEY, Principal Occupation: President and Chief Operating Officer, Motorola, Inc.
Director since 1997 Age—57

Mr. Growney began his career with Motorola in 1966, holding various positions in the Company ’s wireless communications businesses including president and general manager of the Messaging, Information and Media Sector from 1994 until he was elected President and Chief Operating Officer on January 1, 1997. Mr. Growney received both his bachelor’s degree in mechanical engineering and his master’s degree in business administration from Illinois Institute of Technology and is currently a member of the Board of Trustees of Illinois Institute of Technology.

[photo of ANNE P. JONES]
ANNE P. JONES, Principal Occupation: Consultant
Director since 1984 Age—64

Ms. Jones is currently working as a consultant. She was a partner in the Washington, D.C. office of the Sutherland, Asbill & Brennan law firm from 1983 until 1994. Before that, she was a Commissioner of the Federal Communications Commission. Ms. Jones is a director of the American Express Mutual Fund Group. She holds B.S. and L.L.B. degrees from Boston College and its Law School, respectively.

[photo of JUDY C. LEWENT]
JUDY C. LEWENT, Principal Occupation: Senior Vice President and Chief Financial Officer, Merck & Co., Inc.
Director since 1995 Age—50

Ms. Lewent has been Senior Vice President and Chief Financial Officer, Merck & Co., Inc., a pharmaceuticals company, since 1992. She is also a director of Johnson & Johnson Merck Consumer Pharmaceuticals Company, The Quaker Oats Company, Merial Limited, and the National Bureau of Economic Research. Ms. Lewent is also a trustee of the Rockefeller Family Trust, a trustee board member of the University of Pennsylvania Health System, and a Massachusetts Institute of Technology Corporation member. Ms. Lewent received a B.S. degree from Goucher College and a M.S. degree from the MIT Sloan School of Management.

PROXY STATEMENT

[photo of DR. WALTER E. MASSEY]
DR. WALTER E. MASSEY, Principal Occupation: President of Morehouse College
Director since 1993 Age—61

Dr. Massey is President of Morehouse College. He has been director of the Argonne National Laboratory and vice president for research at the University of Chicago. In 1991 he was appointed by President Bush as the Director of the National Science Foundation after which he was Provost and Senior Vice President for the University of California System. Dr. Massey received a Ph.D. degree in Physics and a Master of Arts degree from Washington University. He also holds a Bachelor of Science degree in Physics and Mathematics from Morehouse College. He is a director of BP Amoco p.l.c., BankAmerica Corporation and McDonalds, Inc. Dr. Massey previously served as a director of the Company from May 1984 until May 1991 when he accepted his appointment to the National Science Foundation.

[photo of NICHOLAS NEGROPONTE]
NICHOLAS NEGROPONTE, Principal Occupation: Director of the Massachusetts Institute of Technology Media Laboratory
Director since 1996 Age—56

Mr. Negroponte is a co-founder and director of the Massachusetts Institute of Technology Media Laboratory, an interdisciplinary, multi-million dollar research center focusing on the study and experimentation of future forms of human and machine communication. He founded MIT’s pioneering Architecture Machine Group, a combination lab and think tank responsible for many radically new approaches to the human-computer interface. He joined the MIT faculty in 1966 and became a full professor in 1980. Mr. Negroponte received a B.A. and M.A. in Architecture from Massachusetts Institute of Technology.

[photo of JOHN E. PEPPER, JR.]
JOHN E. PEPPER, JR., Principal Occupation: Chairman of the Executive Committee of the Board of Directors, Procter & Gamble Co.
Director since 1994 Age—61

Mr. Pepper is Chairman of the Executive Committee of the Board of Directors of Procter & Gamble Co., a consumer products company, and its former chairman of the board and chief executive officer. Mr. Pepper is also a director of the Xerox Corporation and Boston Scientific Corporation. Mr. Pepper graduated from Yale University in 1960.

[photo of SAMUEL C. SCOTT III]
SAMUEL C. SCOTT III, Principal Occupation: President and Chief Operating Officer, Corn Products International
Director since 1993 Age—55

Mr. Scott is President and Chief Operating Officer of Corn Products International, a corn refining business. Mr. Scott serves on the Board of Directors of Corn Products International, Reynolds Metals Company, the Corn Refiners Association Inroads Chicago and Russell Reynolds Associates. Mr. Scott graduated from Fairleigh Dickinson University, with a bachelor’s degree in engineering in 1966 and an MBA in 1973.

[photo of GARY L. TOOKER]
GARY L. TOOKER, Principal Occupation: Retired; formerly Chairman of the Board, Motorola, Inc.
Director since 1986 Age—60

Mr. Tooker started with the Company in 1962, holding ascending marketing and operations assignments within the semiconductor business and the Company, including chief executive officer from 1993 through 1996 and chairman of the board from January 1997 through May 1999. He retired as an officer of the Company on December 31, 1999. He is a member of the Board of Directors of Eaton Corporation, Atlantic Richfield Company (ARCO) and Catalyst and the Morehouse College Board of Trustees. He is a graduate of Arizona State University where he received a bachelor’s degree in Electrical Engineering and did post-graduate studies in Business Administration.

PROXY STATEMENT

[photo of B. KENNETH WEST]
B. KENNETH WEST, Principal Occupation: Senior Consultant for Corporate Governance to Teachers Insurance and Annuity Association-College Retirement Equities Fund
Director since 1976 Age—66

Mr. West is serving as Senior Consultant for Corporate Governance to TIAA-CREF, a major pension fund company. He retired as chairman of Harris Bankcorp, Inc. in 1995 where he had been employed since 1957. He is also a director of The Pepper Companies, Inc. Mr. West graduated from the University of Illinois and received an MBA degree from the University of Chicago.

[photo of DR. JOHN A. WHITE]
DR. JOHN A. WHITE, Principal Occupation: Chancellor, University of Arkansas
Director since 1995 Age—60

Dr. White is currently Chancellor of the University of Arkansas. Dr. White served as Dean of Engineering at Georgia Institute of Technology from 1991 to early 1997, having been a member of the faculty since 1975. He is a director of Eastman Chemical Company, J.B. Hunt Transport Services, Inc., Logility, Inc., and Russell Corporation. Dr. White received a B.S.I.E. from the University of Arkansas, a M.S.I.E. from Virginia Polytechnic Institute and State University and a Ph.D. from The Ohio State University.

PROXY STATEMENT

MEETINGS OF THE BOARD OF DIRECTORS OF THE COMPANY

         During 1999 the Board had nine meetings. All incumbent directors attended 75% or more of the combined total meetings of the Board and the committees on which they served during 1999 except Mr. Chan.

COMMITTEES OF THE BOARD OF DIRECTORS

Audit and Legal Committee

Members: Directors A. Jones (Chair), Chan, Fuller, D. Jones and White
Number of Meetings in 1999: Four
Functions:
•	Oversees internal controls, audits and compliance programs
•	Recommends independent auditors and oversees the scope of their activities
•	Oversees health, safety and environmental audit functions and business ethics
•	Oversees internal legal practice and policy

Compensation Committee

Members: Directors Scott (Chair), Fuller and Pepper
Number of Meetings in 1999: Seven
Functions:
•	Establishes elected officers compensation
•	Administers or monitors compensation and benefit plans

Executive Committee

Members: Directors R. Galvin (Chair), C. Galvin, Growney, Scott, Tooker and West
Number of Meetings in 1999: None
Functions:
•	Reviews strategic planning process, allocation of resources and other specific matters assigned by the Board

Finance Committee

Members: Directors D. Jones (Chair), Chan, Growney, Lewent and West
Number of Meetings in 1999: Seven
Functions:
•	Reviews current and long-range financial strategy and planning, including dividends and borrowings

Management Development Committee

Members: Directors West (Chair), C. Galvin, Scott and Tooker
Number of Meetings in 1999: Three
Functions:
•	Reviews the process and results of the Company’s organization and management development program

Nominating Committee

Members: Directors Pepper (Chair), A. Jones, Massey and Negroponte
Number of Meetings in 1999: Four
Functions:
•	Recommends candidates for membership on the Board based on committee-established guidelines
•	Consults with the Chairman of the Board on committee assignments
•	Considers candidates for the Board recommended by stockholders
•	Considers matters of corporate governance

This Committee will consider a candidate for director proposed by a stockholder. A candidate must be highly qualified and be both willing and expressly interested in serving on the Board. A stockholder wishing to propose a candidate for the Committee’s consideration should forward the candidate’s name and information about the candidate’s qualifications to the Company ’s Secretary as described on page 23.

Technology Committee

Members: Directors Massey (Chair), Growney, Lewent, Negroponte and White
Number of Meetings in 1999: Three
Functions:
•	Identifies and assesses significant technological issues and needs affecting the Company

DIRECTOR COMPENSATION

         In 1999, non-employee directors were paid an annual retainer of $40,000. This fee has not increased over the last four years. Employee directors receive no additional compensation for serving on the Board or its Committees.

         In addition to the annual retainer, non-employee directors are paid for each meeting attended as follows: (i) $1,500 per day for directors’ meetings; (ii) $1,000 per day for committee meetings (unless on the same day as another meeting, then $500); and (iii) $1,500 per day and a pro-rata portion thereof for partial days, for assigned work for the benefit of the Company or any subsidiary. Each non-employee director who is a chair of a committee receives an additional $4,000 per annum. The Company also reimburses its directors, and in certain instances spouses who accompany directors, for travel, lodging and related expenses they incur in attending Board and committee meetings.

         Directors are required to accept half of all their board compensation in Common Stock or restricted Common Stock, and may elect to accept up to 100% of their compensation in Common Stock or restricted Common Stock. Restricted Common Stock is Common Stock that may not be transferred until (i) the holder does not stand for re-election or is not re-elected or (ii) the holder’s disability or death.

         In 1999, each non-employee director received an option to acquire 2,500 shares of Common Stock at the fair market value of the shares on the date of grant.

         Non-employee directors may elect to defer receipt of all or any portion of their compensation until the year after they cease being a director, become disabled or reach a designated age. Such deferred amounts are credited with interest at a rate based on the discount rate for ninety-day Treasury bills. Payments generally may be made in a lump sum or in annual installments over a period not exceeding ten years. The entire undistributed deferred amount (plus interest) will be distributed in a lump sum upon a participating director’s death.

         In 1996, the Board terminated its retirement plan. Non-employee directors elected after the termination are not entitled to benefits under this plan, and non-employee directors already participating in the plan accrued no additional benefits for services after May 31, 1996. In 1998, some directors converted their accrued benefits in the retirement plan into shares of restricted Motorola Common Stock. They may not sell or transfer these shares until they are no longer members of the Board because (i) they did not stand for re-election or were not re-elected or (ii) their disability or death. Directors who did not convert their accrued benefits in the retirement plan are entitled to receive payment of such benefits in accordance with the applicable payment terms of the plan, including payments to spouses in the event of death. For each year of service on the Board prior to the date the plan was terminated, these directors are entitled to receive annual payments equal to 10% of the annual retainer for directors in effect on the date the plan was terminated, with a maximum annual payment equal to 80% of the retainer. Directors who had served on the Board for 8 or more years prior to the termination of the plan are fully vested and entitled to an annual payment of $32,000.

         Non-employee directors are covered by insurance that provides accidental death and dismemberment coverage of $500,000 per person. The spouse of each such director is also covered by such insurance when traveling with the director on business trips for the Company. The Company pays the premiums for such insurance. The total premiums for coverage of all such directors and their spouses during the year ended December 31, 1999 was $3,500.

         Robert W. Galvin, a director and executive officer, owns an airplane, which he used on business travel for the Company for approximately 77% of its miles flown in 1999. The Company employs pilots and mechanics for Company-owned airplanes. They also devote a portion of their time to Mr. Galvin’s airplane, including those times when it is not being used on Company business. The Company pays the salaries and the cost of fringe benefits of these employees. Mr. Galvin pays all of the other expenses of his airplane, except that the cost of fuel, oil and relatively minor incidental crew and flight expenses incurred solely in connection with Company business flights are paid by the Company. Mr. Galvin does not charge the Company when other Company personnel accompany him on his airplane on business trips. In 1999, and historically, the percentage of Company-paid expenses of the airplane has been less than the percentage of usage of the airplane for Company business.

         Gary Tooker retired as an officer of the Company on December 31, 1999. In connection with his retirement, the Company entered into a consultant agreement with Mr. Tooker, which began on January 1, 2000. Under this consultant agreement, Mr. Tooker has agreed to make available to Motorola consulting services that are specifically requested by Motorola’s CEO. Those services are expected to include:

•	Representing Motorola at meetings with U. S. and foreign governments and with councils and committees associated with U.S. and foreign governments
•	Representing Motorola at various international meetings and trade shows
•	Representing Motorola at meetings of charitable and educational organizations and institutions
•	Continued involvement with Motorola University activities, both in teaching and in fostering external relationships
•	Other topics as may from time-to-time be decided upon by consultant and the CEO.

         Mr. Tooker did not receive any payments in 1999 under this consultant agreement. The Company expects to pay Mr. Tooker approximately $2,727,000 in 2000 and approximately $270,000 in 2001 under the agreement. In addition, during the term of the consultant agreement, Mr. Tooker will receive secretarial and computer support and be entitled to use the Company-owned aircraft in connection with his consulting services. He will also be entitled to home security services and tax preparation services comparable to those offered to elected officers of the Company. The Company also will pay for annual physical examinations and medical insurance premiums. Mr. Tooker will also receive regular director compensation paid to non-employee directors.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED HEREIN AS DIRECTORS. UNLESS INDICATED OTHERWISE BY YOUR PROXY VOTE, THE SHARES WILL BE VOTED FOR THE ELECTION AS DIRECTORS OF SUCH NOMINEES.

2. APPROVAL OF INCREASE IN AUTHORIZED COMMON STOCK

         The Board of Directors of the Company has proposed the adoption by the stockholders of an amendment to the Company ’s Restated Certificate of Incorporation, as amended, to increase the number of shares of authorized Common Stock of the Company to 4.2 billion shares from the presently authorized number of 1.4 billion shares. The Board of Directors has declared that the proposed amendment be submitted to a vote by the stockholders at the Annual Meeting.

         On February 29, 2000, the Board of Directors declared a contingent 3-for-1 stock split in the form of a stock dividend. If, and only if, the proposed amendment to the Company’s Restated Certificate of Incorporation, as amended, is adopted by the stockholders at the Annual Meeting and the number of shares of authorized Common Stock is increased to 4.2 billion, the stock dividend will be distributed on June 1, 2000 to holders of Common Stock of record on May 15, 2000. The Company reserves the right to rescind the stock dividend.

         If the proposed amendment is adopted by the stockholders, the Company plans to file a Certificate of Amendment to the Restated Certificate of Incorporation, as amended, as soon as practicable following the Annual Meeting and the number of shares of authorized Common Stock will thereby be increased to 4.2 billion.

         On March 15, 2000, of the 1.4 billion authorized shares of Common Stock, a total of 717.3 million shares were outstanding, approximately 32 thousand shares were held in treasury and approximately 69.2 million shares were reserved for issuance in connection with the Company’s obligations to issue stock in connection with outstanding options, warrants, convertible debt securities and other exchangeable securities. The remainder of the shares of authorized common stock were not issued or subject to reservation.

PROXY STATEMENT

         In addition to enabling the contingent 3-for-1 stock split in the form of a stock dividend that is described above, the additional shares will enhance the Company’s flexibility in connection with possible future actions, such as stock splits, stock dividends, future acquisitions of property and securities of other companies, financings and other corporate purposes. The Board of Directors will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted in connection with any of the foregoing purposes. The Board of Directors believes that it is beneficial to the Company to have the additional shares available for such purposes without delay or the necessity of a special shareholders’ meeting. Other than the contingent 3-for-1 stock split in the form of a stock dividend that is described above, the Company has no immediate plans, arrangements, commitments or understandings with respect to the issuance of any of the additional shares of common stock which would be authorized by the proposed amendment.

         If the proposed amendment is adopted by the stockholders, the additional shares will be available for issuance from time to time without further action by the stockholders (unless required by applicable law, regulatory agencies or by the rules of any stock exchange on which the Company’s securities may then be listed) and without first offering such shares to the stockholders. Stockholders do not have preemptive rights with respect to the Common Stock. The issuance of Common Stock, or securities convertible into Common Stock, on other than a pro-rata basis would result in the dilution of a present stockholder’s interest in the Company.

         The Company has not proposed the increase in the authorized number of shares with the intention of using the additional shares for anti-takeover purposes, although the Company could theoretically use the additional shares to make it more difficult or to discourage an attempt to acquire control of the Company. As of this date, the Company is unaware of any pending or threatened efforts to acquire control of the Company.

         The affirmative vote of a majority of the shares outstanding and entitled to vote as of the record date is required for the adoption of the proposed amendment to the Company’s Restated Certificate of Incorporation, as amended.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD RECOMMENDS A VOTE FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK. UNLESS OTHERWISE INDICATED BY YOUR PROXY, THE SHARES WILL BE VOTED FOR APPROVAL OF THE PROPOSED AMENDMENT TO THE RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF COMMON STOCK.

3. ADOPTION OF THE MOTOROLA OMNIBUS INCENTIVE PLAN OF 2000

         The Board has adopted the Motorola Omnibus Incentive Plan of 2000 (the “2000 Plan”) and is recommending that stockholders approve the 2000 Plan at the Annual Meeting. The 2000 Plan is integral to the Company’s compensation strategies and programs. There is an ongoing “war for talent” within the information technology industry where the Company competes. In order to retain and secure employees in this intensely competitive employment environment, the Company must have competitive compensation programs, particularly with respect to equity-based awards. The use of stock options and other stock awards among information technology companies is widely prevalent and continues to increase. The Company has found that its use of stock options falls behind the usage by others in the industry. The 2000 Plan will give Motorola more flexibility to keep pace with competitors.

         With stockholder approval of the 2000 Plan, the Company expects to continue its efforts to expand the use of stock options as the Company’s most widely-used form of long-term incentive. The 2000 Plan will also permit annual management incentive awards, stock grants, restricted stock grants, performance stock grants, performance unit grants, stock appreciation rights grants (“SARs”), and cash awards. Stockholder approval of the 2000 Plan also will permit the performance-based awards discussed below to qualify for deductibility under Section 162(m) of the Internal Revenue Code.

         Awards and grants under the 2000 Plan are referred to as “Benefits.” Those eligible for Benefits under the 2000 Plan are referred to as “Participants.” Participants include all employees of the Company and its subsidiaries and all non-employee directors.

         The Company’s existing incentive plan, the Motorola Incentive Plan of 1998 (the “1998 Plan”), by its terms, expires on May 4, 2002, and no benefits will be granted under the 1998 Plan after that date. As of December 31, 1999, approximately 25.8 million shares were available for new grants under the 1998 Plan and there were approximately 31.3 million shares subject to outstanding options under the 1998 Plan and it predecessors. As of March 15, 2000, approximately 6.6 million shares were available for new grants under the 1998 Plan. This number reflects grants made under the 1998 Plan after December 31, 1999, including grants of stock options to approximately 30,000 employees on January 31, 2000 based on 1999 performance. While the 1998 Plan will remain in place, it does not provide sufficient shares for the grants which will occur prior to the 2001 stockholder meeting. Rather than request that stockholders approve additional shares for the 1998 Plan, the Board of Directors approved for submission to the stockholders the new 2000 Plan. The Board recommends a vote for adoption of the 2000 Plan, so the Company can effectively recruit, motivate, and retain the caliber of employees essential for achievement of the Company’s success.

PROXY STATEMENT

         A summary of the principal features of the 2000 Plan is provided below, but is qualified in its entirety by reference to the full text of the 2000 Plan which was filed electronically with this proxy statement with the Securities and Exchange Commission. Such text is not included in the printed version of this proxy statement.

Shares Available for Issuance

         The aggregate number of shares of Common Stock that may be issued under the 2000 Plan will not exceed 35.7 million (subject to the adjustment provisions discussed below). The 35.7 million new shares represent slightly less than 5 percent of the currently outstanding shares.

         The number of shares which may be issued under the 2000 Plan for Benefits other than stock options will not exceed a total of 3 million shares (subject to the adjustment provisions discussed below).

Administration and Eligibility

         The 2000 Plan will be administered by a Committee of the Board (the “Committee”) consisting of two or more directors, each of whom will qualify as a “non-employee director” within the meaning set forth in Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Committee will approve the aggregate Benefits and the individual Benefits for the most senior elected officers and non-employee directors.

         No Participant may receive in any Plan Year: (i) stock options relating to more than 1,000,000 shares; (ii) restricted stock that is subject to the attainment of Performance Criteria (as described below) relating to more than 100,000 shares; (iii) SARs relating to more than 1,000,000 shares; or (iv) performance shares relating to more than 100,000 shares (all of these limits subject to the adjustment provisions discussed below). The maximum amount that may be earned under Performance Unit awards by any Participant who is a “covered employee ” in any calendar year may not exceed $5,000,000.

Stock Options

Grants of Options

         The Committee is authorized to grant stock options to Participants (“Optionees”), which may be either incentive stock options (“ISOs”) or nonqualified stock options ( “NSOs”). NSOs and ISOs are collectively referred to as “Stock Options.” The exercise price of any Stock Option must be equal to or greater than the fair market value of the shares on the date of the grant. The term of an ISO cannot exceed 10 years, and it is anticipated that NSOs will have a term of 10 years, although the Committee retains the discretion to establish different terms for NSOs, as long as the term does not exceed 10 years. ISOs may not be granted more than 10 years after the date of adoption of the 2000 Plan by the Board.

         For purposes of the 2000 Plan, fair market value shall be determined in such manner as the Committee may deem equitable, or as required by applicable law or regulation. Generally, however, fair market value means the average of the high and low sale price as reported on the New York Stock Exchange—Composite Transactions.

Exercisability and Termination

         At the time of grant, the Committee in its sole discretion will determine when Options are exercisable and when they expire.

Payment of Option Price

         Payment for shares purchased upon exercise of a Stock Option must be made in full at the time of purchase. Payment may be made in cash, by the transfer to the Company of shares owned by the Participant for at least six months valued at fair market value on the date of transfer (including a certification of ownership of shares owned by the Participant, delivery of a properly executed exercise notice to a broker to deliver to the Company proceeds to pay the option exercise price and any withholding taxes due to the Company) or in such other manner as may be authorized by the Committee.

Restricted Stock Grants

         Restricted Stock consists of shares which are transferred or sold by the Company to a Participant, but are subject to substantial risk of forfeiture and to restrictions on their sale or other transfer by the Participant (“Restricted Stock”). The Committee determines the eligible Participants to whom, and the time or times at which, grants of Restricted Stock will be made, the number of shares to be granted, the price to be paid, if any, the time or times within which the shares covered by such grants will be subject to forfeiture, the time or times at which the restrictions will terminate, and all other terms and conditions of the grants. Restrictions could include, but are not limited to, Performance Criteria (as described below), continuous service with the Company, the passage of time or other restrictions.

Performance Stock

         Performance Stock is the right of a Participant to whom a grant of such stock is made to receive shares or cash or a combination of shares and cash equal to the fair market value of such shares at a future date in accordance with the terms of such grant and upon the attainment of Performance Criteria specified by the Committee.

         The award of Performance Stock to a Participant will not create any rights in such Participant as a stockholder of the Company until the issuance of Common Stock with respect to an award.

Performance Units

         Performance Units are the right of a Participant to whom a grant of such Performance Units is made to receive a payment in cash upon the attainment of Performance Criteria. The Committee may substitute actual shares of Common Stock for the cash payment otherwise required to be made pursuant to a Performance Unit award.

Performance Criteria

         Awards of Restricted Stock, Performance Stock, Performance Units and other incentives under the 2000 Plan may be made subject to the attainment of performance goals relating to one or more business criteria within the meaning of Section 162(m) of the Code, including, but not limited to, cash flow; cost; ratio of debt to debt plus equity; profit before tax; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating earnings; economic value added; ratio of operating earnings to capital spending; free cash flow; net profit; net sales; price of the Company ’s Common Stock; return on net assets, equity, or stockholders’ equity; market share; or total return to stockholders (“Performance Criteria”).

         Any Performance Criteria may be used to measure the performance of the Company as a whole or any business unit of the Company, and any Performance Criteria may be adjusted to include or exclude extraordinary items.

SARs

         The Committee has the authority to grant SARs to Participants and to determine the number of shares subject to each SAR, the term of the SAR, the time or times at which the SAR may be exercised, and all other terms and conditions of the SAR. An SAR is a right, denominated in shares, to receive, upon exercise of the right, in whole or in part, without payment to the Company an amount, payable in shares, in cash or a combination thereof, that is equal to the excess of: (i) the fair market value of Common Stock on the date of exercise of the right; over (ii) the fair market value of Common Stock on the date of grant of the right multiplied by the number of shares for which the right is exercised. It is anticipated that SARs primarily will be used in place of stock options, and any appreciation in value will be paid in cash, in order to comply with the laws and regulations of foreign jurisdictions or to make the grant a more effective form of compensation in a foreign jurisdiction.

Annual Management Incentive Awards

         The Committee has the authority to grant Management Incentive Awards to designated executive officers of the Company or any subsidiary.

         Management Incentive Awards will be paid out of an incentive pool equal to 5 percent of the Company’s consolidated operating earnings for each calendar year. The Committee will allocate an incentive pool percentage to each designated Participant for each calendar year. In no event, may the incentive pool percentage for any one Participant exceed 30 percent of the total pool. For purposes of the 2000 Plan, “consolidated operating earnings” will mean the consolidated earnings before income taxes of the Company, computed in accordance with generally accepted accounting principles, but shall exclude the effects of extraordinary items. Extraordinary items mean: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting regulations or laws; or (iv) the effect of a merger or acquisition. The Participant’s incentive award then will be determined by the Committee based on the Participant’s allocated portion of the incentive pool subject to adjustment in the sole discretion of the Committee.

Stock Awards

         The Committee may award shares of Common Stock to Participants without payment therefor, as additional compensation for service to the Company or a subsidiary.

Cash Awards

         A cash award consists of a monetary payment made by the Company to an employee as additional compensation for his or her services to the Company or a subsidiary. A cash award may be made in tandem with another Benefit or may be made independently of any other Benefit. Cash awards may be subject to other terms and conditions, which may vary from time to time and among employees, as the Committee determines to be appropriate.

Amendment of the 2000 Plan

         Except as may be required for compliance with Rule 16b-3 under the Exchange Act and Section 162(m) of the Code, the Board or the Committee has the right and power to amend the 2000 Plan, provided, however, that neither the Board nor the Committee may amend the 2000 Plan in a manner which would impair or adversely affect the rights of the holder of a Benefit without the holder’s consent. If the Code or any other applicable statute, rule or regulation, including, but not limited to, those of any securities exchange, requires stockholder approval with respect to the 2000 Plan or any type of amendment thereto, then to the extent so required, stockholder approval will be obtained.

Termination of the 2000 Plan

         The 2000 Plan may be terminated at any time by the Board. Termination will not in any manner impair or adversely affect any Benefit outstanding at the time of termination.

Committee’s Right to Modify Benefits

         Any Benefit granted may be converted, modified, forfeited, or canceled, in whole or in part, by the Committee if and to the extent permitted in the 2000 Plan, or applicable agreement entered into in connection with a Benefit grant or with the consent of the Participant to whom such Benefit was granted. The Committee may grant Benefits on terms and conditions different than those specified in the 2000 Plan to comply with the laws and regulations of any foreign jurisdiction, or to make the Benefits more effective under such laws and regulations.

         Neither the Board nor the Committee may cancel any outstanding Stock Option for the purpose of reissuing the option to the Participant at a lower exercise price, or reduce the option price of an outstanding option.

Change in Control

Stock Options

         Upon the occurrence of a Change in Control, each Stock Option outstanding on the date on which the Change in Control occurs will immediately become exercisable in full for the remainder of its term.

PROXY STATEMENT

Restricted Stock

         Upon the occurrence of a Change in Control, the restrictions on all shares of Restricted Stock outstanding on the date on which the Change in Control occurs will be automatically terminated.

Performance Stock

         Upon the occurrence of a Change in Control, any Performance Criteria with respect to any Performance Stock previously granted, but still considered outstanding (as a right to receive shares or cash at a future date) will be deemed to have been attained at target levels, and shares of Common Stock or cash will be paid to the Participant in an amount or amounts determined in accordance with the terms and conditions set forth in the applicable agreement relating to the Performance Stock.

Performance Units

         Upon the occurrence of a Change in Control, any Performance Criteria with respect to any Performance Units previously granted, but still considered outstanding (as a right to receive shares or cash at a future date) will be deemed to have been attained at target levels, and the cash (or shares of Common Stock) will be paid to the Participant in an amount or amounts determined in accordance with the terms and conditions set forth in the applicable agreement relating to the Performance Units.

SARs

         Upon the occurrence of a Change in Control, each SAR outstanding on the date on which the Change in Control occurs will immediately become exercisable in full for the remainder of its term.

Management Incentive Awards

         Upon the occurrence of a Change in Control, all Management Incentive Awards will be paid out based on the consolidated operating earnings of the immediately preceding year, or such other method of payment as may be determined by the Committee (prior to the Change in Control).

Other Stock or Cash Awards

         Upon the occurrence of a Change in Control, any terms and conditions with respect to other stock or cash awards previously granted under the 2000 Plan will be deemed to be fully satisfied and the other stock or cash awards will be paid out immediately to the Participants, in amounts determined in accordance with the terms and conditions set forth in the applicable grant, award, or agreement relating to such Benefits.

         For purposes of the 2000 Plan, the term “Change in Control” is defined as: (i) any change in the person or group that possesses, directly or indirectly, the power to direct or cause the direction of the management and the policies of the Company, whether through the ownership of voting securities, by contract or otherwise; (ii) the acquisition, directly or indirectly, of securities of the Company representing at least 20 percent of the combined voting power of the outstanding securities of the Company (other than by the Company, or any employee benefit plan of the Company); (iii) the consummation of certain mergers and consolidations involving the Company; (iv) the consummation of the sale or other disposition of all or substantially all of the Company ’s assets; (v) a liquidation or dissolution of the Company approved by its stockholders; and (vi) a change in the majority of the board in existence prior to the first public announcement relating to any cash tender offer, exchange offer, merger or other business combination, sale of assets, proxy or consent solicitation (other than by the Board of the Company), contested election or substantial stock accumulation.

Adjustments

         If there is any change in the Common Stock by reason of any stock split, stock dividend, spin-off, split-up, spin-out, recapitalization, merger, consolidation, reorganization, combination, or exchange of shares, the number and class of shares available for Benefits, and the number of shares subject to outstanding Benefits, and the price of each of the foregoing, as applicable, will be equitably adjusted by the Committee in its discretion. The Board has approved a 3-for-1 stock split in the form of a stock dividend contingent upon stockholder approval of the increase of authorized shares described in Proposal 2 in this proxy statement. If the contingent 3-for-1 stock split in the form of a stock dividend occurs, then the number of shares of Common Stock reserved for issuance under the 2000 Plan will be adjusted to reflect the stock split and will increase from 35.7 million shares to 107.1 million shares.

         Subject to the Change-in-Control provisions, without affecting the number of shares reserved or available hereunder, either the Board or the Committee may authorize the issuance or assumption of Benefits in connection with any merger, consolidation, acquisition of property or stock, or reorganization upon such terms and conditions as it deems appropriate.

         In the event of any merger, consolidation, or reorganization in which the Company is not the continuing corporation, there shall be substituted on an equitable basis as determined by the Committee, for each share of common stock subject to a Benefit, the number and kind of shares of stock, other securities, cash, or other property to which holders of Common Stock of the Company are entitled pursuant to the transaction.

Reusage

         If a Stock Option expires or is terminated, surrendered or canceled without having been fully exercised or if Restricted Stock, Performance Shares or SARs are forfeited or terminated without the issuance of all of the shares subject thereto, the shares covered by such Benefits (as long as such Benefits were issued under the 2000 Plan) will again be available for use under the 2000 Plan. Shares covered by a Benefit granted under the 2000 Plan will not be counted as used unless and until they are actually and unconditionally issued and delivered to a Participant. The number of shares which are transferred to the Company by a Participant to pay the exercise or purchase price of a Benefit will be subtracted from the number of shares issued with respect to such Benefit for the purpose of counting shares used. Shares withheld to pay withholding taxes in connection with the exercise or payment of a Benefit will not be counted as used. Shares covered by a Benefit granted under the 2000 Plan which is settled in cash will not be counted as used.

Federal Income Tax Consequences

         The Company has been advised by counsel that the federal income tax consequences as they relate to Benefits are as follows:

ISOs

         An Optionee does not generally recognize taxable income upon the grant or upon the exercise of an ISO. Upon the sale of ISO shares, the Optionee recognizes income in an amount equal to the difference, if any, between the exercise price of the ISO shares and the fair market value of those shares on the date of sale. The income is taxed at long-term capital gains rates if the Optionee has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise and the Company is not entitled to a federal income tax deduction. The holding period requirements are waived when an Optionee dies.

         The exercise of an ISO may in some cases trigger liability for the alternative minimum tax.

         If an Optionee sells ISO shares before having held them for at least one year after the date of exercise and two years after the date of grant, the Optionee recognizes ordinary income to the extent of the lesser of: (i) the gain realized upon the sale; or (ii) the difference between the exercise price and the fair market value of the shares on the date of exercise. Any additional gain is treated as long-term or short-term capital gain depending upon how long the Optionee has held the ISO shares prior to disposing of them in a disqualifying disposition. In the year of disposition, the Company receives a federal income tax deduction in an amount equal to the ordinary income which the Optionee recognizes as a result of the disposition.

NSOs

         An Optionee does not recognize taxable income upon the grant of an NSO. Upon the exercise of such a Stock Option, the Optionee recognizes ordinary income to the extent the fair market value of the shares received upon exercise of the NSO on the date of exercise exceeds the exercise price. The Company receives an income tax deduction in an amount equal to the ordinary income which the Optionee recognizes upon the exercise of the Stock Option. If an Optionee sells shares received upon the exercise of an NSO, the Optionee recognizes capital gain income to the extent the sales proceeds exceed the fair market value of such shares on the date of exercise.

Restricted Stock

         A Participant who receives an award of Restricted Stock does not generally recognize taxable income at the time of the award or payment. Instead, the Participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (i) freely transferable; or (ii) no longer subject to substantial risk of forfeiture. On the date the restrictions lapse, the Participant includes in taxable income the fair market value of the shares less the cash, if any, paid for the shares.

         A Participant may elect to recognize income at the time he or she receives Restricted Stock in an amount equal to the fair market value of the Restricted Stock (less any cash paid for the shares) on the date of the award.

         The Company receives a compensation expense deduction in the taxable year in which restrictions lapse (or in the taxable year of the award if, at that time, the Participant had filed a timely election to accelerate recognition of income).

Other Benefits

         In the case of an exercise of an SAR or an award of Performance Stock, Performance Units, or Common Stock or cash, the Participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery. In that taxable year, the Company will receive a federal income tax deduction in an amount equal to the ordinary income which the Participant has recognized.

Million Dollar Deduction Limit

         The Company may not deduct compensation of more than $1,000,000 that is paid to an individual who, on the last day of the taxable year, is either the Company’s chief executive officer or is among one of the four other most highly-compensated officers for that taxable year. The limitation on deductions does not apply to certain types of compensation, including qualified performance-based compensation. The Company believes that Benefits in the form of Stock Options, Performance Stock, Performance Units, SARs, performance-based Restricted Stock and cash payments under Management Incentive Awards constitute qualified performance-based compensation and, as such, will be exempt from the $1,000,000 limitation on deductible compensation.

Miscellaneous

A new benefits table is not provided because no grants have been made under the 2000 Plan and all Benefits are discretionary. As of March 15, 2000, the closing price of Motorola’s Common Stock was $150.88.

Approval by Stockholders

         In order to be adopted, the 2000 Plan must be approved by the affirmative vote of a majority of the outstanding shares represented at the meeting and entitled to vote.

RECOMMENDATION OF THE BOARD OF DIRECTORS

         THE BOARD RECOMMENDS A VOTE FOR ADOPTION OF THE MOTOROLA OMNIBUS INCENTIVE PLAN OF 2000. UNLESS OTHERWISE INDICATED ON THE PROXY, THE SHARES WILL BE VOTED FOR ADOPTION OF THE MOTOROLA OMNIBUS INCENTIVE PLAN OF 2000.

PROXY STATEMENT

OWNERSHIP OF SECURITIES

         The following table sets forth information as of February 29, 2000 regarding the beneficial ownership of shares of Common Stock by each director and nominee for director of the Company, by the persons named in the Summary Compensation Table on page 15, and by all current directors, nominees and executive officers of the Company as a group.

Name	Shares Owned(1)	Shares Under Exercisable Options(2)		Total Shares Beneficially Owned(3)(4)

Christopher B. Galvin	3,287,573	553,334		3,841,313	(5)
Gary L. Tooker	167,799	606,920	(6)	776,280	(6)
Robert L. Growney	129,972	295,667		426,272	(7)
Merle L. Gilmore	106,533	274,667		381,919	(8)
Carl F. Koenemann	31,308	163,644		198,226	(9)
Ronnie C. Chan	5,476	—		5,476	(10)
H. Laurance Fuller	9,878	6,000		15,878	(11)
Robert W. Galvin	15,129,932	—		15,164,176	(12)
Anne P. Jones	3,085	6,000		9,843	(13)
Donald R. Jones	51,906	6,000		109,108	(14)
Judy C. Lewent	4,641	6,000		10,641	(15)
Walter E. Massey	3,957	3,500		7,457	(16)
Nicholas Negroponte	7,628	6,000		13,628
John E. Pepper, Jr.	8,200	6,000		18,550	(17)
Samuel C. Scott III	8,196	6,000		14,196	(18)
B. Kenneth West	9,132	6,000		15,132	(19)
John A. White	6,707	—		6,707	(20)
All current directors, nominees and current executive officers as a group (30 persons)	17,362,380	4,086,448		21,599,524	(21)

(1)
Includes shares over which the person currently holds or shares voting and/or investment power but excludes interests, if any, in shares held in the Company’s Profit Sharing Trust and the shares listed under “Shares Under Exercisable Options.”

(2)	Includes shares under options exercisable on February 29, 2000 and options which become exercisable within 60 days thereafter.

(3)	Unless otherwise indicated, each person has sole voting and investment power over the shares reported.

(4)
Includes interests, if any, in shares held in the Company’s Profit Sharing Trust, which is subject to some investment restrictions, and the shares listed under “Shares Under Exercisable Options. Each director, other than Mr. R. Galvin, owns less than 1% of the Common Stock. Mr. R. Galvin beneficially owns 2.1% of the Common Stock. All current directors, nominees and current executive officers as a group own 3.0%.

(5)
Mr. C. Galvin has or shares investment and voting power with respect to these shares as follows: sole voting and investment power, 889,151 shares; shared voting and investment power, 1,611,860 shares; sole voting power only, 403,669 shares; and shared voting power only, 382,893 shares. Included in Mr. C. Galvin’s shares are 1,986,593 shares, which are shown in this table to be owned by Mr. R. Galvin. Mr. C. Galvin disclaims beneficial ownership of all shares not held directly by him.

(6)
Mr. Tooker has shared voting and investment power over 167,799 of these shares. Mr. Tooker disclaims beneficial ownership of 51,285 shares held in certain trusts and of 9,108 shares under exercisable options which are indirectly held by he and family members.

(7)	Mr. Growney does not have investment power over 90,000 of these shares.

(8)	Mr. Gilmore has shared voting and investment power over 23,778 of these shares, and does not have investment power over 80,000 of these shares.

(9)	Mr. Koenemann has shared voting and investment power over 30,864 of these shares.

(10)	Mr. Chan does not have investment power over 1,225 of these shares.

(11)	Mr. Fuller does not have investment power over 312 of these shares.

(12)
Mr. R. Galvin has or shares investment and voting power with respect to these shares as follows: sole voting and investment power, 9,762,446 shares; sole investment power only, 4,067,455 shares; and shared voting and investment power, 1,300,031 shares. Included in Mr. R. Galvin’s shares are 1,986,593 shares, which are shown in this table to be owned by Mr. C. Galvin. Mr. R. Galvin disclaims beneficial ownership of all shares not directly held by him and of 31,222 shares owned by his wife, which are included for him under “Total Shares Beneficially Owned.” Christopher B. Galvin presently serves as co-trustee with his father, Robert W. Galvin, and his mother, Mary B. Galvin, under certain trusts established for their benefit, estate planning and charity and holds an executed general power of attorney from them to manage their assets, including the voting or selling of Motorola shares, if that becomes necessary.

(13)
Ms. Jones does not have investment power over 696 of these shares, and disclaims beneficial ownership of 758 shares held by her husband, which are included for her under “Total Shares Beneficially Owned.”

(14)	Mr. Jones disclaims beneficial ownership of 51,202 shares held by his wife, which are included for him under “Total Shares Beneficially Owned.”

(15)	Ms. Lewent does not have investment power over 88 of these shares.

(16)	Mr. Massey has shared voting and investment power over 768 of these shares, and does not have investment power over 654 of these shares.

(17)
Mr. Pepper does not have investment power over 1,571 of these shares, and disclaims beneficial ownership of 4,350 shares held by his family members, which are included for him under “Total Shares Beneficially Owned.”

(18)	Mr. Scott does not have investment power over 1,202 of these shares.

(19)	Mr. West does not have investment power over 4,632 of these shares.

(20)	Mr. White does not have investment power over 180 of these shares.

(21)	All directors, nominees and current executive officers as a group have shared voting and investment power over 1,873,964 of these shares, and do not have investment power over 385,560 of these shares.

Principal Shareholders

         As of December 31, 1999, no person was known by the Company to be the beneficial owner of more than 5% of the Company ’s Common Stock, except that FMR Corp. filed a Schedule 13G with the Securities and Exchange Commission containing the following information:

Name and Address	Number of shares and Nature of Beneficial Ownership	Percent of Class

FMR Corp. 82 Devonshire Street Boston, MA 02109	49,983,620 shares of Common Stock (1)	8.206%

(1)	As of December 31, 1999, FMR Corp. had sole voting power over 3,912,440 shares of Common Stock and sole dispositive power over 49,983,620 shares of Common Stock.

PROXY STATEMENT

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

	Annual Compensation					Long Term Compensation
Name and Principal Position	Year	Salary ($) (1)	Bonus ($)(2)	Other Annual Compen- sation ($)(3)(4)		Restricted Stock Awards ($)(6)	Securities Underlying Options (#)(7)(8)	LTIP Payouts ($)(9)	All Other Compen- Sation ($)(10)(11)

Christopher B. Galvin	1999	1,275,000	1,900,000	7,973		13,153,000	300,000	0	6,419
Chairman of the Board and	1998	1,200,000	600,000	13,476		0	250,000	0	8,179
Chief Executive Officer	1997	990,000	955,000	5,615		0	80,000	505,260	7,661

Gary L. Tooker	1999	1,080,000	500,000	13,048		0	0	0	10,062
Vice Chairman of the Board	1998	1,080,000	250,000	25,884		0	100,000	0	15,999
	1997	1,080,000	760,000	14,901		0	80,000	692,928	15,732

Robert L. Growney	1999	975,000	1,200,000	7,066		11,837,700	275,000	0	8,971
President and Chief	1998	920,000	450,000	5,289		0	215,000	0	6,056
Operating Officer	1997	720,000	695,000	4,428,617	(5)	0	60,000	256,640	7,225

Merle L. Gilmore	1999	750,000	900,000	2,288		10,522,400	250,000	0	5,422
Executive Vice President	1998	646,558	400,000	4,074		0	200,000	0	5,058
	1997	565,000	495,000	2,064		0	40,000	232,580	6,252

Carl F. Koenemann	1999	570,000	500,000	2,555		0	110,000	0	6,918
Executive Vice President	1998	550,000	180,000	4,531		0	100,000	0	7,500
and Chief Financial Officer	1997	485,000	325,000	3,916		0	40,000	195,488	7,500

(1)	Including amounts deferred pursuant to salary reduction arrangements under the Profit Sharing Plan.

(2)	These amounts were earned in each of these years under the Motorola Executive Incentive Plan ( “MEIP”) for performance during that year.

(3)
These amounts are the Company’s reimbursements for the income tax liability resulting from the income imputed to that executive officer as a result of coverage by a group life insurance policy for elected officers and the use of Company aircraft.

(4)
The aggregate amount of perquisites and other personal benefits, securities or property, given to each named executive officer valued on the basis of aggregate incremental cost to the Company, was less than either $50,000 or 10% of the total of annual salary and bonus for that executive officer during each of these years.

(5)
Elected officers participate in a supplementary retirement plan and generally become vested in the plan at age 55. A discussion of the Company’s pension and retirement plans is on page 18. At the time of vesting the Company makes a contribution to the trust for that plan. The purpose of that contribution is to enable the trust to make payments of the benefits under the plan due to the participant after retirement. Federal and state tax laws require that the participant include in income the amount of any contribution in the year it was made even though the participant receives no cash in connection with such contribution or any payments from the retirement plan. Because the participant receives no cash yet incurs a significant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he or she is not paying additional taxes as a result of a contribution. This is the Company’s policy with respect to elected officers all of whom participate in the plan, including those named in the Summary Compensation Table. In 1997, Mr. Growney was reimbursed for such a tax liability of $4,423,360.

(6)
This column shows the market value of restricted stock awards on the date of grant. The closing price of the Common Stock on January 31, 2000, the date on which the shares of restricted stock were granted, was $131.53. The shares of restricted stock were granted to these executives in recognition of their successful efforts to significantly improve the Company’s performance during 1999 and to provide them with strong incentive to continue to increase the value of the Company during their employment as follows: 100,000 shares to Mr. Galvin; 90,000 shares to Mr. Growney; and 80,000 shares to Mr. Gilmore. The restrictions on 50% of the restricted stock lapse upon the executive officer’s retirement. The restrictions on the remaining 50% of the shares lapse on a scheduled basis over the executive officer’s career as long as he is employed by the Company or a subsidiary. These restrictions lapse on 25% of the shares in 4 years and on 25% of the shares in 6 years after the date of grant. In certain circumstances, those restrictions could all lapse at retirement. In addition, for the shares held by these three executives, if total shareholder return from the date of grant is 125% or greater before the restrictions on the time-vesting 50% of their shares lapse, the restrictions on these shares would automatically lapse. Upon death or total and permanent disability, all restrictions lapse. Regular quarterly dividends or dividend equivalents are paid on restricted stock held by these individuals.

PROXY STATEMENT

(7)
Stock options granted in 1997 vested and became exercisable after one year. In 1998, the Committee granted stock options to key employees at the Company that vest and become exercisable over a 3-year period. Other than Mr. Tooker’s options, the options in the 1998 grant to the named executives vest and become exercisable as follows: 33.3% on 11/05/99; 33.3% on 11/05/00; and 33.4% on 11/05/01. Mr. Tooker’s options vested on 11/05/99.

(8)
The Committee granted stock options to these executives in recognition of their successful efforts to significantly improve the Company’s performance during 1999 and to provide them with strong incentive to continue to increase the value of the Company during their employment. Traditionally, grants of stock options were made in November or December of each year. The Committee delayed the 1999 grant to January 31, 2000 so that it could fully assess the full year 1999 performance of the Company. These options were granted at fair market value at the time of grant. Other than Mr. Koenemann’s options, the options vest and become exercisable over 4 years as follows: 25% on 1/31/01; 25% on 1/31/02; 25% on 1/31/03; and 25% on 1/31/04. Mr. Koenemann’s options vest and become exercisable as follows: 60% on 1/31/01 and 40% on 1/31/02.

(9)	No payments under this plan will be made for the cycle ending with 1999.

(10)
These figures for 1999 include the following amounts for the premiums paid under the term life portion of the split-dollar life insurance for: Mr. C. Galvin, $2,995; Mr. Tooker, $6,638; Mr. Growney, $5,547; Mr. Gilmore, $1,998; and Mr. Koenemann, $3,494.

(11)
These figures include the following contributions made by the Company to the Profit Sharing Plan for 1999 for: Mr. C. Galvin, $3,424; Mr. Tooker, $3,424; Mr. Growney, $3,424; Mr. Gilmore, $3,424; and Mr. Koenemann, $3,424.

STOCK OPTION GRANTS IN 1999

Individual Grants
Name	Number of Securities Underlying Options Granted (# of shares) (1) (2)	% of Total Options Granted to Employees in 1999	Exercise or Base Price ($/Sh)	Expiration Date (3)
					Potential Realizable Value (4) at Assumed Annual Rates of Stock Price Appreciation for Option Term
					5% ($) (4)	10% ($) (4)

Christopher B. Galvin	300,000	1.6%	$131.53	1/31/15	42,573,427	125,371,036
Gary L. Tooker	0	0%	$131.53	1/31/15	0	0
Robert L. Growney	275,000	1.5%	$131.53	1/31/15	39,025,641	114,923,449
Merle L. Gilmore	250,000	1.4%	$131.53	1/31/15	35,477,856	104,475,863
Carl F. Koenemann	110,000	0.6%	$131.53	1/31/15	15,610,257	45,969,380

(1)
These are options granted under the Motorola Incentive Plan of 1998 to acquire shares of Common Stock. Options were granted on January 31, 2000 relating to performance during 1999. Traditionally, grants of stock options were made in November or December of each year. The Committee delayed the 1999 grant to January 31, 2000 so that it could fully assess the full year 1999 performance of the Company.

(2)
These options were granted at fair market value at the time of the grant, and carry with them the right to elect to have shares withheld upon exercise and/or to deliver previously-acquired shares of Common Stock to satisfy tax withholding requirements. Other than Mr. Koenemann’s options, the options vest and become exercisable over 4 years as follows: 25% on 1/31/01; 25% on 1/31/02; 25% on 1/31/03; and 25% on 1/31/04. Mr. Koenemann’s options vest and become exercisable as follows: 60% on 1/31/01 and 40% on 1/31/02. Options may be transferred to family members or certain entities in which family members have an interest. In the aggregate, the options described in this table are exercisable for approximately 0.13% of the shares of Common Stock outstanding on March 15, 2000.

(3)
The option term is 15 years from the date of grant. The option term is the same for substantially all of the options granted to employees on January 31, 2000. These options could expire earlier in certain situations.

(4)
These hypothetical gains are based entirely on assumed annual growth rates of 5% and 10% in the value of the Company’s stock price over the entire 15-year life of these options. This equates to an increase in stock price of 108% and 318%, respectively. These assumed rates of growth are selected by the Securities and Exchange Commission for illustration purposes only and are not intended to predict future stock prices, which will depend upon market conditions and the Company’s future performance. This calculation does not take into account any taxes or other expenses which might be owed. For example, the options granted to Mr. Galvin would produce a pre-tax gain of $125,371,036 only if the Company’s stock price appreciates by 10% per year for 15 years and rises to more than $549 per share before Mr. Galvin exercises the stock options. Based on the number of shares of Motorola Common Stock outstanding as of January 31, 2000, such an increase would produce a corresponding aggregate pre-tax gain of more than $298 billion for the Company’s stockholders. In other words, Mr. Galvin’s gain from the options would equal .042% of the potential gain to all stockholders.

PROXY STATEMENT

AGGREGATED OPTION EXERCISES IN 1999
AND 1999 YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (# of shares)		Value Realized ($) (1)		Number of Securities Underlying Unexercised Options at end of 1999 (#)			Value of Unexercised In-The- Money (2) Options at end of 1999 ($) (3)
					Exercisable		Unexercisable (4)	Exercisable		Unexercisable (4)

Christopher B. Galvin	0		0		553,334		466,666	55,239,009		20,284,271
Gary L. Tooker	63,080	(5)	4,549,363	(5)	660,920	(6)	0	66,372,819	(6)	0
Robert L. Growney	30,373		1,647,233		295,667		418,333	26,614,554		17,711,736
Merle L. Gilmore	0		0		274,667		383,333	25,976,044		16,384,636
Carl F. Koenemann	69,690		5,286,278		163,644		176,666	14,872,980		7,956,471

(1)
The “value realized” represents the difference between the base (or exercise) price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without considering any taxes which may have been owed.

(2)	“In-the-Money ” options are options whose base (or exercise) price was less than the market price of Common Stock at December 31, 1999.

(3)	Assuming a stock price of $147.25 per share, which was the closing price of a share of Common Stock reported for the New York Stock Exchange-Composite Transactions on December 31, 1999.

(4)
Includes options granted on January 31, 2000 relating to performance during 1999. Traditionally, grants of stock options are made in November or December of each year. The Committee delayed the grant to January 31, 2000 so that it could fully assess the full year 1999 performance of the Company.

(5)	Includes 18,000 shares acquired upon exercise of options that were previously transferred by Mr. Tooker to a limited partnership indirectly held by Mr. Tooker and his family members.

(6)	Includes 27,108 shares under exercisable options that were transferred by Mr. Tooker to a limited partnership indirectly held by Mr. Tooker and his family members.

LONG-TERM INCENTIVE PLANS-AWARDS IN 1999

Name	Performance or Other Period Until Maturation or Payout Maximum ($)	Estimated Future Payouts Under Non-Stock Based Plans
		(1)(2)(4)
		Target $(3)	Maximum ($)

Christopher B. Galvin	4 Years	1,593,750	3,187,500
Gary L. Tooker	4 Years	1,350,000	2,700,000
Robert L. Growney	4 Years	1,218,750	2,437,500
Merle L. Gilmore	4 Years	937,500	1,875,000
Carl F. Koenemann	4 Years	712,500	1,425,000

(1)
Under the Company ’s Long Range Incentive Plan of 1994 (“LRIP”), at the beginning of each four-year cycle, the Compensation Committee determines the objective measures/metrics for that cycle. The measures/metrics used for this purpose are return on net assets (“RONA”), stockholder return and sales growth over a four-year period, each weighted at 25%, compared to a selected comparator group of companies. The fourth measurement is fundable growth weighted at 25%. An award is earned only when Company performance exceeds the minimum specified RONA floor, notwithstanding superior performance versus the comparator group of companies, and can range from 0% to 200% of the lesser of (i) 125% of the executive officer’s annualized base salary on January 1 of the first year of the four year cycle, or (ii) 100% of the executive officer’s annualized base salary on December 31 of the last year of the four year cycle.

(2)	All the payments shown are potential assumed amounts. There is no assurance that Motorola will achieve results that would lead to payments under LRIP or that any payments will be made under this plan.

(3)	At the performance target, which is that point at which 50% of the maximum award under the LRIP would be payable, the indicated payments would be made under the LRIP.

(4)	These figures were calculated using the January 1, 1999 annualized base salary for each participating executive officer.

PROXY STATEMENT

RETIREMENT PLANS

         The Motorola, Inc. Pension Plan (the “Pension Plan”) may provide pension benefits to the named executive officers in the future. Most regular U.S. employees who have completed one year of employment with the Company or certain of its subsidiaries are eligible to participate in the Pension Plan. They become vested after five years of service. Normal retirement is at age  65.

         The Company also maintains supplementary retirement plans for employees, including the executive officers named in the Compensation Table, who receive compensation in excess of the reduced compensation limit imposed under the Internal Revenue Code. The plan applicable to the named executives provides that if the benefit payable annually (computed on a single life annuity basis) to any officer under the Pension Plan (which is generally based on varying percentages of specified amounts of final average earnings, prorated for service, as described in the Pension Plan) is less than the benefit calculated under the supplementary plan, that officer will receive supplementary payments upon retirement. Generally, the total annual payments to such officer from both plans will aggregate a percentage of the sum of such officer’s rate of salary at retirement plus an amount equal to the highest average of the Motorola Executive Incentive Plan (“MEIP”) awards paid to such officer for any five years within the last eight years preceding retirement. Such percentage ranges from 40% to 45%, depending upon such officer’s years of service and other factors. However, the total annual pension payable on the basis of a single life annuity to any named executive officer from the Pension Plan and supplementary retirement plan is subject to a maximum of 70% of that officer’s base salary prior to retirement. If the officer is vested and retires at or after age 57 but prior to age 60, he or she may elect to receive a deferred unreduced benefit when he or she attains age 60, or an actuarially reduced benefit when that officer retires contingent upon entering into an agreement not to compete with the Company. If a change in control (as defined) of the Company occurs, the right of each non-vested elected officer to receive supplementary payments will become vested on the date of such change in control.

         Participants in the supplementary retirement plan generally become vested in the plan at age 55. At the time of vesting the Company makes a contribution to the trust for that plan. The purpose of that contribution is to enable the trust to make payments of the benefits under the supplementary retirement plan due to the participant after retirement. Federal and state tax laws require that the participant include in income the amount of any contribution in the year it was made even though the participant receives no cash in connection with such contribution or any payments from the retirement plan. Because the participant receives no cash yet incurs a significant income tax liability, the Company believes that it is appropriate to reimburse the participant so that he or she is not paying additional taxes as a result of a contribution. This is the Company’s policy with respect to elected officers, all of whom participate in the plan, including those named in the Compensation Table.

         Based on salary levels at December 31, 1999, and the average of the MEIP awards paid for the highest five years out of the last eight years, for the named executive officers in the Summary Compensation Table, the estimated annual benefit payable upon retirement at normal retirement age from the Pension Plan, as supplemented pursuant to the officers’ supplementary retirement plan described above and a previous retirement income plan, is as follows: Mr. C. Galvin, $1,608,367; Mr. Tooker, $762,636; Mr. Growney, $778,846; Mr. Gilmore, $780,200, and Mr. Koenemann, $419,401.

TERMINATION OF EMPLOYMENT AND CHANGE IN CONTROL ARRANGEMENTS

         The Company has adopted a policy (the “salary protection policy”) which generally provides that most employees of the Company and its subsidiaries would receive a lump sum payment, based on years of service and salary, in the event their employment is involuntarily terminated (except for specific reasons) during a two-year period following an unsolicited change in control (as defined) of the Company. This policy, which is subject to specified amendment and termination, also provides for continuation of medical plan benefits. In addition, the Company has entered into Termination Agreements with certain key employees, including the named executive officers, who are not covered by the salary protection policy because of the Termination Agreements. Each Termination Agreement provides for the payment of benefits in the event that (i) the executive officer terminates his or her employment for any reason within one year of a change in control (as defined), (ii) the executive officer terminates his or her employment for “good reason” (as defined) within two years of a change in control, or (iii) the executive officer’s employment is terminated for any reason other than termination for “good cause” (as defined), disability, death or normal retirement within two years of a change in control. In the case of (ii) and (iii) above, accumulation by a person or group of a 20 percent stock position would constitute a change in control, although, in the case of (i) above, a 51 percent stock position would be required. No benefits are payable under the Termination Agreements in the case of any change in control which the Company’s Chairman of the Board determines to be the result of a transaction which was initiated by the Company. The amount of the benefits payable to an executive officer entitled thereto would be equal to, in addition to unpaid salary for accrued vacation days and accrued salary and annual bonus through the termination date, an amount equal to three times the greater of the executive officer’s highest annual base salary in effect during the three years immediately preceding the change in control and the annual base salary in effect on the termination date, plus an amount equal to three times the highest annual bonus received during the immediately preceding five fiscal years ending on or before the termination date. Benefits are subject to offset to the extent that such offset would improve the executive officer’s after-tax position by eliminating any excise taxes otherwise imposed on the employee under the “parachute payment” provisions of the Internal Revenue Code. The term of each Termination Agreement is subject to automatic one-year extensions unless the Company gives 12 months prior notice that it does not wish to extend. In addition, if a change in control occurs during the term, the Termination Agreement continues for an additional two years.

         The following “Report of Compensation Committee on Executive Compensation” and “Performance Graphs” and related disclosure shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Objectives of Executive Compensation Program

         Motorola’s executive compensation program is designed to attract and retain key executives critical to the long-term success of the Company. The design is centered around three focal points —a) providing competitive base pay, b) delivering excellent pay when results warrant, and c) generating outstanding returns to shareholders over the long term. The programs were redesigned during 1999 for implementation during 2000 to create stronger links to performance and shareholder value.

Summary of Compensation Plans

         Base pay levels are compared to a competitive peer group within each country and region. In the U.S., the peer group consists of 23 companies which, in the aggregate, the Committee believes fairly represent the Motorola portfolio of businesses. Outside the U.S., the same companies are compared unless other, more compelling competitors for executive talent are present.

         Overall, base salary levels for each executive position are set at the 50th percentile of similar positions in the competitive peer group. When a position does not readily match those found in the data, judgment is applied to determine a fair competitive salary. Some variation above and below the competitive median is allowed when, in the judgment of management and the Committee, the value of the individual ’s experience and specific skill set justifies. Variations are permitted in order to place more emphasis on performance-related rewards that generate significant income to those individuals and businesses that demonstrate their ability to produce strong results. In this way, competitively superior pay goes to those that earn it. As a result, the greatest retention value has been invested in the strongest performers.

         The major executive compensation programs are as follows:

         1. Participants in the Motorola Executive Incentive Plan (the “MEIP”) include elected and appointed vice presidents (including the executives named in the Compensation Table) and employees at certain levels of management and specific professionals who are deemed individual contributors. In 1999, approximately 1,050 people participated in MEIP.

         The MEIP awards are generally earned and paid annually. Awards are determined as a percentage of the participant’s base salary earnings. The Company may provide up to 7% of its annual consolidated pretax earnings after deducting 5% of capital employed, each as defined in the MEIP, for awards under this Plan. The MEIP award for each participant is based on the achievement of a mixture of financial, strategic non-financial and individual goals set for each calendar year. The MEIP sets no limits on the amount of awards to individual participants, except that the aggregate amounts awarded under the MEIP cannot exceed the amount reserved. In addition, the Committee has established target and upper limit MEIP award levels which vary by salary range and which are upgraded periodically based on competitive survey information. For exceptional performance, the upper limit guidelines can be exceeded.

         2. The second program is the Long Range Incentive Plan of 1994 (the “LRIP”). In 1999, 37 of the Company ’s most senior elected officers (including the executives named in the Compensation Table) were eligible for awards, but no awards will be paid.

         The LRIP award is determined, in part, by the Company’s RONA (Return On Net Assets), sales growth and stockholder return over a four-year period, compared to an average of a similar calculation for a group of selected competitive companies chosen by the Committee (the “comparator group index”) and to Company targets. The comparator group index is a group of approximately 20 companies, generally in one or more of the same lines of business as the Company, and believed by the Committee to be appropriate for measuring comparative performance on the basis of the factors in the LRIP over a four-year period. An award is earned only when Company performance exceeds a minimum specified RONA floor, notwithstanding superior performance versus the comparator group index and Company targets. Additionally, the award is determined, in part, by the Company’s fundable growth.

         The LRIP or a predecessor plan has been in effect in 18 succeeding four-year cycles, the first of which began in 1982. Since inception of the LRIP and its predecessor plan, payments have only been made four times, for the cycles ending with 1994, 1995, 1996 and 1997, because the Company’s overall RONA performance had not previously exceeded the required RONA floor. For the four-year cycle ending with 1997, the Company exceeded the Company-wide RONA floor set in the LRIP but payments were less than the maximum award. For the four-year cycles ending with 1998 and 1999, the Company did not meet the Company-wide RONA floor set in the LRIP and no payments were or will be made.

PROXY STATEMENT

        3. A wide range of managerial and individual contributors participate in the Company’s stock option plans. Recipients of stock options for 1999 performance numbered approximately 30,000. There are approximately 36,000 current option holders. Stock options are typically awarded annually to encourage optionees to own Common Stock to align their own personal financial worth to the Company ’s share price growth. The option exercise price is the market price at the time of grant. Options are granted in quantities as low as 50 shares to mid-range and lower-level Company employees, and in substantially higher numbers to senior managers. Traditionally, grants of stock options were made in November or December of each year. The Committee delayed the 1999 grant until January 31, 2000 so that it could fully assess the full year 1999 performance of the Company.

         Beginning with the stock option grant in December 1993, the Company established higher stock ownership guidelines for executive officers, including the Chief Executive Office. Under those guidelines, if a Chief Executive Office member does not own shares of Common Stock representing four times his base salary or if other executive officers do not own shares of Common Stock representing three times their base salaries, then such officers must retain fifty percent of the shares that remain from any exercise of the stock option grant received after December 1993 (after deducting the number of shares of Common Stock that could be surrendered to cover the cost of such exercise and any required tax withholdings, even if he or she does not actually surrender shares), until the minimum stock ownership level is reached. Additionally, these guidelines set a minimum stock ownership level of 5,000 shares of Common Stock for all other elected officers, 1,000 shares of Common Stock for all appointed vice-presidents and 300 shares for all other MEIP participants. Under these additional guidelines, if an elected officer or appointed vice-president does not own shares of Common Stock representing the minimum stock ownership level, then he or she must retain fifty percent of the shares that remain from any exercise of any stock option granted after June 30, 1994, or after the date he or she becomes an elected officer or appointed vice-president if later (after deducting the number of shares of Common Stock that could be surrendered to cover the cost of such exercise and any required tax withholdings, even if he or she does not actually surrender shares), until the minimum Common Stock ownership level is reached.

         On one basis or another, the rewards under each of these major plans depend on overall Company performance, with some also taking account of sector, group, division, small team or individual performance. There have been years when the employees of entire sectors, groups, or divisions, as well as executive officers (including one or more of the five most highly compensated at that time) have received no payments under these plans.

         The description of the Motorola Omninbus Incentive Plan of 2000, which the Board is recommending that stockholders approve at the Annual Meeting, begins on page 8. As noted there, the 2000 Plan will give Motorola the flexibility to keep pace with other “high tech” and industrial companies in a very competitive employment environment.

Chief Executive Office

         The compensation for the Chief Executive Office members consists of base salary, annual MEIP award eligibility, LRIP award eligibility, stock options, restricted stock and certain other benefits. Christopher B. Galvin, Chairman of the Board and Chief Executive Officer, and Robert L. Growney, President and Chief Operating Officer, are the current members of the Chief Executive Office.

         The Committee studied the data gathered from the 23-company peer group mentioned earlier to assess the appropriate competitive compensation levels for members of the Chief Executive Office.

Chief Executive Office Base Salary

         In determining the Chief Executive Office members’ base salaries, the Committee considered the results of the study together with the Company’s performance on its own financial and non-financial strategic goals and the individual performance of the Chief Executive Office members. No particular weight was given to any one of these goals in setting base salaries for the Chief Executive Office members. The competitive study gave the Committee a base from which to modify salary and/or incentive compensation based upon performance. In 1999, the Committee reviewed, and recommended for approval to the Board, the base salaries of the Chief Executive Office members and the full Board approved them.

Chief Executive Office Annual MEIP

         For the 1999 MEIP awards, the Committee assessed performance to the business plan, results from the Company’s Performance Excellence Scorecard and the outstanding results achieved from the restructuring implemented beginning in the second half of 1998. On this basis, the Committee granted awards at the planned levels determined under the competitive study.

Chief Executive Office Stock Options and Restricted Stock Grants

         Options to purchase 300,000 shares of Common Stock at $131.53 per share, the market price on January 31, 2000, the date of grant, were awarded to Christopher B. Galvin as part of the Company ’s annual option program. Options to purchase 275,000 shares were similarly awarded to Robert L. Growney. These stock options vest and become exercisable over four years as follows: 25% on 1/31/01; 25% on 1/31/02; 25% on 1/31/03; and 25% on 1/31/04. 100,000 shares of restricted stock were awarded to Mr. Galvin and 90,000 shares of restricted stock were awarded to Mr. Growney on January 31, 2000. The restrictions on 50% of the shares of restricted stock lapse upon the executive officer’s retirement. The restrictions on the remaining 50% of the shares lapse on a scheduled basis over the executive officer’s career as long as he is employed by the Company or a subsidiary. These restrictions lapse on 25% of the shares in 4 years and on 25% of the shares in 6 years after the date of grant. In certain circumstances, those restrictions could all lapse at retirement. In addition, for the shares held by these executives, if total shareholder return from the date of grant is 125% or greater before the restrictions on the time-vesting 50% of their shares lapse, the restrictions on these shares would automatically lapse. Upon death or total and permanent disability all restrictions lapse.

         Options and restricted stock were granted to these executives in recognition of their successful efforts to significantly improve the Company’s performance during 1999 and to provide them with strong incentive to continue to increase the value of the company during their employment. The level of option awards and restricted stock were made using the Committee’s judgment considering the vesting schedule and restrictions and the Company’s performance in 1999. The Committee also considered the options granted to and exercised by these Chief Executive Office members from 1989 to 1999 and their stock ownership as of January 1, 2000.

Chief Executive Office LRIP

          The minimum corporate four-year RONA percentage required to be met for payment under the LRIP was not met for the four-year periods ending with 1998 and 1999 and no payments were or will be made for these periods. For the four-year period ending 1997, performance met plan criteria and the CEO and COO were awarded $505,260 and $256,640, respectively, under the LRIP. This represented 25.5% and 17.85% of the maximum awards.

Section 162(m) of the Internal Revenue Code

         Section 162(m) of the Internal Revenue Code generally limits the corporate tax deduction to one million dollars for compensation paid to named executive officers unless certain requirements are met. The Company has not been entitled to deduct some amount of payments under the Motorola Executive Incentive Plan in the past. The 1999 MEIP awards will not be deductible to the extent they cause the applicable employee remuneration to exceed one million dollars during 1999. MEIP awards fail to qualify as “performance based compensation” exempt from the limitation on deductions that is imposed by Section 162(m) because the Committee exercises discretion in making these awards. The Committee believes that the discretionary component of this plan permits the Committee to make decisions in the best interests of the Company and its stockholders and it intends, therefore, to continue the process by which it determines MEIP awards. The Stock Option Plan of 1996 and the Long Range Incentive Plan of 1994 meet the requirements for exemption under Section 162(m) and compensation paid under these plans in 1999, if any, also will be deductible. The Motorola Incentive Plan of 1998 permits various types of awards, some of which qualify for exemption under Section 162(m) and some of which do not. Stock options, performance shares and stock appreciation rights that are granted under the plan qualify as “performance based compensation” and, as such, are exempt from the limitation on deductions. Outright grants of common stock, restricted stock and/or cash do not qualify for exemption and are subject to the Section 162(m) limitation on deductions.

         Overall, the Committee believes that the Chief Executive Office members are being appropriately compensated in a manner that relates to performance and is in the long-term interests of the stockholders.

Respectfully submitted,

Samuel C. Scott III, Chairman
H. Laurance Fuller
John E. Pepper, Jr.

PROXY STATEMENT

PERFORMANCE GRAPHS

The following graphs compare the five-year and one-year cumulative total returns of Motorola, Inc., the S&P 500 Index and a composite S&P Electronic Subgroups Index composed of the following nine S&P indices, weighted by market value at each measurement point: the S&P Communications Equipment/Manufacturers Index, the S&P Computers (Peripherals) Index, the S&P Electrical Equipment Index, the S&P Electronics (Component Distributors) Index, the S&P Electronics Index, the S&P Computers (Hardware) Index, the S&P Computers (Networking) Index, the S&P Electronics (Semiconductors) Index and the S&P Equipment (Semiconductors) Index. This composite index contains a total of 48 electronics companies. The graphs assume $100 was invested in the stock or the Index on December 31, 1994 or December 31, 1998, respectively, and also assume the reinvestment of dividends.

Comparison of Five-Year Cumulative Total Return

                               [LINE CHART]

Measurement Period                          S&P
(Fiscal Year Covered)        MOTOROLA       500 INDEX    SUB-GROUPS INDEX
-------------------          --------       ---------    ----------------
1994                         $100           $100         $100
1995                         $ 99.0         $136.5       $137.5
1996                         $107.1         $169.5       $192.4
1997                         $100.9         $226.0       $251.6
1998                         $108.6         $291.0       $418.0
1999                         $262.7         $352.3       $733.9

Comparison of One-Year Total Return

                               [LINE CHART]

Measurement Period                          S&P
(Fiscal Year Covered)        MOTOROLA       500 INDEX    SUB-GROUPS INDEX
-------------------          --------       ---------    ----------------
1998                         $100           $100         $100

1999                         $241.9         $121         $175.6

PROXY STATEMENT

OTHER MATTERS

         The Board knows of no other business to be transacted at the 2000 Annual Meeting of Stockholders, but if any other matters do come before the meeting, it is the intention of the persons named in the accompanying proxy to vote or act with respect to them in accordance with their best judgment.

Independent Public Accountants

         KPMG LLP served as the Company’s independent public accountants for the fiscal year ended December 31, 1999 and are serving in such capacity for the current fiscal year. The appointment of independent public accountants is made annually by the Board. The decision of the Board is based on the recommendation of the Audit and Legal Committee, which reviews both the audit scope and estimated audit fees. Representatives of KPMG LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and to respond to appropriate questions of stockholders.

Manner and Cost of Proxy Solicitation

         The Company pays the cost of soliciting proxies. In addition to mailing proxies, officers, directors and regular employees of the Company, acting on its behalf, may solicit proxies by telephone or personal interview. Also, the Company has retained D. F. King & Co., Inc. to aid in soliciting proxies. The Company will pay an estimated fee of $20,000 plus expenses, to D. F. King. The Company will, at its expense, request brokers and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons.

Section 16(a) Beneficial Ownership Reporting Compliance

         Each director and certain officers of the Company are required to report to the Securities and Exchange Commission, by a specified date, his or her transactions related to Motorola Common Stock. Based solely on review of the copies of reports furnished to the Company or written representations that no other reports were required, the Company believes that, during the 1999 fiscal year, all filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that one report covering one transaction was filed late by Mr. Negroponte, a director, and one report covering one transaction was filed late by Mr. Younts, an executive officer.

List of Stockholders

         A list of stockholders entitled to vote at the meeting will be available for examination at Motorola’s Galvin Center, 1297 East Algonquin Road, Schaumburg, Illinois 60196 for ten days before the 2000 Annual Meeting and at the Annual Meeting.

Proposals

         Proposals of stockholders intended to be presented at the Company’s 2001 annual meeting of stockholders and included in the Company’s proxy statement and form of proxy for that meeting must be received at the Company’s principal executive offices not later than November 23, 2000.

         After the November 23, 2000 deadline, a stockholder may present a proposal at the Company’s 2001 Annual Meeting if it is submitted to the Company’s Secretary at the address below no later than February 6, 2001. If timely submitted, the stockholder may present the proposal at the 2001 Annual Meeting, but the Company is not obligated to present the matter in its proxy materials.

         A stockholder wishing to recommend a candidate for election to the Board should send the recommendation and a description of the person’s qualifications to the Nominating Committee in care of the Secretary of Motorola at the address below. The Nominating Committee has full discretion in considering its nominations to the Board. A stockholder wishing to nominate a candidate for election to the Board is required to give written notice to the Secretary of the Company of his or her intention to make such a nomination. The notice of nomination must be received by the Company’s Secretary at the address below no later than February 6, 2001. The notice of nomination is required to contain certain information about both the nominee and the stockholder making the nomination as set forth in the Company’s bylaws. A nomination which does not comply with the above requirements will not be considered.

Send all proposals or nominations to A. Peter Lawson, Secretary, Motorola, Inc., 1303 East Algonquin Road, Schaumburg, Illinois 60196.

Form 10-K

         The Company will mail without charge, a copy of the Annual Report on Form 10-K. Direct requests to Investor Relations, 1303 E. Algonquin Road, Schaumburg, IL 60196. The report also is available on the Company’s website www.motorola.com/investor.

By order of the Board of Directors,

[Signature of A. Peter Lawson]
A. Peter Lawson
Secretary

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         This commentary should be read in conjunction with the Consolidated Financial Statements and Notes, presented on pages F-29 –F-61 of this Proxy Statement Appendix, for a full understanding of Motorola’s financial position and results of operations.

         In accordance with Rule 14a-3(c) under the Securities Exchange Act of 1934 (the “Exchange Act”), as adapted to the “Summary Annual Report” procedure, the information contained in the following commentary and consolidated financial statements and notes is provided solely for the information of stockholders and the Securities and Exchange Commission. Such information shall not be deemed to be “soliciting material” or to be “filed” with the Commission or subject to Regulation 14A under the Exchange Act (except as provided in Rule 14a-3) or to the liabilities of Section 18 of the Exchange Act, unless, and only to the extent that, it is expressly incorporated by reference into the Form 10-K of Motorola, Inc. for its fiscal year ending December 31, 1999.

MOTOROLA, INC.

1999 COMPARED TO 1998

Motorola Results of Operations

Year Ended

($ in Millions except per share amounts)	December 31, 1999	% of Sales	December 31, 1998	% of Sales

Net sales	$30,931		$29,398
Percent change from prior year	5%		(1)%
Costs and expenses
Manufacturing and other costs of sales	19,169	62.0%	18,043	61.4%
Selling, general and administrative expenses	5,045	16.3%	5,443	18.5%
Restructuring and other charges	(226)	(0.7)%	1,980	6.7%
Research and development expenditures	3,438	11.1%	2,893	9.8%
Depreciation expense	2,182	7.1%	2,197	7.5%
Interest expense, net	155	0.5%	216	0.7%

Total costs and expenses	29,763		30,772

Earnings (loss) before income taxes	1,168	3.8%	(1,374)	(4.7)%
Income tax provision (benefit)	351		(412)

Net earnings (loss)	$ 817	2.6%	$ (962)	(3.3)%

Diluted earnings (loss) per common share	$ 1.31		$ (1.61)

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Sales increased 5% to $30.9 billion from $29.4 billion in 1998. Sales growth is attributed primarily to the digital wireless telephone business. Sales are expected to grow at a rate higher than the 1999 growth rates due primarily to strong demand for wireless telephones. Geographic market sales, measured by the locale of the end customer, as a percent of total sales changed from 1998 to 1999 as follows:

Geographic Market Sales by Locale of End Customer	1999	1998

United States	37%	41%
Europe	21%	21%
China	10%	10%
Latin America	8%	8%
Asia, excluding China and Japan	10%	7%
Japan	7%	7%
Other Markets	7%	6%

	100%	100%

         Earnings before income taxes were $1.2 billion, compared with a loss before income taxes of $1.4 billion in 1998. Net earnings were $817 million, or $1.31 per share, compared with a net loss of $962 million, or $1.61 per share in 1998. Net margin on sales improved to 2.6%, compared with negative 3.3% margin on sales in 1998. The increase in earnings in 1999 compared to 1998 is attributed to: (i) lower net special items including a significant restructuring charge in 1998, a portion of which was returned as income in 1999, (ii) margin generated from higher sales volume, and (iii) decrease in the percentage of sales represented by selling, general and administrative expenses. These improvements were partially offset by an increase in research and development expenditures. The main businesses contributing to this improvement in earnings were the wireless telephone and semiconductor businesses.

         Manufacturing and other costs of sales were $19.2 billion or 62.0% of sales in 1999 compared to $18.0 billion or 61.4% of sales in 1998. Manufacturing and other costs of sales for 1999 include a special charge of $806 million for inventory charges related to the Iridium project. Excluding this special item from 1999, manufacturing and other costs of sales were $18.4 billion or 59.4% of sales compared to $18.0 billion or 61.4% of sales in 1998. The improvement in manufacturing margin is due to the wireless telephone and semiconductor products businesses. Manufacturing and other costs of sales as a percent of sales is expected to increase in 2000 compared to 1999 as the Company anticipates a faster rate of growth in its Personal Communi-cations Segment (PCS) than in its other segments. PCS has the lowest manufacturing margin of any of the segments in the Company.

         Selling, general and administrative expenses were $5.0 billion, or 16.3% of sales in 1999 compared to $5.4 billion, or 18.5% of sales, in 1998. Selling, general and administrative costs for 1999 include net special charges of $104 million which includes $1,176 million for Iridium related charges, and $67 million for in-process research and development charges, offset by $1,139 million of income from sales of investments and businesses. Selling, general and administrative costs for 1998 include net special income items of $111 million which includes a $109 million charge for in-process research and development and $30 million of other charges, offset by $250 million of income from sales of investments and businesses. Excluding net special items, selling, general and administrative costs were $4.9 billion or 16.0% of sales in 1999 compared to $5.6 billion or 18.9% of sales in 1998. This decline is primarily attributable to benefits from the Company’s manufacturing consolidation, cost reduction and restructuring programs and lower losses related to Motorola’s investment in Iridium LLC. Selling, general and administrative costs are expected to increase below the expected rate of sales growth as the Company continues to invest in new businesses.

         Restructuring and other charges reflect the Company’s comprehensive manufacturing consolidation, cost reduction and restructuring programs initiated in 1998 (“1998 Program”). In the second quarter of 1998, the Company recorded, as a separate line in the consolidated statements of operations, a pre-tax charge of $1.98 billion to cover restructuring costs of $1.275 billion and asset impairments and other charges of $705 million. The 1998 Program reached its planned completion at December 31, 1999. At that time, the Company reversed into income $226 million, shown as a separate line in the consolidated statements of operations, for accruals no longer required. In 1999 $387 million of accruals were used including approximately $189 million in cash payments and $198 million in write-offs. In 1998 $1.34 billion of accruals were used reflecting approximately $600 million in cash payments and $740 million in write-offs. At December 31, 1999 $27 million in accruals remain which represent cash payments to be made by the end of the first quarter of 2000.

         The Company achieved its goal of an approximately
$1 billion annual rate of profit improvement from these programs. The Company ’s restructuring and other charges are described further in the section titled, 1998 Compared to 1997 that follows and is also detailed in Note 12 to the
Consolidated Financial Statements.

         Research and development expenditures increased to $3.4 billion, or 11.1% of sales, in 1999 from $2.9 billion, or 9.8% of sales, in 1998. Over the past three years, the Company has been increasing the percentage of its sales that is spent on research and development; and continues to believe that a strong commitment to research and development is required to drive long-term growth. Research and development spending in 2000 is expected to increase at a rate similar to or slightly higher than the rate of sales growth.

         Depreciation expense was $2.2 billion in both 1999 and 1998, or 7.1% and 7.5% of sales, respectively. Fixed asset expenditures were $2.7 billion in 1999 versus $3.2 billion in 1998. Of the total fixed asset expenditures, $1.5 billion occurred in the semiconductor business, a reduction of $277 million from the amount spent in this business in 1998. During 2000, fixed asset expenditures are expected to increase to $4.8 billion, of which $2.3 billion is expected to be spent in the semiconductor business. The Company estimates that worldwide semiconductor industry growth in the years 2000 and 2001 will be in the 20% –25% range and expects to increase its fixed asset expenditures in line with that anticipated growth. As a result of the increased fixed asset expenditures, depreciation expense is expected to increase in 2000 compared to 1999.

         Net interest expense was $155 million versus $216 million a year ago. The decrease in interest expense is attributed to utilizing cash both from operations and from the sale of investments and businesses to pay down debt. Interest expense in 2000 is expected to increase, because of anticipated increases in interest rates in the United States.

         The effective income tax rate for 1999 and 1998 was 30%. The Company currently expects approximately the same tax rate in 2000 as in 1999.

Special Items and Results of Operations Excluding Special Items

         The 1999 earnings include net special charges of $684 million before income taxes, equivalent to 77 cents per share after income taxes. The 1998 earnings include net special charges of $1.9 billion before income taxes, equivalent to $2.19 per share after income taxes.

         Summarized in the following two tables are the special items included in the Company’s results for the years ended December 31, 1999 and 1998 and the corresponding line on the consolidated statements of operations where these items are recorded.

1999 Special Items

($ in Millions) (Income) Charge	SG &A	Costs of Sales	Restructuring and Other	Total

Iridium related charges	$ 1,176	$806	$ —	$ 1,982
In-Process research and development write-off	67	—	—	67
Gains from the sale of investments and businesses	(1,139)	—	—	(1,139)
Restructuring & other charges	—	—	(226)	(226)

Net special charge	$ 104	$806	$(226)	$ 684

1998 Special Items

($ in Millions) (Income) Charge	SG &A	Restructuring and Other	Total

Restructuring & other charges	$ —	$1,980	$1,980
In-Process research and development write-off	109	—	109
Other charges	30	—	30
Gains from the sale of investments and businesses	(250)	—	(250)

Net special charge	$(111)	$1,980	$1,869

         Summarized in the table below are the results of operations, excluding special items, for the years ended December 31, 1999 and 1998.

Motorola, Excluding Special Items
Year Ended

($ in Millions except per share amounts)	December 31, 1999	% of Sales	December 31, 1998	% of Sales

Net sales	$30,931		$29,398
Percent change from prior year	5%		(1)%
Costs and expenses
Manufacturing and other costs of sales	18,363	59.4%	18,043	61.4%
Selling, general and administrative expenses	4,941	16.0%	5,554	18.9%
Restructuring and other charges	—	—	—	—
Research and development expenditures	3,438	11.1%	2,893	9.8%
Depreciation expense	2,182	7.1%	2,197	7.5%
Interest expense, net	155	0.5%	216	0.7%

Total costs and expenses	29,079		28,903

Earnings before income taxes	1,852	6.0%	495	1.7%
Income tax provision	556		148

Net earnings	$ 1,296	4.2%	$ 347	1.2%

Diluted earnings per common share	$ 2.08		$ 0.58

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Excluding net special items, earnings before income taxes were $1.9 billion compared to $495 million in 1998. Net earnings were $1.3 billion, or $2.08 per share after income taxes, compared with $347 million or 58 cents per share after income taxes, in 1998. Net margin on sales improved to 4.2% compared to 1.2% in 1998. The increase in earnings compared to 1998 is attributed to: (i) margin generated from higher sales volume, and (ii) decreases in the percentage of sales represented by both manufacturing and other costs of sales and selling, general and administrative expenses. These improvements were partially offset by an increase in research and development expenditures. The main businesses contributing to this improvement in earnings were the wireless telephone and semiconductor businesses.

Results of Operations for Ongoing Businesses Excluding Special Items

         Several Motorola businesses have been sold since the beginning of 1998 including the Semiconductor Components Group, the North American Antenna Sites business and the non-silicon component manufacturing business.

         Summarized below are the Company’s sales and earnings before income taxes that were generated during each year by businesses sold since the beginning of 1998.

Impact of businesses sold

Year Ended

($ in Millions)	Dec. 31, 1999	Dec. 31, 1998

Net sales	$927	$1,763
Earnings before income taxes	$126	$ 42

         Summarized below are the results of operations for the Company for the years ended December 31, 1999 and 1998 for ongoing businesses only, excluding net special items discussed above.

Motorola Ongoing Businesses, Excluding Special Items

Year Ended

($ in Millions except per share amounts)	December 31, 1999	% of Sales	December 31, 1998	% of Sales

Net sales	$30,004		$27,635
Percent change from prior year	9%		4%
Costs and expenses
Manufacturing and other costs of sales	17,724	59.1%	16,823	60.9%
Selling, general and administrative expenses	4,809	16.0%	5,157	18.7%
Restructuring and other charges	—	—	—	—
Research and development expenditures	3,415	11.4%	2,850	10.3%
Depreciation expense	2,179	7.3%	2,145	7.8%
Interest expense, net	151	0.5%	207	0.8%

Total costs and expenses	28,278		27,182

Earnings before income taxes	1,726	5.8%	453	1.6%
Income tax provision	520		136

Net earnings	$ 1,206	4.0%	$ 317	1.1%

Diluted earnings per common share	$ 1.94		$ 0.53

         Excluding the results of businesses sold from both 1999 and 1998, sales increased 9% to $30.0 billion from $27.6 billion in 1998. Earnings before income taxes were $1.7 billion compared to $453 million in 1998. Net earnings increased to $1.2 billion, or $1.94 per share, compared to $317 million or 53 cents per share in 1998. Net margin on sales improved to 4.0%, compared with 1.1% in 1998.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1998 COMPARED TO 1997

Motorola Results of Operations
Year Ended

($ in Millions except per share amounts)	December 31, 1998	% of Sales	December 31, 1997	% of Sales

Net sales	$29,398		$29,794
Percent change from prior year	(1)%		7%
Costs and expenses
Manufacturing and other costs of sales	18,043	61.4%	17,283	58.0%
Selling, general and administrative expenses	5,443	18.5%	5,160	17.3%
Restructuring and other charges	1,980	6.7%	327	1.1%
Research and development expenditures	2,893	9.8%	2,748	9.2%
Depreciation expense	2,197	7.5%	2,329	7.8%
Interest expense, net	216	0.7%	131	0.4%

Total costs and expenses	30,772		27,978

Earnings (loss) before income taxes	(1,374)	(4.7)%	1,816	6.1%
Income tax provision (benefit)	(412)		636

Net earnings (loss)	$ (962)	(3.3)%	$ 1,180	4.0%

Diluted (loss) earnings per common share	$ (1.61)		$ 1.94

         Sales decreased 1% to $29.4 billion from $29.8 billion in 1997. Geographic market sales, measured by the locale of the end customer, as a percent of total sales changed from 1997 to 1998 as follows:

Geographic Market Sales

by Locale of End Customer

	1998	1997

United States	41%	42%
Europe	21%	19%
China	10%	11%
Latin America	8%	7%
Asia, excluding China and Japan	7%	9%
Japan	7%	6%
Other Markets	6%	6%

	100%	100%

         The Company had an operating loss before income taxes in 1998 of $1.4 billion, compared to an operating profit before income taxes in 1997 of $1.8 billion. The net loss in 1998 was $962 million, or $1.61 per share, compared with net earnings of $1.2 billion in 1997, or $1.94 per share. Net margin on sales was negative 3.3%, compared with positive 4.0% during 1997. The 1998 earnings included net special charges of $1.9 billion before income taxes, equivalent to $2.19 per share after income taxes, resulting primarily from manufacturing consolidation, cost reduction and restructuring programs. These programs are discussed below in the section titled “1998 Program”. The 1997 earnings included net special charges of $306 million before income taxes, equivalent to 32 cents per share after income taxes, resulting from a $327 million charge for restructuring charges relating to decisions to exit several unprofitable businesses that no longer had long-term strategic value to the Company and other charges of $72 million offset by income of $93 million from the sale of investments and favorable settlement of patent claims. Those businesses exited in 1997 included dynamic random access memory (DRAM) semiconductors, MacOS® compatible computer systems and retail analog modems. The restructure charge is shown as a separate line on the consolidated statements of operations. The other special items are included in selling, general and administrative expenses in the consolidated statements of operations.

         Selling, general and administrative expenses were $5.4 billion, or 18.5% of sales, in 1998 compared to $5.2 billion, or 17.3% of sales, in 1997. These expenses were adversely impacted by higher losses related to Motorola’s investment in Iridium LLC and certain semiconductor joint ventures. The increase occurred in spite of significantly lower incentive compensation payments in 1998.

         Restructuring and other charges reflect the costs for restructuring programs initiated in 1998 and 1997. These programs are described below.

         In the second quarter of 1998, the Company recorded, as a separate line in the consolidated statements of operations, a pre-tax charge of $1.98 billion to cover restructuring costs of $1.275 billion and asset impairments and other charges of $705 million (“1998 Program”). Restructuring costs included costs to consolidate manufacturing operations throughout the Company; to exit non-strategic, poorly performing businesses; and to reduce worldwide employment by 20,000 employees. The following tables display rollforwards of the accruals established during the second quarter of 1998 for the year ended December 31, 1999, and from June 27, 1998, to December 31, 1998:

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1998 Program

	Accruals at Dec. 31, 1998	1999 Amounts Used	Fourth Quarter 1999 Reversals Into Income	Accruals at Dec. 31, 1999

Consolidation of manufacturing operations	$155	$(143)	$ —	$12
Business exits	137	(31)	(102)	4
Employee separations	187	(136)	(40)	11

Total restructuring	$479	$(310)	$(142)	$27

Asset impairments and other charges	161	(77)	(84)	—

Totals	$640	$(387)	$(226)	$27

	Second Quarter 1998 Initial Charges	1998 Reclassifications	Initial Charges As Adjusted	1998 Amounts Used	Accruals at Dec. 31, 1998

Consolidation of manufacturing operations	$ 361	$ (35)	$ 326	$ (171)	$155
Business exits	453	(162)	291	(154)	137
Employee separations	461	197	658	(471)	187

Total restructuring	$1,275	$ —	$1,275	$ (796)	$479

Asset impairments and other charges	705	—	705	(544)	161

Totals	$1,980	$ —	$1,980	$(1,340)	$640

         The 1998 Program reached its planned completion at December 31, 1999. At that time, the Company reversed into income $226 million, shown as a separate line in the consolidated statements of operations, for accruals no longer required. The remaining $27 million in accruals at December 31, 1999, represent cash payments to be made by the end of the first quarter of 2000.

         The 1999 amount used of $387 million reflects approximately $189 million in cash payments and $198 million in write-offs. The 1998 amount used of $1.34 billion reflects approximately $600 million in cash payments and $740 million in write-offs.

         Amounts in the 1998 Reclassifications column represent the reallocation of accruals in 1998 between restructuring categories and not increases in the initial charges. These reallocations were due to the sale of, rather than the planned closure of, two of the Company’s businesses and the reclassification of employee severance costs originally accrued for in consolidation of manufacturing operations and business exits. These reallocations were also offset by higher than anticipated severance costs from special voluntary termination benefits.

         In connection with its review of the continued propriety of the Company’s restructuring accrual, management determined that certain amounts previously accrued for consolidation of manufacturing operations and business exits were no longer necessary given the revisions to the timing and nature of disposal for those operations. Similarly, management had additional information in the fourth quarter of 1998 related to the acceptance of special voluntary termination benefits. Recognizing that additional accruals were necessary to reflect the special voluntary termination benefits and that based upon the requirement under Statement of Financial Accounting Standards (SFAS) No. 88 to accrue for these benefits upon acceptance by the employees, management reclassified $142 million of accruals from the consolidation of manufacturing operations and business exits portion of the restructuring accrual to the employee separations portion in the fourth quarter of 1998. In addition, management reclassified $55 million of employee separations costs originally accrued for in the consolidation of manufacturing operations and business exits to employee separations in the fourth quarter of 1998.

         In July 1998, the Company’s communications-related businesses began realigning into the Communications Enterprise, a structure intended to enable the development of integrated communications technology solution offerings to customers and improved responsiveness to customers’ needs. This realignment resulted in the formation of some new reportable segments. The following table displays by category the restructuring and other charges, as adjusted, according to the revised reportable segments and included in the segments’ restated operating profit (loss) before tax for the year ended
December 31, 1998. The segment amounts also include the allocation of $55 million in restructuring and other charges recorded at the corporate level.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

	Restructuring Charges			Other Charges
Segment	Consol of mfg. ops	Business exits	Employee separations	Asset Impairments	Other	Total

Personal Communications	$113	$ 38	$149	$175	$122	$ 597
Network Systems	11	—	44	—	104	159
Commercial, Government and
Industrial Systems	18	—	104	5	—	127
Semiconductor Products	163	101	282	159	26	731
Other Products	21	152	79	41	73	366

Total	$326	$291	$658	$380	$325	$1,980

Consolidation of manufacturing operations

         Consolidation of manufacturing operations charges related to the closing of production and distribution facilities and selling or disposing of the machinery and equipment that was no longer needed and, in some cases, disposing of excess assets that had no net realizable value. The buildings associated with these production facilities, in many cases, were sold to outside parties. Severance costs incurred for terminating employees at these production facilities were also originally included in the consolidation of manufacturing operations line item but were subsequently reclassified to the employee separations line item. Also included in this restructuring category were costs related to shutting down or reducing the capacity of certain production lines. In most cases, older facilities with older technologies or non-strategic products were closed. Machinery and equipment write downs related to equipment that would no longer be utilized comprised the majority of these costs. These assets have been deemed to be held for use until such time as they are removed from service and, therefore, no longer utilized in manufacturing products. An assessment was made as to whether or not there was an asset impairment related to the valuation of these assets in determining what the amount of the write down included in the restructuring charge should be for this machinery and equipment. This assessment utilized the anticipated future undiscounted cash flows generated by the equipment as well as its ultimate value upon disposition.

         The charges in this restructuring category do not include any costs related to the abandonment or sub-lease of facilities, moving expenses, inventory disposals or write downs, or litigation or environmental obligations.

         The consolidation of manufacturing operations was primarily focused in the Semiconductor Products and Personal Communications segments. Semiconductor facilities in North Carolina, California, Arizona and the Philippines were closed as planned, while in other areas, production facilities were consolidated into fewer integrated factories to achieve economies of scale and improved efficiencies and to capitalize on newer technologies that reduced operating costs. As a result of excess global manufacturing capacity, the paging facility in Vega Baja, Puerto Rico was closed. Paging facilities in Singapore and Canada and cellular facilities in Northern Illinois were realigned. Since 1998, approximately $255 million was used for these consolidation activities. The remaining $12 million accrual, included in accrued liabilities in the consolidated balance sheets, as of December 31, 1999, for this restructuring category relates to the finalization of plant closings in both of these segments.

Business exits

         Business exit charges included costs associated with shutting down businesses that no longer fit the Company ’s strategic direction. In many cases, these businesses used older technologies that produced non-strategic products. Included in these business exit costs were the costs for terminating technology agreements and for selling or liquidating interests in joint ventures. Severance costs included in this category were reclassified to the employee separations line item in the fourth quarter of 1998. Similar to consolidation of manufacturing operations, the charges in this restructuring category did not include any costs related to the abandonment or sub-lease of facilities, moving expenses, inventory disposals or write downs, or litigation or environmental obligations.

         Business exit costs were primarily focused in the Integrated Electronic Systems sector. During the third quarter of 1998, the Integrated Electronic Systems Sector sold its printed circuit board business. The Sector also sold its non-silicon component manufacturing business to CTS Corp in the first quarter of 1999. The loss of operating income from these businesses was not significant to the Company’s results of operations.

         The Company reversed into income in the fourth quarter of 1999 approximately $102 million for accruals no longer required for the contract requirements and contingencies related to the sales of its printed circuit board business and non-silicon component manufacturing business and the business pruning activities of the Semiconductor Products segment. The remaining $4 million accrual, included in accrued liabilities in the consolidated balance sheets, as of December 31, 1999, for this restructuring category relates to the payment of final shut down costs for these actions, expected to occur early in 2000.

Employee separations

         Employee separation charges represent the costs of involuntary severance benefits for the 20,000 positions identified as subject to severance under the restructuring plan. Employee separation costs of $55 million were also included in the consolidation of manufacturing operations and business exits line items. These costs were subsequently reclassified to the employee separations line item in the fourth quarter of 1998. In implementing the restructuring plan, the Company offered, beginning in the third quarter of 1998, special voluntary termination benefits in addition to the planned involuntary termination benefits previously communicated to employees pursuant to the plan. The special voluntary termination benefits provided for one week of pay for each year of service between years 1-10, two weeks of pay for each year of service between years 11-19, and three weeks of pay for each year of service for year 20 and greater. The special voluntary termination program expired at the end of the fourth quarter of 1998, although severance payments related to this program were not completed at that time. To the extent that employees accepted special voluntary termination benefits in future periods, additional accruals, under a new program, would be necessary and recognized in expense at the date of acceptance by the employees. No new programs were implemented during 1999.

         Management had additional information in the fourth quarter of 1998 related to the acceptance of special voluntary termination benefits. Recognizing that additional accruals were necessary to reflect the special voluntary termination benefits and that based upon the requirement under Statement of Financial Accounting Standards (SFAS) No. 88 to accrue for these benefits upon acceptance by the employees, management reclassified $142 million of accruals from the consolidation of manufacturing operations and business exits portion of the restructuring accrual to the employee separations portion in the fourth quarter of 1998.

         The Company’s successful redeployment efforts reduced the severance requirement in the fourth quarter of 1999. Therefore, the Company reversed into income in the fourth quarter of 1999 approximately $40 million of accruals no longer required for a cancelled separation plan involving approximately 500 employees. As of December 31, 1999, approximately 19,400 employees have separated from the Company through a combination of voluntary and involuntary severance programs. Of these 19,400 separated employees, approximately 12,400 were direct employees, and 7,000 were indirect employees. Direct employees are primarily non-supervisory production employees, and indirect employees are primarily non-production employees and production managers. In addition, 4,200 employees separated from the Company with the sale of the non-silicon component manufacturing business. These 4,200 people were not paid any severance because the business was sold to another corporation. The remaining $11 million accrual, included in accrued liabilities in the consolidated balance sheets, as of December 31, 1999, relates to severance payments still to be completed in the Semiconductor Products Segment, Integrated Electronic Systems Sector, and Internet and Networking Group bringing the total employees separated to 19,500.

Asset impairments and other charges

         As a result of then current and projected business conditions, the Company wrote down operating assets that became impaired. All impaired asset write downs were reflected as contra-assets in the consolidated balance sheets at December 31, 1998. This action reduced the carrying value of the related asset balances by $380 million. The assets written down were primarily used manufacturing equipment and machinery. Other assets written down were buildings and joint venture investments.

         The amount of the impairment charge for the assets written down was based upon an estimate of the future cash flows expected from the use of the assets, as well as upon their eventual disposition. These undiscounted cash flows were then compared to the net book value of the equipment, and impairment was determined based on that comparison. Cash flows were determined at the facility level for certain production facilities based upon the anticipated sales value of the products to be produced and the costs of producing the products at those facilities. In cases in which sufficient cash flows were not going to be generated by the equipment at those facilities, the assets were written down to their estimated fair value. These estimated fair values were based upon what the assets could be sold for in a transaction with an unrelated third party. Since the majority of these assets were machinery and equipment, the Company was able to utilize current market prices for comparable equipment in the marketplace in assessing what would be the fair value upon sale of the equipment. Building writedowns were based on marketability factors of the building in the particular location. The amount of the write down assigned to joint venture investments and intangibles was $75 million. Valuations for joint venture investments and intangibles were based on prevailing market conditions. The intangibles were patents, communication frequencies and licenses, and goodwill related to the Personal Communications segment.

         The segments primarily impacted by these asset writedowns were Personal Communications, Network Systems and Semiconductor Products. Assets held for use continue to be depreciated based on an evaluation of their remaining useful lives and their ultimate values upon disposition. There were no assets held for sale at December 31, 1998 nor were any impaired assets disposed of prior to that date.

         The other charges of $325 million were not restructuring charges, but rather were primarily comprised of contract termination costs related to agreements that were associated with businesses in which the Company was no longer making investments, losses recorded on cellular infrastructure contracts, and an in-process research and development write-off of $42 million related to the NetSpeak transaction that occurred in the second quarter of 1998. The Company reversed into income in the fourth quarter of 1999 approximately $84 million of accruals no longer required for contract termination costs previously deemed probable to occur.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

1997 Programs

         During 1997, the Company recorded restructuring charges of $327 million resulting from decisions to exit several unprofitable businesses that no longer had long-term strategic value to the Company. The following tables display rollforwards of the accruals established by business exit for the years ended December 31, 1999, 1998 and 1997:

		Accruals at Dec. 31, 1998	Adjustments	Amounts Used	Accruals at Dec. 31, 1999

Q2 1997:	Semiconductor Products Segment Exit from DRAM market	$ 8	$(3)	$(5)	$—

Q3 1997:	Other Products Segment Exit from MacOS-compatible computer systems business	15	—	(2)	13

Q4 1997:	Former Messaging, Information and Media Products Segment Exit from retail analog modem business	3	(3)	—	—

Grand Total		$26	$(6)	$(7)	$13

		1997 Initial charges	Adjust- ments	Amounts Used	Accruals at Dec. 31, 1997	Adjust- ments	Amounts Used	Accruals at Dec. 31, 1998

Q2 1997:	Semiconductor Products Segment Exit from DRAM market	$170	$(9)	$(131)	$ 30	$(12)	$ (10)	$ 8

Q3 1997:	Other Products Segment Exit from MacOS- compatible computer systems business	95	—	(28)	67	(10)	(42)	15

Q4 1997:	Former Messaging, Information and Media Products Segment Exit from retail analog modem business	62	—	—	62	—	(59)	3

Grand Total		$327	$(9)	$(159)	$159	$(22)	$(111)	$26

         In the second quarter of 1997, the Company ’s Semiconductor Products Segment announced its decision to phase out its participation in the dynamic random access memory (DRAM) market. The decision to exit this business was made primarily because the business did not meet strategic and profitability objectives, rather than to generate significant future cost savings. As a result of this decision, the segment incurred a $170 million charge to write off technology development costs and to provide for the write-down of manufacturing equipment which could not be retrofitted for other production. In the fourth quarter of 1997 and in the first quarter of 1998, the segment sold some of this manufacturing equipment to its joint venture partner and thus reversed into income $9 million and $12 million, respectively, of accruals no longer needed. The amounts used in 1997 reflect write-offs. The amounts used in 1998 reflect $3 million in cash payments for exit fees and $7 million in write-offs. The amounts used in 1999 reflect $4 million in cash payments for exit fees and $1 million in write-offs. The remaining $3 million was reversed into income in the third quarter of 1999.

         In the third quarter of 1997, the Company announced its decision to exit the MacOS-compatible computer systems business, a business included in the Other Products Segment. The decision was made in response to a decision by Apple Computer to limit the introduction of its new technology and phase out future licenses and because the business did not meet strategic and profitability objectives, rather than to generate significant future cost savings. As a result of this decision, the Company incurred a $95 million charge primarily for the write-down of inventory and the cost of terminating contractual commitments. In the second quarter of 1998, the exposures on these contractual commitments were determined to be less than previously anticipated, thus resulting in the reversal into income of $10 million. The amounts used in 1997 reflect $3 million in employee severance payments and $25 million in write-offs. The amounts used in 1998 reflect $3 million in employee severance payments and $39 million in write-offs. The amounts used in 1999 reflect $2 million in write-offs. The remaining $13 million accrual as of December 31, 1999, relates to contractual commitments and warranty liability and may extend past the 2000 year end.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         In the fourth quarter of 1997, the Company announced its decision to exit the retail analog modem business based in Huntsville, AL. This business was formerly part of the Messaging, Information and Media segment. The decision was made primarily because the business was not meeting the Company’s strategic and profitability objectives, rather than to generate significant future cost savings. As a result of this decision, the segment incurred a $62 million charge for the write-down of inventory and fixed assets, severance costs and certain other costs relating to the realignment process. The amounts used in 1998 reflect $37 million in employee severance payments and $22 million in write-offs. The remaining $3 million accrual as of December 31, 1998, was reversed into income in the first quarter of 1999.

         The results of operations of each of these exited businesses were not material to the Company’s consolidated financial statements.

         A discussion of the Company’s restructuring and other charges is also detailed in Note 12 to the Consolidated Financial Statements and Notes in this Proxy Statement
Appendix.

         Research and development expenditures increased to $2.9 billion, or 9.8% of sales in 1998 from $2.7 billion or 9.2% of sales in 1998. Over the past two years, the Company has been increasing the percentage of its sales that is spent on research and development and continues to believe that a strong commitment to research and development is required to drive long-term growth.

         Depreciation expense was $2.2 billion, or 7.5% of sales in 1998 compared with $2.3 billion, or 7.8% of sales in 1997. Net interest expense was $216 million compared to $131 million in 1997. The increase in interest expense was due to increased borrowings by the Company due to lower operating cash flow and significantly increased customer financing. The effective income tax rate for 1998 was 30% compared to a 35% rate for 1997.

Special Items and Results of Operations Excluding Special Items

         The 1998 earnings include net special charges of $1.9 billion before income taxes, equivalent to $2.19 per share after income taxes. The 1997 earnings include net special charges of $306 million before income taxes, equivalent to 32 cents per share after income taxes.

         Summarized in the following two tables are the special items included in the Company’s results for the years ended December 31, 1998 and 1997 and the corresponding line on the consolidated statements of operations where these items are recorded.

1998 Special Items

($ in Millions)
(Income) Charge	SG &A	Restructuring and Other	Total

Restructuring & other charges	$ —	$1,980	$1,980
In-Process research and development write-off	109	—	109
Other charges	30	—	30

Gains from the sale of investments and businesses	(250)	—	(250)

Net special charge	$(111)	$1,980	$1,869

1997 Special Items

($ in Millions)
(Income) Charge	SG &A	Restructuring and Other	Total

Restructuring & other charges	$—	$327	$327
Other charges	41	—	41
Impairment on joint venture investments	31	—	31
Income from favorable settlement of patent claims	(34)	—	(34)
Gains from the sale of investments and businesses	(59)	—	(59)

Net special charge	$(21)	$327	$306

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Summarized in the table below are the results of operations, excluding net special items, for the years ended
December 31, 1998 and 1997:

Motorola, Excluding Special Items
Year Ended

($ in Millions except per share amounts)	December 31, 1998	% of Sales	December 31, 1997	% of Sales

Net sales	$29,398		$29,794
Percent change from prior year	(1)%		7%
Costs and expenses
Manufacturing and other costs of sales	18,043	61.4%	17,283	58.0%
Selling, general and administrative expenses	5,554	18.9%	5,181	17.4%
Restructuring and other charges	—	—	—	—
Research and development expenditures	2,893	9.8%	2,748	9.2%
Depreciation expense	2,197	7.5%	2,329	7.8%
Interest expense, net	216	0.7%	131	0.4%

Total costs and expenses	28,903		27,672

Earnings before income taxes	495	1.7%	2,122	7.1%
Income tax provision	148		743

Net earnings	$ 347	1.2%	$ 1,379	4.6%

Diluted earnings per common share	$ 0.58		$ 2.26

Excluding net special items, net earnings for 1998 were $347 million, or 58 cents per share after income taxes, compared with $1.4 billion, or $2.26 per share after income taxes in 1997. This decline in earnings is attributable to increases in the percentage of sales represented by: (i) manufacturing and other costs of sales, (ii) selling, general and administrative expenses and (iii) research and development expenditures. The main businesses contributing to this decrease in earnings were the semiconductor products, wireless telephone and messaging system products businesses. To address these cost pressures, in the second quarter of 1998 the Company established comprehensive restructuring programs and recorded a pre-tax charge of $1.98 billion (the “1998 Program”) to cover restructuring costs of $1.275 billion and asset impairments and other charges of $705 million in connection with these programs.

MOTOROLA, INC. SEGMENTS

         The following commentary should be read in conjunction with the 1999 financial results of each reporting segment as detailed in Note 10, “Information by Segment and Geographic Region ” of the Consolidated Financial Statements and Notes in this Proxy. Results of major operations, which include the effect of the sales of various businesses and net special items, for the years ended December 31, 1999, 1998 and 1997 are as follows:

PERSONAL COMMUNICATIONS

($ in millions) Years ended December 31	1999	1998	1997

Orders	$13,694	$10,653	$10,406
% change from prior year	29%	(2)%
Segment sales	$11,932	$10,132	$11,026
% change from prior year	18%	(8)%
Operating profit (loss) before tax	$ 608	$ (373)	$ 1,122
% change from prior year	263%	(133)%
Special Items: Income (Expense)
Iridium Related	$ (97)	$ —	$ —
Restructuring & Other	112	(597)	—
Sale of Investments/Businesses	10	118	24
In-Process Research & Development	(7)	—	—
Other Charges	—	—	(44)

Net Special Items	$ 18	$ (479)	$ (20)

Operating profit (loss) excluding special items	$ 590	$ 106	$ 1,142
% change from prior year	457%	(91)%

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        The Personal Communications Segment (PCS) primarily designs, manufactures, sells and services wireless subscriber equipment including wireless telephones, iDEN®, integrated digital enhanced network, digital radio-telephones, satellite radio-telephones, paging and advanced messaging devices and personal two-way radios, with related software and accessory products.

         Segment sales rose 18% to $11.9 billion and orders increased 29% to $13.7 billion. Operating profits were $608 million compared to an operating loss of $373 million a year ago.

         Segment sales rose entirely due to increased unit sales of digital wireless telephones and personal two-way radios, as consumer demand for both product categories grew rapidly in 1999 versus 1998. Sales of paging products were significantly lower than a year ago, as fewer units were sold and prices declined. The market for paging products experienced significant competitive pressure from digital wireless telephones, which offer similar messaging capability along with their telephony capability and which experienced declining costs of service making them more affordable to consumers worldwide.

         Sales of digital telephones increased very significantly, while analog telephone sales declined significantly. The sales mix shift from analog to digital products is an industry trend that has continued for several years and is expected to continue in the future. Digital products have increasingly been preferred by consumers as the number of features offered which are not available on analog telephones has increased and the geographic coverage of digital wireless infrastructure systems has rapidly increased. Digital telephone sales, including iDEN telephones represented 88% of all wireless telephone sales in 1999 versus 72% of all wireless telephone sales in 1998. The overall average selling price for digital telephones declined, but at a lower rate than in prior years, because demand was strong. The overall average selling price for analog telephones declined at a faster rate than prior years because demand continued to weaken.

         On a geographic basis, the most rapid growth of digital phones were for Global System for Mobile (GSM) phones in Asia and Europe, Code Division Multiple Access (CDMA) phones in Asia and the Americas and iDEN telephones in the Americas.

         Operating profits were $608 million compared with a loss of $373 million a year ago. Operating profits include $18 million of net special items comprised of $97 million for Iridium related charges, a $7 million charge for in-process research and development charges related to the acquisition of Digianswer A/S, offset by $112 million of income for the reversal of accruals related to the 1998 Program and a $10 million gain from the sale of investments. The 1998 operating loss includes net special items of $479 million, comprised of $597 million of charges for restructuring and other charges offset by a $118 million gain from the sale of businesses.

         Excluding net special items from both years, operating profits increased to $590 million compared to $106 million in 1998. Higher sales combined with improved gross margins for wireless telephones and personal two-way radios more than offset declining sales and lower gross margins for paging products and increased investment in research and development and advertising focused on digital wireless telephones.

         For ongoing businesses, which exclude the results of businesses sold, sales increased 20% to $11.9 billion and orders grew 29% to $13.7 billion. Operating profit for ongoing businesses, excluding net special items, increased to $591 million compared to $103 in 1998.

         Worldwide demand and production of wireless telephones during 1999 was greater than manufacturers and component suppliers had anticipated at the beginning of the year. As a result, there were shortages of certain types of components used in manufacturing wireless telephones, including those used by Motorola. These component shortages may have impacted customer order patterns, as customers now appear to have ordered some of their fourth quarter needs in the third quarter, when orders were very significantly higher than usual. Component shortages are expected to continue in first and in the second quarters of 2000.

         PCS introduced a variety of new, innovative voice and data digital communications products around the world. Among the products introduced were multi-frequency band wireless telephones for each of the digital technologies in use around the world. These telephones are offered in a variety of designs including the extremely popular StarTAC® telephones. The functionality of the StarTAC telephone was significantly enhanced with the introduction of the StarTAC ClipOn Organizer, which attaches to the back of a StarTAC telephone and enables one-touch dialing and the ability to synchronize information with web calendars, desk-top organizers and personal digital assistants. Also introduced, in the latter part of 1999, were a variety of Internet-capable digital wireless telephones. This new category of product is expected to see rapid growth beginning in 2000, as an increasing number of wireless communications service providers around the world upgrade their infrastructure systems to make wireless Internet access available to the consumer. PCS established relationships with America Online, Inc., Yahoo, Inc. and Oracle Corp. intended to make Internet content and services available on Motorola wireless devices.

         The Company believes PCS’s share of the overall wireless telephone market declined in 1999 as a result of: the continuing transition from analog products, where the Company has a higher relative market share, to digital products, where the Company has a lower relative market share; increased competition in the digital product market; and timing in the introduction and availability by PCS of a full portfolio of digital products. The Company introduced many new digital products in 1999, with some significant introductions in the fourth quarter that have enhanced the portfolio of digital product offerings in the Americas region. Further product introductions are planned for 2000 to continue to enhance the portfolio of digital products in all regions. In 2000, the Company expects market share gains from its growing portfolio of digital telephones that offer expanded features and functionality, and that its digital and analog product mix will be comparable to that of the industry as a whole.

NETWORK SYSTEMS

($ in millions)
Years ended December 31	1999	1998	1997

Orders	$ 6,510	$6,403	$7,800
% change from prior year	2%	(18)%
Segment sales	$ 6,544	$7,064	$6,061
% change from prior year	(7)%	17%
Operating profit (loss) before tax	$ (479)	$ 819	$ 618
% change from prior year	(158)%	33%
Special Items: Income (Expense)
Iridium Related	$(1,325)	$ —	$ —
Restructuring & Other	67	(159)	—
In-Process Research & Development	(14)	—	—
Miscellaneous	—	(8)	—

Net Special Items	$(1,272)	$ (167)	$ —

Operating profit (loss) excluding special items	$ 793	$ 986	$ 618
% change from prior year	(20)%	60%

         The Network Systems Segment (NSS) is comprised of the terrestrial, or land-based, wireless infrastructure business and the satellite infrastructure business. The terrestrial infrastructure business designs, manufactures, sells, installs, and services cellular and fixed digital wireless infrastructure equipment primarily for the CDMA (Code Division Multiple Access), GSM (Global System for Mobile), and iDEN technologies. The satellite communications business markets, designs, builds and operates and maintains space-based telecommunications systems.

         Segment sales decreased 7% to $6.5 billion and orders increased 2% to $6.5 billion. The segment had an operating loss of $479 million in 1999 compared to operating income of $819 million in 1998.

         The decrease in sales was almost entirely due to lower satellite equipment sales. Terrestrial wireless infrastructure sales increased in Europe, were flat in Asia and decreased in the Americas. Sales of GSM and CDMA infrastructure equipment increased, while iDEN sales declined and analog sales declined significantly.

         Order growth was due to increases in terrestrial wireless infrastructure orders offset by significant decreases in the satellite communications orders resulting from the bankruptcy of Iridium LLC. No orders relating to the Iridium operations and maintenance contract exist at December 31, 1999 as a result of the Iridium bankruptcy proceedings. If orders related to the Iridium operations and maintenance contract were removed from orders at December 31, 1998, that number would decrease from $6.4 billion to $5.9 billion. Orders for terrestrial, wireless infrastructure increased in Europe, Asia and Latin America while North America was flat.

         The segment had an operating loss of $479 million compared to an operating profit a year earlier of $819 million. The operating loss was due to $1.3 billion of net special items consisting of: $1.3 billion of charges related to the Iridium project $14 million for in-process research and development charges related to the acquisition of SpectraPoint Wireless LLC, offset by the $67 million reversal of accruals related to the 1998 Program. The Iridium related charge and the Company ’s exposure related to Iridium are discussed further in Note 8, Commitments and Contingencies. The 1998 operating profit includes net special items of $167 million, including $159 million for restructuring and other charges and $8 million of miscellaneous charges.

         Excluding net special items, operating profits decreased 20% to $793 million compared to $986 million in 1998. Operating profits for the terrestrial wireless infrastructure business decreased as investments in research and development were made. The satellite communications business had an operating loss compared to an operating profit in 1998 primarily because the business stopped recognizing revenue on the operations and maintenance contract with Iridium after the second quarter of 1999, and continued to perform its services under that contract throughout 1999. This segment was not impacted by discontinued businesses.

         NSS’s market share of terrestrial wireless infrastructure sales declined in 1999. The decline is largely attributable to a lack of participation in the market for TDMA infrastructure equipment, the lack of its own mobile switch product offering and the lack of presence in some of the large GSM operators. Strategic relationships and third generation wireless technology development efforts, some of which are discussed in the following paragraphs, are underway to address the factors that have caused the segment’s decline in market share.

         Motorola plays a key role in the wireless communications industry’s efforts to develop common standards for third generation (3G) technology, with Motorola executives chairing key positions in 3G standards bodies worldwide. NSS is a leader in the deployment of new data services over Global Packet Radio Switch (GPRS) and CDMA. NSS is participating in several major trials and enabled BT Cellnet of the United Kingdom to place the world’s first GPRS data transfer call over a GSM system. Motorola was awarded a contract from RadioMobil of the Czech Republic to deploy a GPRS system. In addition, high-speed wireless Internet access was launched commercially in January 2000 on the NSS CDMA system in Japan. These data services are transitional technologies that are expected to lead to the commercial deployment of 3G services.

         NSS received several major contracts in all of its key technologies. Among these were GSM expansion contracts for Germany ’s T-Mobil and contracts to upgrade and expand GSM digital communications system in China. NSS was awarded a new three-year CDMA equipment supply contract in North America from Sprint PCS and received a contract to expand its trial CDMA system in China. NSS was also awarded a five-year extension to the iDEN infrastructure supply agreement with Nextel as well as iDEN system expansions in Argentina, Brazil, Colombia, Mexico, Singapore, and Japan.

         NSS launched several major programs and alliances in 1999 and substantially increased investments in future technology development. One key area is to develop and deliver a complete, integrated, end-to-end Internet Protocol (IP)-based communications architecture. To enable the shift to IP, Motorola and Cisco Systems, Inc. announced an alliance to develop and deliver the first all-IP platform for the wireless industry, which will unite different standards for wireless services worldwide, and introduced an open Internet-based platform for integrated data, voice and video services over wireless networks. Other enabling IP alliances include an agreement with Sun Microsystems, Inc. for high-availability platforms and a memorandum of understanding with Telcordia Technologies, Inc. for wireless call agent software.

         Motorola and Cisco Systems, Inc. purchased the fixed wireless assets of Bosch Telecom, Inc. and created a jointly owned company called SpectraPoint Wireless LLC, which focuses on delivering high-speed data, voice and video capabilities to businesses over a fixed wireless infrastructure. SpectraPoint Wireless has already been awarded three contracts.

         Motorola and Alcatel announced they will provide new functionality and features to the CDMA platform for the EMX® switch. This also allows Motorola the ability to offer customers Alcatel ’s S12 switching platform for CDMA networks. In addition, Motorola and Alcatel will work together to develop integrated 3G CDMA technology based on mobile-switched networks.

         Motorola’s contract with Teledesic LLC for design and construction of a satellite communications network continues to be contingent upon Teledesic’s approval following a technical review period. This technical review period was originally scheduled to end on Sept. 11, 1999, but Teledesic has extended the period several times. Currently the review period is scheduled to end on March 24, 2000. Approval of the contract is in the sole discretion of Teledesic, and there can be no assurances that Teledesic will provide this approval.

COMMERCIAL, GOVERNMENT AND INDUSTRIAL SYSTEMS

($ in millions)
Years ended December 31	1999	1998	1997

Orders	$4,733	$4,009	$4,147
% change from prior year	18%	(3)%
Segment sales	$4,068	$4,079	$4,037
% change from prior year	0%	1%
Operating profit (loss) before tax	$ 609	$ 412	$ 345
% change from prior year	48%	19%
Special Items: Income (Expense)
Iridium Related	$ (8)	$ —	$ —
Restructuring & Other	—	(127)	—
Sale of Investments/Businesses	198	90	10
In-Process Research & Development	(4)	—	—
Miscellaneous	—	(9)	—

Net Special Items	$ 186	$ (46)	$ 10

Operating profit (loss) excluding special items	$ 423	$ 458	$ 335
% change from prior year	(8)%	37%

         The Commercial, Government and Industrial Solutions Segment (CGISS) primarily designs, manufactures, sells, installs and services analog and digital two-way radio voice and data products and systems for many different commercial, governmental and industrial customers worldwide.

         Segment sales were flat at $4.1 billion and orders increased 18% to $4.7 billion. Operating profits increased 48% to $609 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         Orders were higher in all regions and significantly higher in Europe and Asia. The significant order increase in Europe is largely based on TETRA contracts received in 1999. TETRA (TErrestrial Trunked RAdio) is the European standard for both private and public digital trunked radio communications products. The significant order increase in Asia is believed to be due to the economic recovery from the 1998 recession in the region.

         Segment geographic sales were higher in the Americas and Asia while they declined in Europe, due mainly to customers scheduling of installation of TETRA-based equipment beyond 1999.

         The increase in CGISS operating profit was due entirely to a gain of $198 million on the sale of its North American Antenna Site business. The segment also recognized other special items of $8 million for Iridium related charges and $4 million for in-process research and development charges related to the acquisition of Software Corporation of America, Inc. 1998 operating profits included a net special charge of $46 million comprised of $127 million for restructuring and other charges and $9 million of other charges, partially offset by $90 million of income related to the sale of businesses.

         Excluding net special items, operating profits declined 8% to $423 million from $458 million the prior year. The decline in profit is attributable to increased operating expenses related to new business development.

         Sales and orders for ongoing businesses were flat. Operating profit for ongoing businesses, excluding net special items, declined 7% to $416 million from $447 million in 1998. The decline in profits is attributable to increased operating expenses related to new business development.

         Market share data for the segment’s primary business, providing two-way radio voice and data products and systems, is very difficult to obtain on a reliable basis. The segment believes that its market share in 1999 was comparable to its market share in 1998.

         The Radio Solutions business within CGISS continued to make significant progress in developing and deploying digital two-way radio communications based on industry standards. CGISS has installed more than 325 ASTRO® digital systems worldwide, including more than 170 systems that are compliant with Project 25, the U.S. digital standard for public-safety communications. CGISS also has been awarded more than 15 contracts to date for Dimetra™ equipment, which is based on the TETRA standard. CGISS was also awarded a contract for a private iDEN communications system from Consolidated Edison of New York and delivered the first phase of the first private iDEN system in China.

         CGISS is expanding its portfolio of advanced, integrated communications and information system solutions for commercial, government and industrial customers worldwide. CGISS was awarded a contract from the Warsaw, Poland police force for a command and control computer system that provides the commander with a complete picture of the law enforcement landscape. The system solution includes advanced digital radio-communications based on the European TETRA standard. CGISS also introduced the PowerCom™ system, which enables electric utilities to offer pre-pay services to customers. The service is planned to be deployed by Salt River Project in Arizona. Integration of gate-control, baggage, ticketing, passenger check-in and docking control information systems was completed for the new terminal at Beijing Capital Airport.

         CGISS announced the XTS 3500, the newest addition to its ASTRO XTS family of digital portable radios. The XTS 3500 radio offers enhanced portable performance and better protection against radio frequency interference from other wireless radio systems and is one of the first digital portable radios scheduled to be Type 1 encryption certified. The Company also announced a new advanced key management system, the first compliant with the Project 25 standard’s OTAR™ Over-The-Air-Rekeying suite, for use with its ASTRO Project 25-compliant integrated voice and data radio systems.

         The Company acquired Software Corporation of America, Inc. (SCA), a provider of wireless applications and middleware for public safety and other markets. CGISS announced the release of TxMessenger ™, a new mobile messaging application that supports customers currently using Motorola’s TX™ and WaveSoft®-Link mobile messaging applications.

         The Systems Solution business within CGISS is a supplier to the government market for defense and space electronics. Awards from the U.S. Department of Defense included contracts for Tactical Airspace Integration Systems, Tactical Operations Centers, Common Ground Stations, Joint Services Workstations and Theatre Deployable-Integrated Communications Access Packages. In addition, a team from Raytheon and Motorola was selected to work on the U.K. Ministry of Defense Airbourne Stand-Off Radar program. The business also provided deep-space transponders for the U.S. National Aeronautics and Space Administration’s STARDUST mission spacecraft to collect comet dust samples.

         The Worldwide Smartcard Solutions Division of CGISS announced multiyear contracts valued in excess of $500 million during the year for its smartcard automated fare collection systems to be implemented in Germany, Singapore, Australia, Italy, the Netherlands, China and the United States. The division also introduced BiStatix™ Systems, a powerful new technology that allows the creation of cost-effective “smart” labels. The technology allows RFID (radio frequency identification) antennas to be printed on materials, including paper, with conductive non-metallic ink. The division established agreements with leading business forms providers Moore Corp. and Toppan Forms to jointly develop and market BiStatix smart label solutions. During the year, the division introduced three new RFID card reader solutions and shipped its 60 millionth wireless RFID card to date for the physical access control market.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

SEMICONDUCTOR PRODUCTS

($ in millions) Years ended December 31	1999	1998	1997

Orders	$8,077	$ 7,425	$8,416
% change from prior year	9%	(12)%
Segment sales	$7,370	$ 7,314	$8,003
% change from prior year	1%	(9)%
Operating profit (loss) before tax	$ 619	$(1,225)	$ 168
% change from prior year	151%	(829)%
Special Items: Income (Expense)
Restructuring & Other	$ —	$ (731)	$ (170)
Sale of Investments/Businesses	373	—	23
In-Process Research & Development	(42)	—	—
Miscellaneous	—	(21)	(27)

Net Special Items	$ 331	$ (752)	$ (174)

Operating profit (loss) excluding special items	$ 288	$ (473)	$ 342
% change from prior year	161%	(238)%

         The Semiconductor Products Segment (SPS) designs, produces and sells integrated semiconductor solutions for the networking and computing, transportation, wireless communications and imaging/entertainment equipment markets worldwide.

         Segment sales increased 1% to $7.4 billion and orders rose 9% to $8.1 billion. The segment had an operating profit of $619 million compared to an operating loss of $1.2 billion a year ago.

         In the Networking and Computing Systems Group sales and orders increased as a result of the sales growth of key customers. In the Wireless Subscriber Systems Group sales increased and orders were significantly higher due to the rapid growth of the wireless telephone market, including sales growth within the Company’s PCS segment, which is the group’s largest customer. In the Transportation Systems Group sales and orders increased due to the higher penetration of electronics in automotive production. In the Semiconductor Components Group sales and orders declined significantly due to the fact that the Group was sold in the third quarter 1999.

         Geographic sales and orders increased in Asia, Japan, the Americas and Europe. By end market, orders increased significantly in the Wireless Subscriber Systems Group, and increased in the Network and Computing Systems Group and Transportation Systems Group, and decreased in the Imaging and Entertainment Group. By end market, sales grew in the Imaging and Entertainment Group, the Wireless Subscriber Systems Group, Networking and Computing Systems Group and the Transportation Systems Group. Sales to
Motorola internal business units consumed 22% of the
segment’s product output in both 1999 and 1998.

         A robust and continuing semiconductor industry recovery in 1999, following a three-year recessionary period, positively impacted the segment’s financial performance. In 1999, worldwide industry sales increased 18.9%, following an 8.4% decline in 1998, 4.0% growth in 1997, and an 8.6% decline in 1996. The Company estimates that worldwide semiconductor industry growth in the years 2000 and 2001 will be in the 20–25% range.

         The segment had an operating profit of $619 million compared to an operating loss of $1.2 billion a year ago. Operating profit for 1999 includes $331 million of net special items comprised of a $360 million gain from the sale of the Semiconductor Components Group and a $13 million gain from the sale of investments, partially offset by a $35 million charge for the write-off of acquired in-process research and development related to the acquisition of Metrowerks, Inc. and a $7 million charge for the write-off of acquired in-process research and development related to the acquisition of Digianswer A/S. The 1998 operating loss includes $752 million of net special items comprised of $731 million for restructuring, asset impairment and other charges associated with the 1998 restructuring programs and $21 million of miscellaneous charges.

         Excluding net special items, operating profits were $288 million compared to an operating loss of $473 million in 1998. This improvement in operating profits reflects several factors. The profit improvement is the result of the impact of restructuring programs, including the exit of low-growth or unprofitable businesses, the consolidation of manufacturing facilities and the reduction of headcount. These restructuring programs included the strategic decision to focus the business on the specific high-growth end markets mentioned earlier and to emphasize systems-on-chip solutions, providing opportunities to reap the benefits of higher gross margins from value-added hardware, software and services.

         For ongoing businesses, which exclude the results the Semiconductor Components Group business that was sold in 1999, sales increased 11% to $6.5 billion and orders increased 20% to $7.1 billion. This growth was driven by recovery of the semiconductor industry from its recessionary period. Operating profits for ongoing businesses, excluding net special items were $175 million versus an operating loss of $528 million in 1998. This growth was due to margin generated from higher sales. Although the increases in sales and orders are attributable to the worldwide semiconductor industry recovery mentioned earlier, the segment believes it experienced some market share loss in 1999.

         SPS has been involved in a major restructuring of its business since the middle of 1997. That restructuring effort was substantially completed at the end of 1999. One large element of that restructuring process involved the sale of the Semiconductor Components Group. This business accounted for approximately 25% of the segment’s annual sales. Because a comparison of the segment’s results versus a year ago have been so significantly affected by the sale of this business, a clearer view of comparative performance can be seen when results are compared on an ongoing business basis. In addition to the sale of the Semiconductor Components Group mentioned above, the segment sold factories in Taiwan and South Korea.

         In mid-1998, the segment launched an initiative to increase the use of foundry manufacturing, with the goal of achieving 30% outsourcing by the end of 2000 and 50% outsourcing by year-end 2002. Improving the return on net assets, more effectively leveraging a smaller capital investment and increasing flexibility are key reasons for the foundry strategy. By year-end 1999, the segment was ahead of the timetable, having outsourced 25% of production for the year and over 33% during the fourth quarter. The segment also exceeded the goal of reducing the number of devices it manufactured and sold by 50% by the end of 1999, compared with mid-1997 levels. In addition to the divestiture of the components business, non-strategic, low-volume products were trimmed from the portfolio to reduce overhead costs and generate profit improvements, without creating a material impact on sales going forward.

         Capital expenditures in 1999 decreased 16% compared to 1998. Capital expenditures are estimated to increase in 2000, in response to industry growth expectations. Emphasis will continue to be on expanding and increasing capacity for leading-edge technologies, including RFBiCMOS, GaAS, SmarTMOS and HiPERMOS.

         The Company purchased all of the outstanding shares of Metrowerks Co., Ltd. for approximately $98 million. This acquisition, added the CodeWarrior® product line to the segment’s software development tools portfolio. In the fourth quarter the Company acquired Digianswer A/S for approximately $45 million. This acquisition enables new opportunities for SPS to embed Digianswer’s version of the Bluetooth short-range personal area wireless networking standard into its DigitalDNA product portfolio for wireless connectivity, portable computing and home networking platforms.

         SPS technology innovations during 1999 included announcement of the world’s thinnest functional transistor using a new class of semiconductor materials called perovskites. It will enable future chips to be faster and more powerful while consuming far less power. Process technology breakthroughs included shipment of the world ’s first products using 300 millimeter wafers from Semiconductor300, the segment’s research and development joint venture in Dresden, Germany, with Infineon Technologies. The segment announced a breakthrough to integrate copper with porous low-k dielectric films, once thought unachievable, and a breakthrough enabling next-generation lithography targeted at below 0.1 micron feature sizes.

         For the wireless subscriber equipment market, SPS announced the world’s first baseband processor that can execute all existing major, wireless standards, allowing manufacturers to incorporate one standard processor across product lines.

         The MPC7400 PowerPC TM microprocessor debuted with copper interconnect and AltiVec TM technologies. In addition to powering Apple Computer Inc.’s PowerMac TM G4 series, the MPC7400 is being used by customers in embedded applications markets including real-time interactive video communications, array processing, high-end scientific and high definition television (HDTV).

         For performance-intensive applications of wireless and wireline infrastructure customers that provide Internet telephony gateways and next-generation digital cellular systems, SPS announced the industry’s most powerful digital signal processor (DSP), the MSC8101, for packet switched networks. It is the first DSP chip developed by the StarCore alliance formed last year with Lucent Technologies, and the first Motorola DSP to use 0.13 micron copper interconnect technology. Also developed by the StarCore alliance, SPS announced the SC140 DSP core for telecom applications, which can reduce development time for communications electronic products by 50%.

         Many innovations were developed for networking customers, some to enhance delivery and speed of Internet services. Among them was the new CopperGold TM Lite chip set for modem manufacturers, offering an analog solution for accessing the Internet today and a digital subscriber line (DSL) connection for high-bandwidth Internet access when offered in the future by local service providers.

         Innovations for transportation customers included an advanced driver information system that customers can tailor to specific platforms. The MobileGT TM platform is being developed as an open Java-centric offering in partnership with IBM, Embedded Planet and QNX Software Systems.

         The segment’s Imaging and Entertainment Systems business partnered with Identix Inc. and introduced an optical reader that sets new standards in biometric fingerprint security for small size, low cost and high reliability. Target markets include e-commerce, personal computing, auto, wireless communications and financial services. Innovations for entertainment end-markets included development of an M-DTV TM module that allows consumers to receive DTV or HDTV broadcasts affordably, using current analog TV sets. The MCT2100 is a new digital receiver technology developed for DTV and HDTV that solves reception problems broadcasters have with the ATSC standard due to reflected signals from obstacles or buildings. Working with Sarnoff Corp. and DirecTV, a new digital TV set-top-box was announced that allows TVs to receive digital signals from both land-based stations and from DirecTV satellite.

OTHER PRODUCTS

         The Other Products segment primarily includes the Integrated Electronic Systems Sector (IESS), the Internet and Networking Group (ING), the Network Management Group (NMG), which holds and manages investments in terrestrial and satellite-based network operators, and other corporate programs. The Other Products Segment recorded restructuring and other charges of $256 million and $95 million, in 1998 and 1997, respectively.

INTEGRATED ELECTRONIC SYSTEMS SECTOR

         The Integrated Electronic Systems Sector (IESS) designs, manufactures and sells automotive and industrial electronics products and solutions, energy storage products and systems, and multi-function embedded board and computer system products and telematics products and solutions. Telematics products and solutions successfully blend innovative wireless communications and automotive technologies to provide security, information, convenience and entertainment services from a central service center to drivers and passengers. Both sales and orders increased significantly compared to last year.

         Sales increased 3% and orders increased 5%. The Sector experienced increases in sales and orders for each of its market segments in 1999. The Sector had an operating profit versus a loss in 1998. Operating profit increased due to a restructuring charge in 1998 that was partially returned as income in 1999 and higher sales in the energy systems and computer systems businesses. The operating loss in 1998 was primarily due to charges associated with restructuring programs, which included exiting non-strategic businesses that were not meeting their financial performance objectives. During the year the Company sold its non-silicon component manufacturing business to CTS Corp.

         Operating profit includes net special items, representing reversal into income of restructuring and other accruals related to the 1998 restructuring program offset by charges related to the sale of businesses. The 1998 operating profit includes net special items representing restructuring and other charges offset by income from the sale of businesses. Excluding net special items from both years operating profit increased due to higher sales in the energy systems and computer systems businesses.

         For ongoing businesses, sales increased 17% and orders were 18% higher. Sales for ongoing businesses increased due to higher demand for telecommunication products and battery packs and power supplies for cellular telephones. The operating profit improvement was primarily due to higher sales in energy systems and computer systems.

         The Sector is focused on growing opportunities in the embedded electronic systems market. The market for embedded technologies and systems is projected by industry analysts to experience strong growth in 2000 and beyond.

INTERNET AND NETWORKING GROUP

         The Internet and Networking Group (ING) manufactures and sells cable telephony products, cable modems, cable access units, analog and digital transmission devices and other data communication devices, as well as wireline networking products that carry converged voice and data traffic.

         ING sales increased 16% and orders increased 19%. The Group had an operating profit in 1999 compared to an operating loss a year ago. Included in the 1999 operating profit are net special items representing gains from the sale of investments. Included in the 1998 operating loss are net special items representing restructuring and other charges and in-process research and development costs related to the acquisition of Starfish Software, Inc.

         Excluding net special items from both years, the Group had a smaller operating loss, resulting from increased sales in 1999 compared to 1998.

LIQUIDITY AND CAPITAL RESOURCES

         Cash and cash equivalents aggregated $3.3 billion at the end of 1999, compared to $1.5 billion at the end of 1998. A significant source of cash for the Company was $2.5 billion from the sale of investments and businesses as well as $1.9 billion generated from operations.

         Cash provided by operations increased 88% or $907 million to $1.9 billion in 1999 compared with $1.0 billion in 1998 and $2.6 billion in 1997. The increased cash flow from operations in 1999 versus 1998 was primarily due to an increase in net earnings, adjusted for non-cash items, of $947 million year over year. Operating cash flow includes cash paid for the Company’s restructuring programs. The cash outflows for these programs in 2000 and beyond is expected to be significantly less than in 1999 and 1998 as the programs had nearly reached their completion as of December 31, 1999. Through December 31, 1999, the Company’s 1998 Program utilized approximately $789 million in cash payments including $189 million in 1999 and $600 million in 1998. At December 31, 1999, the remaining accrual balance for the 1998 Program is $27 million, which the Company expects to pay in cash by the end of the first quarter 2000. During 1999 the Company’s 1998 Program reached its planned completion. Through December 31, 1999, the Company’s 1997 Program utilized approximately $50 million in cash payments including $4 million in 1999, $43 million in 1998 and $3 million in 1997. At December 31, 1999, the remaining accrual balance is $13 million, which relates to contractual commitments and warranty liability and may extend past the 2000 year end. Operating cash flow includes cash payments of $758 million for Iridium related charges in 1999. At December 31, 1999 development and commercialization reserves for the Iridium project were $1.8 billion, of which the Company expects to make approximately $430 million in cash payments and $1.4 billion in write-offs.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Net cash used in investing activities was $728 million in 1999 compared with $3.0 billion in 1998 and $2.5 billion in 1997. The decrease in use of cash from investing activities in 1999 compared with 1998 was primarily due to lower capital expenditures and increased proceeds from dispositions of investments and businesses. Capital expenditures continue to represent the single largest use of the Company’s cash. In 1999 capital expenditures were $2.7 billion compared to $3.2 billion in 1998 and $2.9 billion in 1997. Of this total, $1.5 billion occurred in semiconductor fixed asset expenditures, a reduction of $277 million from the amount spent in this segment in 1998. The Semiconductor Products segment continued to comprise the largest portion of capital expenditures, with approximately 56% of all such investments in 1999. For 2000, total fixed asset expenditures are expected to be $4.9 billion, of which $2.3 billion is expected to be spent in the Semiconductor Products segment and $120 million in the Broadband Communications Segment, which was not part of the 1999 total. The Company also used cash to increase its investments in short-term investments. Offsetting these uses of cash, $2.5 billion of cash was generated from the sales of investments and businesses including the sale of the Semiconductor Components Group, the North American Antenna Site business, the non-silicon component manufacturing business and chip processing facilities in Taiwan and Korea.

         Net cash provided by financing activities was $725 million in 1999 compared to $1.9 billion in 1998 and a use of cash of $39 million in 1997. Improved cash flow from operations resulted in reduced external financing requirements. As discussed below, the Company generated $981 million in net proceeds from the sale of subordinated debentures and bonds in February and June 1999. These proceeds were used to reduce short-term indebtedness. Additionally the Company received $481 million from the issuance of common stock, related to the exercise of stock options. Increased financing needs in 1998 were driven primarily by lower operating cash flow, significantly increased customer financing and net cash used in investing activities. Cash provided from financing activities in 1998 was primarily from commercial paper and short-term borrowings of $1.6 billion and net proceeds from the issuance of long-term debt of $773 million. The Company’s ratio of net debt to net debt plus equity was 10.1% at December 31, 1999 compared with 26.8% at December 31, 1998 and 12.4% at December 31, 1997.

         In February 1999, Motorola Capital Trust I, a Delaware statutory business trust and wholly-owned subsidiary of Motorola, sold 20 million Trust Originated Preferred Securities (SM) (“TOPrS ”) to the public at an aggregate offering price of $500 million. The Trust used the proceeds from this sale, together with the proceeds from its sale of common stock to Motorola, to buy a series of 6.68% Deferrable Interest Junior Subordinated Debentures, due March 31, 2039 ( “Subordinated Debentures”) from Motorola with the same payment terms as the TOPrS. Motorola, in turn, used the $484 million of net proceeds from the sale of the Subordinated Debentures to reduce short-term indebtedness.

         On June 21, 1999, the Company’s finance subsidiary sold an aggregate face principal amount at maturity of $500 million of 6.75% Guaranteed Bonds due June 21, 2004, to non-U.S. persons. The Bonds were sold outside of the United States in reliance on Regulation S under the Securities Act of 1933, as amended. The net proceeds to the finance subsidiary from the issuance and sale of the bonds were $497 million and were used to reduce its short-term indebtedness. Shortly after the sale, the finance subsidiary entered into interest rate swaps to change the characteristics of the interest rate payments on the bonds from fixed-rate payments to short-term LIBOR based variable rate payments in order to match the funding of its underlying assets.

         The Company and its finance subsidiary have revolving domestic credit agreements of one and five years with a group of banks for $2.5 billion. The one-year and five-year revolving domestic credit agreements expire in September of 2000 and September of 2002, respectively. Commitment fees assessed against the daily average amounts unused range from 5 to 6.25 basis points. These domestic credit agreements contain various conditions, covenants and representations with which the Company was in compliance at December 31, 1999. The Company also has non-U.S. credit facilities with interest rates on borrowings varying from country to country depending upon local market conditions. Commitment fees against unused amounts are 25 basis points. At December 31, 1999, the Company’s total available domestic and non-U.S. credit facilities aggregated $5.3 billion, of which $275 million was used and the remaining $5.1 billion was available to back up outstanding commercial paper which totaled $2.3 billion.

         The Company believes that it can continue to access the capital markets in 2000, if necessary, on terms and conditions acceptable to it, despite increased long-term financing activities in 1999 and late 1998. However, there are many factors that affect the Company ’s ability to access the capital markets, many of which are outside the control of the Company, such as the Company’s credit ratings and liquidity of the capital markets. There can be no assurances that the Company will continue to have access to the capital markets on favorable terms.

         Purchasers of the Company’s infrastructure equipment continue to require suppliers to provide long-term financing in connection with equipment purchases. Financing may include all or a portion of the purchase price and working capital. The Company also may assist customers in getting financing from banks and other sources. During 1999 the Company significantly increased the amount of customer financing provided by its consolidated financing subsidiary. As a result of increased demand for customer financing, the Company’s consolidated financing subsidiary borrowed more money in 1999. The Company expects that the need to provide this type of financing or to arrange financing for its customers will continue and may increase in the future.

         The number of weeks that accounts receivable was outstanding improved to 7.5 weeks from 8.3 in 1998 and 7.5 in 1997. The decrease in accounts receivable weeks partially resulted from continued focus on accounts receivable management, including offering cash discounts for early payment, and collections of extended term financing. Inventory turns, using the cost-of-sales calculation method, improved to 5.9 in 1999 from 5.1 in 1998 and 4.9 in 1997.

Iridium Program

         At December 31, 1999, the Company owned, directly and indirectly, approximately 18% of the equity interests in Iridium LLC and its operating subsidiaries (Iridium LLC and its operating subsidiaries are collectively referred to as “Iridium”) and a significant portion of a series of Iridium bonds. Since August 1999, Iridium operated as debtors-in-possession under Chapter 11 of the U.S. Federal Bankruptcy Code. On March 17, 2000, Iridium began winding down and liquidating its operations because no qualified bid to purchase the Iridium satellites was received.

         The Company recorded $2.1 billion, $360 million and $178 million of charges in 1999, 1998 and 1997 respectively, related to the Iridium program. The Company recorded a special charge during 1999 of $2.0 billion to: (i) increase its reserve related to its financial exposure to the Iridium project, (ii) to write-down the value of the Iridium bonds it holds and (iii) to reserve for assets at risk and other potential contractual obligations. These reserves and write-downs are believed by management to be sufficient to cover the Company’s current exposure, but do not include additional special charges that may arise as a result of litigation related to the Iridium project. There were no special charges recorded in 1998 or 1997 related to the Iridium project.

         The following table presents the Company ’s provisions for bond investment write-down and development and commercialization reserves, and the Company’s share of Iridium net losses for the years ended December 31, 1999, 1998 and 1997 and where on the consolidated statements of operations these items are recorded:

Classification of Iridium Charges in Statements of Operations

($ in Millions)

	SG &A	Cost of Sales	1999 Total	SG &A	Cost of Sales	1998 Total	SG &A	Cost of Sales	1997 Total
Special Charges:
Bond Investment write-down	$ 157	$ —	$ 157	$ —	$—	$ —	$—	$	$ —
Development & Commercialization provisions	1,019	806	1,825	—	—	—	—	—	—

Total Special Charges	$1,176	$806	$1,982	$ —	$—	$ —	$—	$ —	$ —

Other Charges:
Development & Commercialization Provisions	$ 56	$ 31	$ 87	$ 14	$81	$ 95	$—	$ 132	$132
Company’s share of Iridium net losses	50	—	50	265	—	265	46	—	46

Total Other Charges	$ 106	$ 31	$ 137	$279	$81	$360	$46	$ 132	$178

Total Charges	$1,282	$837	$2,119	$279	$81	$360	$46	$ 132	$178

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The Company had equity investments and notes receivable in several Iridium gateway companies, accounts receivable from Iridium, capital call obligations and contractual commitments and other obligations in the amount of $1.8 billion all of which had been reserved or written-off as of December 31, 1999. The amounts are detailed in the tables that follow.

	Dec. 31, 1999	Dec. 31, 1998

Company Assets:
Investments:
Equity investment in Iridium	$ —	$ 50
Bond investment in Iridium	—	157
Investments in and notes receivable from Iridium gateway companies	39	56

Total	$ 39	$ 263

Accounts Receivable:
Operations & Maintentance contract
Deferred amount due to Company	$ 400	$ —
Other amounts due to Company	179	176

	$ 579	$ 176
Other contracts	82	88

Total	$ 661	$ 264

Company Guarantees and Other:
Bank Guarantees and Other Financial Commitments:
Senior Secured Credit Agreement Capital Call	$ 50	$ 50
Senior Guaranteed Credit Agreement	—	750
Conditional Commitment to Provide Guarantee	See Below	See Below

Total	$ 50	$ 800

Contractual Commitments and Other Obligations:
Obligations to subcontractors	$ 85	$ 109
Assets at risk and other estimated potential contractual obligations	963	791

Total	$ 1,048	900

Total Company Assets and Guarantees	$ 1,798	$ 2,227

Company Development and Commercialzation Reserves (See table that follows)	$ 1,798	$ 649

         The Company accounted for its investment in Iridium under the equity method of accounting due to its financial influence on Iridium in the form of guarantees of Iridium’s indebtedness, its contract with Iridium for the operation and maintenance of the global communications system and the other financial commitments more fully discussed below. The Company’s equity investment in Iridium reached zero due to recording its share of Iridium net losses in the first quarter of 1999 but the Company continued to record provisions to establish reserves related to its financial commitments and debt guarantees to Iridium. The Company’s equity investments in several Iridium gateway companies as well as the contra asset related to a valuation reserve was included in other assets in the consolidated balance sheets. The Company’s portion of Iridium bonds was included in other assets and the bond write-down was included as a contra-asset in other assets, in the consolidated balance sheets.

         The Company had several contracts with Iridium, primarily for the operation and maintenance of the global personal communications system. The Company stopped recognizing revenue on the operations and maintenance contract with Iridium after the second quarter of 1999, and continued to perform its services under that contract throughout 1999 without being paid currently, although the Company has not waived its right to receive payment. The Company had previously agreed to permit Iridium to defer up to $400 million of amounts owed under its operations and maintenance contract with the Company. As of December 31, 1999, the Company had accounts receivable from Iridium relating to the operations and maintenance contract of $579 million and accounts receivable for other contracts with Iridium of $82 million. All of these amounts have been reserved as of December 31, 1999.

         The repayment by Iridium of the contractually deferred amounts owed under the operations and maintenance contract with the Company and the amount of borrowings by Iridium under the Guaranteed Credit Agreement were subordinated to repayment of Iridium’s Secured Credit Agreement, as was the repayment to the Company by Iridium of any other amounts the Company paid to the lenders under its guarantees and certain other obligations owed to the Company. As a result of the Chapter 11 filing, Iridium was believed unlikely to be able to repay in full to the Company amounts previously deferred under its various contracts with the Company and was unlikely to be able to pay amounts which accrued after the filing and which had not been paid.

         The Company has subcontracts for portions of the system, for which it generally remained obligated in the amount of $85 million as of December 31, 1999. In addition, the Company had investments in assets related to these contracts which were at risk, such as inventory, manufacturing equipment and buildings, as well as other potential obligations in connection with these contracts, the value of which the Company estimated to be approximately $963 million as of December 31, 1999. The Company will incur substantial costs in winding down operations related to the Iridium program, therefore these obligations and assets were written down or reserved to zero as of December 31, 1999.

         The following table presents the activity of the Company’s development and commercialization reserves for the years ended December 31, 1999, 1998 and 1997 related to the Iridium project:

Development and Commercialization Reserves	Dec. 31, 1999	Dec. 31, 1998	Dec. 31, 1997

Provisions:
Special Charges	$1,825	$ —	$ —
Other Charges	87	95	132

Total Provisions	$1,912	$ 95	$132
Amounts Used
Payments under Guaranteed Credit Agreement	(743)	—	—
Interim Funding to Iridium	(20)	—	—

Development and Commercialization Reserves	$1,798	$649	$554

         The development and commercialization provisions for the years ended December 31, 1999, 1998 and 1997 are shown in the above table. During 1999 the Company used $763 million of the development and commercialization reserve including payment by the Company of $743 million to the banks as payment of guaranteed amounts under the Senior Guaranteed Credit Agreement and $20 million in additional funding to Iridium while Iridium sought to attract additional investment and achieve its financial restructuring.

         The development and commercialization reserve as of December 31, 1999 was $1.8 billion of which $869 million was included in accrued liabilities, $734 million was included as a contra asset, in inventories, $79 million was included as a contra asset, in property, plant and equipment, $72 million was included as a contra asset, in other assets, $39 million was included in other liabilities, $4 million was included in accounts payable, and $1 million was included as a contra asset, in accounts receivable, in the consolidated balance sheets. The reserve as of December 31, 1998 was $649 million of which $529 million was included in accrued liabilities and $120 million was included in other liabilities in the consolidated balance sheets. The related reserves for 1997 were $554 million and were included in accrued liabilities in the consolidated balance sheets.

         Additionally in 1999, the Company wrote down its investment in Iridium bonds. The bond write-down of $157 million is reflected in selling, general and administrative expenses in the consolidated statements of operations. The bond write-down of $157 million is reflected as a contra-asset, in other assets, in the consolidated balance sheets as of December 31, 1999.

         Iridium’s only outstanding bank facility as of December 31, 1999 was an $800 million Senior Secured Credit Agreement (the “Secured Credit Agreement”). Iridium was in default under the Secured Credit Agreement and on approximately $1.4 billion of public debt.

         During most of 1999, Iridium had outstanding a $750 million Senior Guaranteed Credit Agreement (the “Guaranteed Credit Agreement”). The Guaranteed Credit Agreement was guaranteed by the Company and Iridium had borrowed all of the funds available. On November 15, 1999, the Company paid the banks approximately $743 million to satisfy its guarantee under the Guaranteed Credit Agreement. With that payment, the Company believes it satisfied all of its guarantee obligations under this Agreement. By satisfying its guarantee obligations, the Company avoided paying additional interest and substantial monthly fees to the banks.

         Subject to the automatic stay provisions of Chapter 11, the lenders under the Secured Credit Agreement could have accelerated Iridium’s obligations under the Secured Credit Agreement and sought to foreclose on their security interests in substantially all of Iridium’s assets. Iridium was subject to a court order (the “Court Order”) which permitted it to make only a limited use of some of the assets subject to these security interests. The Court Order generally permitted Iridium, during the term of the Court Order, to pay only specified budgeted amounts and prohibited Iridium from making any payments to Motorola. The Court Order was effective through March 17, 2000. In addition, under the Court Order, Motorola has no obligation to continue providing those services to Iridium after March 17, 2000 since it is not being paid for those services. Although not required to do so, Motorola expects to maintain the Iridium system for a limited time, while a deorbiting plan is finalized.

         The Company had agreed under a Memorandum of Understanding to provide a guarantee of up to an additional $350 million of Iridium debt for Iridium’s use, subject to certain conditions. Iridium requested Motorola to provide this guarantee during the third quarter of 1999, however, Motorola believes it was not obligated to do so. In certain circumstances and subject to certain conditions, $300 million of such guarantee could have been required to be used to guarantee amounts borrowed under the Secured Credit Agreement. The lenders under the Secured Credit Agreement asserted that Iridium failed to have the Company provide such guarantee as required, and that the Company was obligated to provide them with this $300 million guarantee. The Company believes that it was not obligated to do so. Iridium has also stated that it believed it was not obligated to have the Company provide this $300 million guarantee to these lenders. The lenders under the Secured Credit Agreement have also demanded that the investors in Iridium comply with their capital call requirements. In the Company’s case, this could require an additional equity investment of $50 million.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        During the fourth quarter of 1999, Motorola led a group of investors in providing a $20 million funding commitment to Iridium. It was used by Iridium to fund its on-going operations through February 15, 2000 while it sought to attract additional investment and achieve its financial restructuring. Iridium continued discussions with its lenders and creditors regarding plans to restructure its debt and Motorola worked with Iridium and its other investors to find viable restructuring options.

         Creditors and other stakeholders in Iridium may seek to bring various claims against the Company, with respect to payments previously made by Iridium to the Company, and otherwise. As described in “Legal Proceedings,” a number of purported class action lawsuits alleging securities law violations have been filed naming Iridium, certain current and former officers of Iridium, other entities and the Company as defendants.

         On February 17, 2000, Motorola and Eagle River Investments, LLC provided an additional $5 million of funding which used by Iridium to fund its on-going operations through March 6, 2000 while Eagle River Investments, LLC developed a follow-up financing plan for submission to the bankruptcy court. Eagle River Investments, LLC subsequently did not submit that plan and, on March 6, 2000, the lenders under the Secured Credit Facility allowed Iridium to use $3 million of funds for permitted expenses while Iridium sought a qualified bid for their assets.

         A discussion of the Company’s commitments and contingencies are detailed in Notes 8 and 9 to the Consolidated Financial Statements in this Proxy Statement.

         The Company believes that it has adequate internal and external resources available to fund expected working capital and capital expenditure requirements through fiscal 2000.

OTHER MATTERS

Environmental Matters

         A discussion of the Company’s environmental matters is detailed in Note 9 to the Consolidated Financial Statements in this Proxy Statement Appendix.

Acquired In-Process Research & Development

         A discussion of the Company’s Acquired In-Process Research and Development costs is discussed in Note 13 to the Consolidated Financial Statements in this Proxy Statement Appendix.

Year 2000

         Motorola has not experienced any significant Year 2000 related issues. The Company’s success in dealing with the Year 2000 rollover was the culmination of three years of preparation. The Company plans to continue to monitor date-related product and system performance issues through the end of March, 2000 to account for any possible leap year-related or residual Year 2000 issues, and will continue to handle these issues thereafter in the normal course of its commercial operations.

         Motorola estimates that the expected total aggregate cost of its Year 2000 activities from 1997 to 2000 were $209 million. Of this amount, approximately $104 million was for external costs and $105 million for internal costs. While the Company does not expect to be sued in connection with the Year 2000 rollover, because of the success of its Year 2000 program, there can be no assurances there will not be lawsuits or other unforeseen costs associated with the rollover. These costs are not included in the aggregate cost described above. In addition, it is possible that date-related issues involving the products, services or operations of customers, suppliers or other third parties could arise in the future, which could adversely affect Motorola.

Euro Conversion

         On January 1, 1999, the euro was created and eleven of the fifteen member countries of the European Union (EU) established fixed conversion rates between their existing national currencies and the euro. The participating countries adopted the euro as their common legal currency on that date. Until January 1, 2002, either the euro or a participating country’s present currency (a “national currency”) will be accepted as legal currency. On or before January 1, 2002, euro-denominated notes and coins will begin to be issued and national currencies will start to be withdrawn from circulation.

         The Company formed a joint European-United States task force to assess the potential impact to the Company that may result from the introduction of the euro. In addition to tax and accounting considerations, the Company continues to assess the potential impact from the euro conversion in a number of areas, including the following: (1) the technical challenges to adapt information technology and other systems to accommodate euro-denominated transactions; (2) the competitive impact of cross-border price transparency, which may make it more difficult for businesses to charge different prices for the same product in different countries; (3) the impact on currency exchange costs and currency exchange rate risk; and (4) the impact on existing contracts.

         The Company has established a euro project plan with two phases. Each business segment is responsible for following this plan and internal audit is reviewing progress against established milestones. Phase I of the plan was to enable the Company to be “euro-capable,” meaning able to process euro transactions and comply with all relevant EU and national regulations. This was accomplished by January 1, 1999 by all business segments. Phase II of the plan is intended to enable various Motorola businesses in Europe to become “euro-functional,” meaning that the functional currency used by the businesses in relevant countries will be the euro. Phase II is targeted to be completed by January 1, 2001.

         (1) Technical Challenges: As of January 1, 1999, the Company’s information systems are “euro-capable.” The costs to migrate systems and equipment to “’euro-capability ”’ were not significant, as many of the Company’s systems were already multi-currency capable. Project plans for becoming “euro-functional” in Phase II are completed and the project has been initiated. Cost estimates have not yet been completed for this phase, but the costs are not expected to be material to the Company.

         (2) Competitive Impacts: The Company believes that it will not experience a significant competitive impact as a result of the cross-border price transparency that will result from the euro conversion. Motorola is already a multi-currency company operating in a global market with a presence in most countries within the EU. A number of contracts are negotiated on a world-wide basis with the U.S. Dollar as the basis for price negotiations. As a result, price transparency already exists. Additionally, in the European sales environment, the presence of the same major customers in various consortia means that comparison of prices by large customers is already well established. Accordingly, the Company does not anticipate a material impact to our business due to the elimination of currency barriers that will result from the euro conversion.

         (3) Continuity of Material Contracts: European legislation has been written specifying that contracts may not be terminated or frustrated by the introduction of the euro unless this event is specifically provided for as being an event of termination, force majeure or frustration. In addition, a number of U.S. states, including California, Illinois and New York, have adopted legislation to confirm that the introduction of the euro will not by itself allow parties to avoid or alter their contractual obligations, unless the parties have otherwise agreed. Further, the Company’s business units have reviewed, and will continue to review, all relevant contracts and work together with customers to try to ensure that contractual matters affected by the euro conversion are addressed. Although the Company will continue to evaluate contractual issues that may result from the euro conversion, it currently believes that these issues are unlikely to have a material impact on its business.

         (4) Currency Exchange Costs and Exchange Rate Risk: The Company’s currency risk and risk management for operations in participating EU countries may be reduced as a result of the euro conversion. The Company expects overall currency management costs to decrease, as there will be fewer currencies to manage. Company has already established plans for each business segment to manage any impact caused by changes in billing practices for either customers or vendors as a result of the euro conversion. The Company is unable to predict how rapidly these changes may occur.

         The Company will continue to evaluate the issues relating to the euro conversion. However, based on its work to date, the Company believes that the introduction of the euro and the phasing out of national currencies is unlikely to have a material adverse effect on its consolidated financial position, liquidity or results of operations.

Recent Accounting Pronouncements

         In June 1998, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133 “Accounting for Derivative Instruments and Hedging Activities,” subsequently amended by SFAS No. 137, which the Company is required to adopt in the first quarter of 2001. SFAS 133 will require the Company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of non-owner changes to equity until the hedged transactions occur and are recognized in earnings. The impact of SFAS 133 on the Company’s consolidated financial position, liquidity and results of operations will depend upon a variety of factors, including future interpretive guidance from the FASB and the extent of the Company’s hedging activities. However, the Company does not expect the adoption of SFAS 133 will materially affect its consolidated financial position, liquidity or results of operations.

Merger with General Instrument Corporation

         On January 5, 2000, the Company and General Instrument Corporation completed their previously announced merger. The merger positions the Company as a leader in the convergence of voice, video and data technologies. The new Broadband Communications Sector will focus on solutions that deliver interactive television, the Internet and telephone services over cable networks. The new sector combines the operations of General Instrument with the cable modem and cable telephony businesses of the Company’s Internet and Networking Group. Through the merger the Company also acquired a majority ownership in Next Level Communications, Inc., which completed an initial public offering in the fourth quarter of 1999. The Company issued 100.6 million shares to effect the merger and will account for the merger under the pooling-of-interests method of accounting. Note 14 to the Consolidated Financial Statements presents combined operating results for the three years ending December 31, 1999, 1998 and 1997 and combined balance sheets as of December 31, 1999 and 1998 as if the merger had occurred on January 1, 1997.

2000 Segment Realignment

         Beginning in the first quarter of 2000 the Company intends to change its segment reporting by adding the following new segments:

•
The Broadband Communications Segment, as discussed above, will focus on solutions that deliver interactive television, the Internet and telephone services over cable networks. The new segment combines the operations of General Instrument with the existing cable modem telephony business of the Company ’s Internet and Networking Group.

•
The Integrated Electronics Systems Sector, IESS, which has been included in the Other Products seg ment, will be reported as a separate segment. Management believes that growth prospects for IESS are strong, particularly for Telematics products and systems solutions, which blend innovative wireless communications and automotive technologies to provide security, information, convenience and entertainment services from a central service center to drivers and passengers.

Restated historical segment data will be available for the first quarter 2000.

MARKET RISK FACTORS

Interest Rate Market Risk

         The Company has fixed-income investments consisting of cash equivalents, short-term investments, and long-term finance receivables. See Note 2 to the Consolidated Financial Statements in this Proxy Statement Appendix for information about the long-term finance receivables.

         The majority of the long-term finance receivables are floating rate notes subject to periodic interest rate adjustments. The Company’s practice is to fund these receivables with commercial paper to minimize the effects of interest rate changes. Management does not expect gains or losses on short-term investments and short-term debt to have a material effect on the Company’s financial position, liquidity or results of operations.

         In June 1999, the Company’s finance subsidiary entered into interest rate swaps to change the characteristics of the interest rate payments on its $500 million 6.75% Guaranteed Bonds due 2004 from fixed-rate payments to short-term LIBOR based variable rate payments in order to match the funding with its underlying assets. The fair value of these interest rate swaps would hypothetically increase by $12.7 million as of year end 1999 if LIBOR rates were to increase by a hypothetical 10%.

Foreign Exchange Market Risk

         See Note 1 to the Consolidated Financial Statements in this Proxy Statement Appendix for a description of the Company ’s currency translation and transaction accounting policies, and Note 5 for information about the Company’s currency exposure management policy and strategy.

         Foreign exchange financial instruments that are subject to the effects of currency fluctuations which may affect reported earnings include derivative financial instruments and other financial instruments, which are not denominated in the currency of the legal entity holding the instrument. Derivative financial instruments consist primarily of forward contracts. Other financial instruments, which are not denominated in the currency of the legal entity holding the instrument, consist primarily of cash, short-term deposits, long-term financing receivables, equity investments, and notes as well as accounts payable and receivable. Accounts payable and receivable are reflected at fair value in the financial statements. The fair value of the remainder of the foreign exchange financial instruments would hypothetically decrease by $187 million as of year-end 1999 if the U.S. dollar were to depreciate against all other currencies by 10%. This hypothetical amount is suggestive of the effect on future cash flows under the following conditions: a) all current payables and receivables that are hedged were not realized, b) all hedged commitments and anticipated transactions were not realized or canceled, and c) hedges of these amounts were not canceled or offset. The Company does not expect that any of these conditions will be realized. The Company expects that gains and losses on the derivative financial instruments should offset gains and losses on the assets, liabilities and future transactions being hedged. The foreign exchange financial instruments are held for purposes other than trading.

Equity Price Market Risk

         The value of the cost-based equity investments, as defined by Statement of Financial Accounting Standards No. 115 “Accounting for Certain Investments in Debt and Equity Securities, ” would change by approximately $696 million as of year-end 1999 if the price of the stock in each of the publicly-traded companies were to change by 10%. These equity securities are held for purposes other than trading.

         The analysis methods used by the Company to assess and mitigate risk discussed above should not be considered projections of future events.

BUSINESS RISK FACTORS

         With the exception of historical facts, the statements in Management’s Discussion and Analysis of Financial Condition and Results of Operations are forward-looking statements based on current expectations that involve risks and uncertainties. Forward-looking statements include, but are not limited to, statements about selling, general and administrative costs, research and development spending, depreciation expense, interest expense, tax rate, growth in the digital telephone market, component shortages for, wireless telephones, product introductions in 2000 and the impact on the Company, the Company’s role in 3G, the impact of various alliances on the Network Systems Segment, the introduction of new infrastructure products and technology, worldwide semiconductor industry growth, outsourcing in the semiconductor business, semiconductor capital expenditures, the impact of technology innovations in the semiconductor business, the market for embedded technologies and systems, the Company’s access to capital markets, customer financing, future events regarding Iridium and the impact on the Company, Year 2000 costs, the euro conversion, the growth of the Integrated Electronics System Sector, the effect of market risk factors, and statements in the section titled Outlook.

         We wish to caution the reader that the following important business risks and factors, and those business risks and factors described elsewhere in the commentary or our other Securities and Exchange Commission filings, could cause our actual results to differ materially from those stated in the forward-looking statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

Impact of Restructuring Programs

•	The impact of manufacturing consolidation, cost reduction and restructuring programs on the Company’s ability to effectively compete and to continue to grow.

Integration of New Businesses

•	The ability of the Company to integrate its newly acquired businesses, and to achieve strategic objectives, cost savings and other benefits.

Recruitment and Retention of Employees

•	The ability of the Company to recruit and retain engineers and other highly skilled personnel needed to compete in an intensely competitive market and develop successful new products.

Economic Conditions in China

•	During 1999, 10% of the Company’s sales were in China and it has significant operations in China. An economic downturn in China’s economy could materially adversely impact the Company.

The Success of Various Efforts to Stabilize Economic Conditions in Parts of Asia, Including Japan

•
During 1999, 17% of the Company’s sales were in Japan and Asia-Pacific (excluding China). If the economic recession being experienced in some Asian countries fails to improve, or spreads to other parts of Asia, the Company’s performance will likely continue to be adversely impacted.

Economic Conditions in Other Foreign Markets

•
Because more than half of the Company’s sales are outside the U.S., the Company’s results could be materially adversely affected by weak economic conditions in countries in which it does sizable business and emerging markets (in which there tend to be significant growth) and by changes in foreign currency exchange rates which can introduce significant volatility to rates of growth.

Changes in Government Policy or Economic Conditions

•
The effect of, and change in, trade, monetary and fiscal policies, laws and regulations, other activities of U.S. and non-U.S. governments, agencies and similar organizations, and social and economic conditions, affecting the Company ’s operations, including in emerging markets in Asia and Latin America.

Strategic Alliances

•	Motorola’s success in partnering with other industry leaders to meet customer product and service requirements, particularly in its communications businesses.

Euro Conversion

•	Risks related to the introduction of the euro currency in Europe, including the ability of the Company to successfully compete in Europe.

Development of Acquired Technologies

•
During 1998 and 1999, the Company acquired controlling and non-controlling interests in several businesses that had technology that was not fully developed. If the technology is not fully developed in a timely manner, the Company ’s investments in such companies could be materially adversely impacted.

Outcome of Litigation

•
The outcome of pending and future litigation and the protection and validity of patents and other intellectual property rights. Patent and other intellectual property rights of the Company are important competitive tools and many generate income under license agreements. There can be no assurances as to the favorable outcome of litigation or that intellectual property rights will not be challenged, invalidated or circumvented in one or more countries.

Actual Adverse Market Conditions

•
The risk that the actual adverse market conditions differ from the assumed adverse market conditions that are used in the market risk factors discussion, causing actual future results to differ materially from projected results.

Communications Businesses

Component Shortages

•
The Company’s ability to meet customer demands depends in part on our ability to obtain timely delivery of parts and components from our suppliers. We have experienced component shortages in the past, including components for wireless telephones, that have adversely affected our operations. Although we work closely with our suppliers to avoid these types of shortages, there can be no assurances that we will not continue to encounter these problems in the future.

Pricing Pressures

•
Continued pricing pressure on wireless telephones, infrastructure equipment, paging and messaging products and infrastructure, and the adverse impact on gross margins for those products, especially because of economic conditions in Asia and Latin America that have resulted in significant pressure to reduce the cost of the Company’s products in order to compete with manufacturers in Asia.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Transition from Analog to Digital

•
The ability of the Company’s wireless telephone business to continue its transition to digital technologies and successfully compete in that business and retain or gain market share. The Company faces intense competition in these markets from both established companies and new entrants. Product life cycles can be short and new products are expensive to develop and bring to market.

Development of New Products and Technologies

•
The risks related to the Company’s significant investment in developing and introducing new products such as digital wireless telephones, two-way and voice paging, CDMA and other technologies for third generation (3G) wireless, products for transmission of telephony and high-speed data over hybrid fiber coaxial cable systems, integrated digital radios, and semiconductor products. These risks include: difficulties and delays in the development, production, testing and marketing of products; customer acceptance of products, particularly as the Company’s focus on the consumer market increases; the development of industry standards; the significant amount of resources the Company must devote to the development of new technology; and the ability of the Company to differentiate its products and compete with other companies in the same market.

Demand for Paging Products

•	The impact of continued or increased weak demand for paging products particularly in North America and China, the two largest markets for these products.

Risks Related to the Iridium(R) System

•	Unfavorable outcomes to any currently pending or future litigation involving the Iridium project.

•
Difficulties, delays and unexpected liabilities or expenses encountered in connection with the implementation of Iridium’s liquidation proceedings, including those encountered in finalizing and implementing the deorbiting process and in resolving any remaining obligations Motorola has under its agreements related to the Iridium project.

•	Difficulties, delays and unexpected liabilities or expenses incurred in effectively reallocating resources that were previously dedicated to the Iridium project.

Demand for Customer Financing

•	Increasing demand for customer financing of equipment sales, particularly infrastructure equipment, and the ability of the Company to provide financing on competitive terms with other companies.

Risks from Large System Contracts

•
Risks related to the trend towards increasingly large system contracts for infrastructure equipment and the resulting reliance on large customers, the technological risks of such contracts, especially when the contracts involve new technology, and financial risks to Motorola under these contracts, including the difficulty of projecting costs associated with large contracts.

Demand for Wireless Communications Equipment

•	The need for continued significant demand for wireless communications equipment, including of the type the Company manufactures or is developing.

Growth in the Cable Industry

•	Continued growth in the cable industry and that industry’s ability to compete with other entertainment providers.

Semiconductor Businesses

Continued Recovery from Semiconductor Market Recession

•
The impact of the continued recovery in the semiconductor market and the Company’s participation in that recovery. The semiconductor business has restructured itself to participate in some of the semiconductor markets with the best growth potential. There can be no assurances that this strategy will be successful.

Ability to Compete in Semiconductor Market

•
The ability of Motorola’s semiconductor business to compete in the highly competitive semiconductor market. Factors that could adversely affect Motorola’s ability to compete include: production inefficiencies and higher costs related to underutilized facilities, including both wholly-owned and joint venture facilities; shortage of manufacturing capacity for some products; competitive factors, such as rival chip architectures, mix of products, acceptance of new products and price pressures; risk of inventory obsolescence due to shifts in market demand; the continued growth of embedded technologies and systems and the Company ’s ability to compete in that market; and the effect of orders from Motorola’s equipment businesses.

Success and Impact of Increased Use of Foundry Manufacturing Capacity

•
The ability of Motorola’s semiconductor business to increase its utilization of foundry manufacturing capacity and the impact of such efforts on capital expenditures, production costs and ability to satisfy delivery requirements.

MANAGEMENT’S DISCUSSION AND ANALYSIS

OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Electronic Content in Cars and Trucks

•	Continued significant increases in the electronic content cars and trucks and consumer demand for the related products and services.

iDEN, StarTAC, EMX, ASTRO, Dimetra, PowerCom, OTAR, TxMessenger, TX, WaveSoft, BiStatix, CodeWarrior,
DigitalDNA, CopperGold, MobileGT and M-DTV are trademarks or registered trademarks of Motorola, Inc. All other product names and other trademarks or service marks used herein are the property of their respective owners.

FINANCIAL HIGHLIGHTS

FINANCIAL HIGHLIGHTS
(Dollars in millions, except as noted)
Motorola, Inc. and Subsidiaries

Years ended December 31	1999(1)	1998(2)

Net sales	$30,931	$29,398
Earnings (loss) before income taxes	1,168	(1,374)
% to sales	3.8%	(4.7)%
Net earnings (loss)	817	(962)
% to sales	2.6%	(3.3)%
Diluted earnings (loss) per common share (in dollars)	1.31	(1.61)
Research and development expenditures	3,438	2,893
Capital expenditures	2,684	3,221
Working capital	4,087	2,091
Current ratio	1.33	1.18
Return on average invested capital	5.5%	(6.2)%
Return on average stockholders’ equity	5.9%	(7.6)%
% of net debt to net debt plus equity	10.1%	26.8%
Book value per common share (in dollars)	26.67	20.33
Year-end employment (in thousands)	121	133

(1)
Earnings before income taxes, net earnings and diluted earnings per common share include special charges of $684 million pre-tax, or 77 cents per share after-tax, resulting primarily from charges related to Iridium offset by gains from the sales of investments and businesses.

(2)
The loss before income taxes, net loss and diluted loss per common share include special charges of $1.9 billion pre-tax, or $2.19 per share after-tax, resulting primarily from manufacturing consolidation, cost reduction and restructuring programs.

CONSOLIDATED FINANCIAL STATEMENTS

MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL STATEMENTS

         Management is responsible for the preparation, integrity and objectivity of the consolidated financial statements and other financial information presented in this report. The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles, applying certain estimates and judgments as required.

         Motorola’s internal controls are designed to provide reasonable assurance as to the integrity and reliability of the financial statements and to adequately safeguard, verify and maintain accountability of assets. Such controls are based on established written policies and procedures, are implemented by trained, skilled personnel with an appropriate segregation of duties and are monitored through a comprehensive internal audit program. These policies and procedures prescribe that the Company and all its employees are to maintain the highest ethical standards and that its business practices throughout the world are to be conducted in a manner which is above reproach.

         KPMG LLP, independent auditors, are retained to audit Motorola’s financial statements. Their accompanying report is based on audits conducted in accordance with generally accepted auditing standards, which include the consideration of the Company’s internal controls to establish a basis for reliance thereon in determining the nature, timing and extent of audit tests to be applied.

         The Board of Directors exercises its responsibility for these financial statements through its Audit and Legal Committee, which consists entirely of independent non-management Board members. The Audit and Legal Committee meets periodically with the independent auditors and with the Company’s internal auditors, both privately and with management present, to review accounting, auditing, internal controls and financial reporting matters.

[Signature of Christopher B. Galvin]	[Signature of Carl F. Koenemann]
Christopher B. Galvin	Carl F. Koenemann
Chairman of the Board	Executive Vice President
and Chief Executive Officer	and Chief Financial Officer

INDEPENDENT AUDITORS’ REPORT

The Board of Directors and Stockholders
Motorola, Inc.:

         We have audited the accompanying consolidated balance sheets of Motorola, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, stockholders ’ equity and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Motorola, Inc. and Subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

[Signature of KPMG]

Chicago, Illinois
January 17, 2000, except as to Note 15,
which is as of March 17, 2000

CONSOLIDATED FINANCIAL STATEMENTS

Motorola, Inc. and Subsidiaries

Consolidated Statements of Operations

	Years Ended December 31

(In millions, except per share amounts)	1999	1998	1997

NET SALES	$30,931	$29,398	$29,794

COSTS AND EXPENSES
Manufacturing and other costs of sales	19,169	18,043	17,283
Selling, general and administrative expenses	5,045	5,443	5,160
Restructuring and other charges	(226)	1,980	327
Research and development expenditures	3,438	2,893	2,748
Depreciation expense	2,182	2,197	2,329
Interest expense, net	155	216	131

TOTAL COSTS AND EXPENSES	29,763	30,772	27,978

EARNINGS (LOSS) BEFORE INCOME TAXES	1,168	(1,374)	1,816

INCOME TAX PROVISION (BENEFIT)	351	(412)	636

NET EARNINGS (LOSS)	$ 817	$ (962)	$ 1,180

BASIC EARNINGS (LOSS) PER COMMON SHARE	$ 1.35	$ (1.61)	$ 1.98

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$ 1.31	$ (1.61)	$ 1.94

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	606.4	598.6	595.5

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	624.7	598.6	612.2

See accompanying notes to consolidated financial statements.

Motorola, Inc. and Subsidiaries

Consolidated Balance Sheets

	December 31
(In millions, except per share amounts)	1999	1998

ASSETS
Current assets
Cash and cash equivalents	$ 3,345	$ 1,453
Short-term investments	699	171
Accounts receivable, net	5,125	5,057
Inventories	3,422	3,745
Deferred income taxes	3,162	2,362
Other current assets	750	743

Total current assets	16,503	13,531

Property, plant and equipment, net	9,246	10,049
Other assets	11,578	5,148

TOTAL ASSETS	$37,327	$28,728

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable and current portion of long-term debt	$ 2,504	$ 2,909
Accounts payable	3,015	2,305
Accrued liabilities	6,897	6,226

Total current liabilities	12,416	11,440

Long-term debt	3,089	2,633
Deferred income taxes	3,481	1,188
Other liabilities	1,513	1,245

Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely company- guaranteed debentures	484	—

Stockholders ’ equity
Preferred stock, $100 par value issuable in series Authorized shares: 0.5 (none issued)	—	—
Common stock, $3 par value
Authorized shares: 1999 and 1998, 1,400
Issued and outstanding: 1999, 612.8; 1998, 601.1	1,838	1,804
Additional paid-in capital	2,572	1,894
Retained earnings	8,780	8,254
Non-owner changes to equity	3,154	270

Total stockholders ’ equity	16,344	12,222

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$37,327	$28,728

See accompanying notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

Motorola, Inc. and Subsidiaries

Consolidated Statements of Stockholders’ Equity

		Non-Owner Changes To Equity
(In millions, except per share amounts)	Common Stock and Additional Paid-In Capital	Fair Value Adjustment To Certain Cost-Based Investments	Foreign Currency Translation Adjustments	Minimum Pension Liability Adjustment	Retained Earnings	Comprehensive Earnings (Loss)

Balances at January 1, 1997	$3,332	$ (26)	$(121)	$ —	$8,610

Net earnings					1,180		1,180
Conversion of zero coupon notes	7
Fair value adjustment to certain cost-based investments:
Reversal of prior period adjustment		26					26
Recognition of current period unrecognized gain		533					533
Change in foreign currency translation adjustments			(119)				(119)
Minimum pension liability adjustment				(38)			(38)
Stock options and other	174
Dividends declared ($.48 per share)					(286)

Balances at December 31, 1997	$3,513	$ 533	$(240)	$(38)	$9,504		$1,582

Net loss					(962)		(962)
Conversion of zero coupon notes	3
Fair value adjustment to certain cost-based investments:
Reversal of prior period adjustment		(533)					(533)
Recognition of current period unrecognized gain		476					476
Change in foreign currency translation adjustments			34				34
Minimum pension liability adjustment				38			38
Stock options and other	182
Dividends declared ($.48 per share)					(288)

Balances at December 31, 1998	$3,698	$ 476	$(206)	$ —	$8,254		$ (947)

Net earnings					817		817
Conversion of zero coupon notes	9
Fair value adjustment to certain cost-based investments:
Reversal of prior period adjustment		(476)					(476)
Recognition of current period unrecognized gain		3,466					3,466
Change in foreign currency translation adjustments			(33)				(33)
Minimum pension liability adjustment				(73)			(73)
Stock options and other	703
Dividends declared ($.48 per share)					(291)

Balances at December 31, 1999	$4,410	$3,466	$(239)	$(73)	$8,780		$3,701

See accompanying notes to consolidated financial statements.

CONSOLIDATED FINANCIAL STATEMENTS

Motorola, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

	Years Ended December 31
(In millions)	1999	1998	1997

OPERATING
Net earnings (loss)	$ 817	$ (962)	$ 1,180
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Restructuring and other charges	(226)	1,980	327
Iridium charges	2,119	360	178
Depreciation	2,182	2,197	2,329
Deferred income taxes	(415)	(933)	(98)
Amortization of debt discount and issue costs	11	11	10
Gain on disposition of investments and businesses, net of acquisition charges	(1,034)	(146)	(116)
Change in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	15	(238)	(812)
Inventories	(661)	254	(880)
Other current assets	(30)	31	(114)
Accounts payable and accrued liabilities	270	(753)	698
Other assets and liabilities	(1,120)	(780)	(106)

Net cash provided by operating activities	1,928	1,021	2,596

INVESTING
Acquisitions and advances to affiliates	(552)	(786)	(286)
Proceeds from dispositions of investments and businesses	2,536	371	248
Capital expenditures	(2,684)	(3,221)	(2,874)
Proceeds from dispositions of property, plant and equipment	468	507	443
(Purchases) sales of short-term investments	(496)	164	(37)

Net cash used for investing activities	(728)	(2,965)	(2,506)

FINANCING
(Repayment of) proceeds from commercial paper and short-term borrowings	(403)	1,627	(100)
Proceeds from issuance of debt	501	773	312
Repayment of debt	(47)	(293)	(102)
Issuance of common stock	481	99	137
Issuance of preferred securities of subsidiary trust	484	—	—
Payment of dividends	(291)	(288)	(286)

Net cash provided by (used for) financing activities	725	1,918	(39)

Effect of exchange rate changes on cash and cash equivalents	(33)	34	(119)

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	$ 1,892	$ 8	$ (68)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	$ 1,453	$ 1,445	$ 1,513

CASH AND CASH EQUIVALENTS, END OF YEAR	$ 3,345	$ 1,453	$ 1,445

Supplemental Cash Flow Information

CASH PAID DURING THE YEAR FOR:
Interest	$ 265	$ 286	$ 211
Income taxes	$ 279	$ 388	$ 611

See accompanying notes to consolidated financial statements.

MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Significant Accounting Policies

         Consolidation and Investments: The consolidated financial statements include the accounts of Motorola, Inc. and all majority-owned subsidiaries (the Company) in which it has control. The Company’s investments in non-controlled entities in which it has the ability to exercise significant influence over operating and financial policies are accounted for by the equity method. The Company’s investments in other entities are carried at their historical cost. Certain of these cost-based investments are marked-to-market at the balance sheet date to reflect their fair value with the unrealized gains and losses, net of tax, included in a separate component of stockholders’ equity.

         Cash Equivalents: The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

         Revenue Recognition: The Company uses the percentage-of-completion method to recognize revenues and costs associated with most long-term contracts. For contracts involving certain new technologies, revenues and profits or parts thereof are deferred until technological feasibility is established, customer acceptance is obtained and other contract-specific factors have been completed. For other product sales, revenue is recognized at the time of shipment, and reserves are established for price protection and cooperative marketing programs with distributors.

         Advertising and Sales Promotion Costs: Advertising and sales promotion costs are expensed as incurred and are included in selling, general and administrative expenses in the consolidated statements of operations.

         Inventories: Inventories are valued at the lower of average cost (which approximates computation on a first-in, first-out basis) or market (net realizable value or replacement cost).

         Property, Plant and Equipment: Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is recorded principally using the declining-balance method, based on the estimated useful lives of the assets (buildings and building equipment, 5-40 years; machinery and equipment, 2-12 years).

         Intangible Assets: Goodwill and other intangible assets are recorded at cost and amortized on a straight-line basis over periods ranging from 3 to 10 years.

         Long-Lived Assets: Long-lived assets held and used by the Company are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of assets may not be recoverable. The Company evaluates recoverability of assets to be held and used by comparing the amount of an asset to future net undiscounted cash flows to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

         Fair Values of Financial Instruments: The fair values of financial instruments are determined based on quoted market prices and market interest rates as of the end of the reporting period.

         Foreign Currency Translation: The Company’s European and Japanese operations and certain non-consolidated affiliates use the respective local currencies as the functional currency. For all other operations, the Company uses the U.S. dollar as the functional currency. The effects of translating the financial position and results of operations of local functional currency operations into U.S. dollars are included in a separate component of stockholders’ equity.

         Foreign Currency Transactions: The effects of remeasuring the non-functional currency assets or liabilities into the functional currency as well as gains and losses on hedges of existing assets or liabilities are marked-to-market, and the result is recorded within selling, general and administrative expenses in the consolidated statements of operations. Gains and losses on financial instruments that hedge firm future commitments are deferred until such time as the underlying transactions are recognized or recorded immediately when the transaction is no longer expected to occur. Foreign exchange financial instruments that hedge investments in foreign subsidiaries are marked-to-market, and the results are included in stockholders’ equity. Other gains or losses on financial instruments that do not qualify as hedges are recognized immediately as income or expense.

         Use of Estimates: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Reclassifications: Certain amounts in prior years’ financial statements and related notes have been reclassified to conform to the 1999 presentation.

         Recent Accounting Pronouncements: In June 1998, the Financial Accounting Standards Board (the FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133 “Accounting for Derivative Instruments and Hedging Activities”, subsequently amended by SFAS No. 137, which the Company is required to adopt in the first quarter of 2001. SFAS 133 will require the Company to record all derivatives on the balance sheet at fair value. Changes in derivative fair values will either be recognized in earnings as offsets to the changes in fair value of related hedged assets, liabilities and firm commitments or, for forecasted transactions, deferred and recorded as a component of non-owner changes to equity until the hedged transactions occur and are recognized in earnings. The impact of SFAS 133 on the Company’s consolidated financial position, liquidity and results of operations will depend upon a variety of factors, including future interpretive guidance from the FASB and the extent of the Company’s hedging activities. However, the Company does not expect the adoption of SFAS 133 to ma terially affect its consolidated financial position, liquidity or results of operations.

2. Motorola Credit Corporation

         Motorola Credit Corporation (MCC), the Company ’s wholly owned finance subsidiary, is engaged principally in financing long-term commercial receivables arising out of equipment sales made by the Company to customers throughout the United States and internationally.

         MCC’s interest revenue is included in the Company’s consolidated net sales. Interest expense totaled $72 million in 1999, $37 million in 1998 and $13 million in 1997, and is included in manufacturing and other costs of sales. In addition, long-term finance receivables of $1.7 billion and $1.1 billion (net of allowance for losses on commercial receivables of $292 million and $167 million, respectively) at December 31, 1999 and 1998 are included in other assets.

Summary Financial Data of Motorola Credit Corporation

	1999	1998	1997

Total revenue	$ 159	$ 72	$ 29

Net earnings	53	21	11

Total assets	2,015	1,152	458

Total liabilities	1,768	977	367

Total stockholder ’s equity	$ 247	$ 175	$ 91

3. Other Financial Data

Statement of Operations Information

Years ended December 31	1999	1998	1997

Research and development	$3,438	$2,893	$2,748

Foreign currency losses	20	20	2

Interest expense, net:
Interest expense	305	301	216
Interest income	(150)	(85)	(85)

Interest expense, net	$ 155	$ 216	$ 131

         The following table presents a reconciliation of the numerators and denominators of basic and diluted earnings (loss) per common share:

Years ended December 31	1999	1998	1997

Basic earnings (loss) per common share
Net earnings (loss)	$ 817	$ (962)	$1,180
Weighted average common shares outstanding	606.4	598.6	595.5

Per share amount	$ 1.35	$(1.61)	$ 1.98

Diluted earnings (loss) per common share
Net earnings (loss)	$ 817	$ (962)	$1,180
Add: Interest on zero coupon notes, net	2	—	5

Net earnings (loss), as adjusted	$ 819	$ (962)	$1,185

Weighted average common shares outstanding	606.4	598.6	595.5
Add: Effect of dilutive securities
Stock options	16.4	—	10.4
Zero coupon notes	1.9	—	6.3

Diluted wtd. average common shares outstanding	624.7	598.6	612.2

Per share amount	$ 1.31	$(1.61)	$ 1.94

         In the computation of diluted loss per common share for the year ended December 31, 1998, the assumed conversions of the zero coupon notes due 2009 and 2013 and options outstanding were excluded because their inclusion would have been antidilutive.
MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

Balance Sheet Information

December 31	1999	1998

Inventories:
Finished goods	$ 987	$ 1,033
Work-in-process and production materials	2,435	2,712

Total	$ 3,422	$ 3,745

Property, plant and equipment:
Land	$ 251	$ 284
Buildings	5,989	6,288
Machinery and equipment	15,608	16,316

	21,848	22,888
Less accumulated depreciation	(12,602)	(12,839)

Total	$ 9,246	$ 10,049

Other assets:
Equity-based investments in affiliated companies	$ 1,149	$ 931
Cost-based investments in affiliated companies	1,393	1,431
Fair value adjustment of certain cost-based investments	5,734	787
Long-term finance receivables	1,679	1,062
Other	1,623	937

Total	$ 11,578	$ 5,148

Accrued liabilities:
Dividends payable	$ 74	$ 72
Contribution to employees’ profit sharing funds	172	78
Income taxes payable	8	84
Taxes other than income taxes	349	302
Deferred revenue	583	378
Accrued warranties	326	333
Compensation	677	548
Restructuring and other accruals	40	666
Customer reserves	410	422
Iridium reserves	869	529
Other	3,389	2,814

Total	$ 6,897	$ 6,226

         Contract field inventories, which are included in finished goods, are inventories held by customers for which no sales have yet been recorded. At December 31, 1999 and 1998, contract field inventories were $189 million and $125 million, respectively.

         Unbilled receivables which are included in accounts receivable but not yet billed to the customers were $737 million and $600 million at December 31, 1999 and 1998, respectively.

         Statement of Financial Accounting Standards No. 115, “Accounting for Certain Investments in Debt and Equity Securities”, requires the carrying value of available for sale securities to be adjusted to fair value. The Company classifies certain of its cost-based investments as available for sale securities. As such, the Company recorded an increase to stockholders’ equity, other assets and deferred income taxes of $3.5 billion, $5.7 billion and $2.3 billion as of December 31, 1999; and an increase to stockholders’ equity, other assets and deferred income taxes of $476 million, $787 million and $311 million as of December 31, 1998.

Stockholders’ Equity Information

         Comprehensive earnings (loss) for the years ended December 31, 1999, 1998 and 1997, were $3.7 billion, ($947) million and $1.6 billion, respectively. The unrecognized gains on certain cost-based investments of $3.5 billion, $476 million and $533 million as of December 31, 1999, 1998 and 1997, respectively, exclude reclassification adjustments of $52 million, $4 million and $9 million, net of tax, related to the sale of securities.

Leases

         The Company owns most of its major facilities, but does lease certain office, factory and warehouse space, land, and data processing and other equipment under principally noncancelable operating leases. Rental expense, net of sublease income, was $334 million in 1999, $320 million in 1998 and $308 million in 1997. At December 31, 1999, future minimum lease obligations, net of minimum sublease rentals, for the next five years and beyond, in millions, are as follows: 2000, $116; 2001, $71; 2002, $59; 2003, $51; 2004, $49; beyond, $63.

4. Debt and Credit Facilities

Long-term debt

December 31	1999	1998

7.5% debentures due 2025	$ 398	$ 398
6.75% debentures due 2004	497	—
6.5% debentures due 2025 (redeemable at the holders’ option in 2005)	398	397
7.6% notes due 2007	300	300
5.8% debentures due 2008	323	322
6.5% debentures due 2008	199	199
6.5% debentures due 2028	439	439
5.22% debentures due 2097	226	225
Zero coupon notes due 2009	17	24
Zero coupon notes due 2013	80	80
8.4% debentures due 2031 (redeemable at the holders’ option in 2001)	200	200
Other long-term debt	34	57

	3,111	2,641
Less: Current maturities	22	8

Long-term debt	$3,089	$2,633

MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

Short-term debt

December 31	1999	1998

Notes to banks	$ 142	$ 157
Commercial paper	2,335	2,739
Other short-term debt	5	5

	2,482	2,901
Add: Current maturities	22	8

Notes payable and current portion of long-term debt	$2,504	$2,909

Weighted average interest rates on short-term borrowings

Commercial paper	5.2%	5.4%
Other short-term debt	6.3%	8.0%

         At December 31, 1999, the outstanding zero coupon notes due 2009, referred to as Liquid Yield Option™ Notes (LYONs ™), had a face value at maturity and net carrying value of $30 million and $17 million, respectively. The 2009 LYONs were originally priced at a 6% yield to maturity and are convertible into 18.268 shares of the Company ’s common stock for each $1,000 note. The Company can redeem these notes at any time at their accreted values. In addition, on September 7, 2004, the Company will become obligated, at the election of the holders thereof, to purchase those notes for which written notice requesting redemption has been received. The purchase price is $744.10 per $1,000 principal amount at September 7, 2004, plus accrued original issue discount calculated to that date.

         At December 31, 1999, the LYONs due 2013 had a face value at maturity and net carrying value of $109 million and $80 million, respectively. The 2013 LYONs were originally priced at a 2.25% yield to maturity and are convertible into 11.178 shares of the Company ’s common stock for each $1,000 note. The Company can redeem these notes at any time at their accreted values. In addition, on September 27, 2003, and September 27, 2008, the Company will become obligated, at the election of the holders thereof, to purchase those notes for which written notice requesting redemption has been received. Purchase prices are $799.52 and $894.16 per $1,000 principal amount at September 27, 2003, and September 27, 2008, respectively, plus accrued original issue discount calculated to each such date. On September 28, 1998, the Company redeemed $368 million principal amount at maturity of its outstanding LYONs due 2013 at the election of the holders thereof. The Company made a total payment of $263 million to redeem these LYONs.

         The LYONs issues are subordinated to all existing and future senior indebtedness of the Company and rank on a parity with each other.

         On June 21, 1999, the Company’s finance subsidiary sold an aggregate face principal amount at maturity of $500 million of 6.75% Guaranteed Bonds due June 21, 2004, to non-U.S. persons. The Bonds were sold outside of the United States in reliance on Regulation S under the Securities Act of 1933, as amended. The net proceeds to the finance subsidiary from the issuance and sale of the bonds were $497 million and were used to reduce its short-term indebtedness. Shortly after the sales, the finance subsidiary entered into interest rate swaps to change the characteristics of the interest rate payments on the bonds from fixed-rate payments to short-term LIBOR based variable rate payments in order to match the funding of its underlying assets.

         On February 3, 1999, Motorola Capital Trust I, a Delaware statutory business trust and wholly-owned subsidiary of the Company, sold 20 million Trust Originated Preferred Securities SM (“TOPrS”) to the public at an aggregate offering price of $500 million. The Trust used the proceeds from this sale, together with the proceeds from its sales of common stock to the Company, to buy a series of 6.68% Deferrable Interest Junior Subordinated Debentures due March 31, 2039 (“Subordinated Debentures”) from the Company with the same payment terms as the TOPrS. The Company, in turn, used the $484 million of net proceeds from the sale of the Subordinated Debentures to reduce short-term indebtedness.

         On October 20, 1998, the Company sold an aggregate face principal amount at maturity of $325 million of 5.80% Notes due October 15, 2008. The net proceeds to the Company from the issuance and sale of the Notes were $322 million. On November 23, 1998, the Company sold an aggregate face principal amount at maturity of $445 million of 6.50% Debentures due November 15, 2028. The net proceeds to the Company from the issuance and sale of the Debentures were $439 million. The Company used the proceeds from both debt issuances to reduce short term indebtedness and for other general corporate purposes.

         Aggregate requirements for debt maturities, in millions, during the next five years are as follows: 2000, $22; 2001, $2; 2002, $0; 2003, $0; 2004, $497.

         The Company and its finance subsidiary have revolving domestic credit agreements of one and five years with a group of banks for $2.5 billion. The one year and five year revolving domestic credit agreements expire in September of 2000 and September of 2002, respectively. Commitment fees assessed against the daily average amounts unused range from 5 to 6.25 basis points. These domestic credit agreements contain various conditions, covenants and representations with which the Company was in compliance at December 31, 1999. The Company also has non-U.S. credit facilities with interest rates on borrowings varying from country to country depending upon local market conditions. Commitment fees against unused amounts are 25 basis points. At December 31, 1999, the Company’s total available domestic and non-U.S. credit facilities aggregated $5.3 billion, of which $275 million was used and the remaining $5.1 billion was available to back up outstanding commercial paper which totaled $2.3 billion.
MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

        Outstanding letters of credit aggregated approximately $206 million and $193 million at December 31, 1999 and 1998, respectively.

LYONs is a trademark of Merrill Lynch & Co., Inc.
SM “Trust Originated Preferred Securities” and “TOPrS” are service marks of Merrill Lynch & Co Inc.

5. Risk Management

Derivative Financial Instruments

         As a multinational company, the Company’s transactions are denominated in a variety of currencies. The Company uses financial instruments to hedge, and therefore attempts to reduce, its overall exposure to the effects of currency fluctuations on cash flows. The Company’s policy is to not speculate in financial instruments for profit on the exchange rate price fluctuation, trade in currencies for which there are no underlying exposures, or enter into trades for any currency to intentionally increase the underlying exposure. Instruments used as hedges must be effective at reducing the risk associated with the exposure being hedged and must be designated as a hedge at the inception of the contract. Accordingly, changes in market values of hedge instruments must be highly correlated with changes in market values of underlying hedged items both at inception of the hedge and over the life of the hedge contract.

         The Company’s strategy in foreign exchange exposure issues is to offset the gains or losses of the financial instruments against losses or gains on the underlying operational cash flows or investments based on the operating business units’ assessment of risk. Currently, the Company primarily hedges firm commitments, including assets and liabilities currently on the balance sheet. The Company expects that it may hedge anticipated transactions, forecasted transactions or investments in foreign subsidiaries in the future.

         Almost all of the Company’s non-functional currency receivables and payables which are denominated in major currencies that can be traded on open markets are hedged. The Company uses forward contracts and options to hedge these currency exposures. A portion of the Company’s exposure is to currencies which are not traded on open markets, such as those in Latin America, and these are addressed, to the extent reasonably possible, through managing net asset positions, product pricing, and other means, such as component sourcing.

         At December 31, 1999 and 1998, the Company had net outstanding foreign exchange contracts totaling $3.6 billion and $1.8 billion, respectively. Most of the hedge contracts, which are over-the-counter instruments, mature within three months with the longest maturity extending out four years. Management believes that these financial instruments should not subject the Company to undue risk due to foreign exchange movements because gains and losses on these contracts should offset losses and gains on the assets, liabilities and transactions being hedged. At December 31, 1999, deferred gains totaled $1.4 million and deferred losses totaled $20.9 million. At December 31, 1998, deferred gains totaled $3.5 million and deferred losses totaled $4.3 million. The following schedule shows the five largest net foreign exchange hedge positions as of December 31, 1999 and 1998:

	Buy (Sell)
December 31	1999	1998

Japanese Yen	$(1,780)	$(674)
Euro	(580)	(566)
Chinese Renminbi	(460)	(100)
British Pound	230	(137)
Taiwan Dollar	(132)	(102)

         The Company is exposed to credit-related losses if counterparties to financial instruments fail to perform their obligations. However, it does not expect any counterparties, which presently have high credit ratings, to fail to meet their obligations.

         In June 1999, the Company’s finance subsidiary entered into interest rate swaps to change the characteristics of the interest rate payments on its $500 million 6.75% Guaranteed Bonds due 2004 from fixed-rate payments to short-term LIBOR based variable rate payments in order to match the funding with its underlying assets. The fair value of the interest rate swaps as of December 31, 1999, was $9.3 million. Except for these interest rate swaps, as of the end of the reporting period, the Company had no outstanding commodity derivatives, currency swaps or options relating to either its debt instruments or investments. The Company does not have any derivatives to hedge the value of its equity investments in affiliated companies.

Fair Value of Financial Instruments

         The Company’s financial instruments include cash equivalents, short-term investments, accounts receivable, long-term finance receivables, accounts payable, notes payable, long-term debt, foreign currency contracts and other financing commitments.

         Using available market information, the Company determined that the fair value of long-term debt at December 31, 1999 was $3.0 billion compared to a carrying value of $3.1 billion. Since considerable judgment is required in interpreting market information, the fair value of the long-term debt is not necessarily indicative of the amount which could be realized in a current market exchange.

         The fair values of the other financing commitments could not be reasonably estimated at December 31, 1999. The fair values of the other financial instruments were not materially different from their carrying or contract values at December 31, 1999.
MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

6. Income Taxes

Components of earnings (loss) before income taxes

Years ended December 31	1999	1998	1997

United States	$ (547)	$(2,262)	$ 307
Other nations	1,715	888	1,509

Total	$1,168	$(1,374)	$1,816

Components of income tax provision (benefit)

Years ended December 31	1999	1998	1997

Current:
United States	$423	$ 40	$416
Other nations	252	472	234
State (U.S.)	91	9	89

	766	521	739
Deferred	(415)	(933)	(103)

Income tax provision (benefit)	$351	$(412)	$636

         Deferred tax adjustments to stockholders’ equity, which resulted primarily from fair value adjustments related to cost-based investments, were $1.9 billion, ($37) million and $365 million for the years ended December 31, 1999, 1998 and 1997, respectively. Except for certain earnings that the Company intends to reinvest indefinitely, provisions have been made for the estimated U.S. federal income taxes applicable to undistributed earnings of subsidiaries and affiliated companies. Undistributed earnings for which no U.S. income tax has been provided aggregated $5.5 billion, $4.8 billion and $4.3 billion at December 31, 1999, 1998 and 1997, respectively. Should these earnings be distributed, foreign tax credits may reduce the additional U.S. income tax which would be payable. In cases where taxes are provided on such undistributed earnings, those taxes have been included in U.S. income taxes.

         At December 31, 1999, certain non-U.S. subsidiaries had loss carryforwards for income tax reporting purposes of $187 million, with expiration dates starting in 2000.

Differences between income tax expense (benefit) computed at the U.S. federal statutory tax rate of 35% and income tax provision (benefit)

Years ended December 31	1999	1998	1997

Income tax expense (benefit) at statutory rate	$409	$(481)	$636
Taxes on non-U.S. earnings	172	186	67
State income taxes	(52)	(122)	(1)
Foreign Sales Corporation	(157)	(80)	(65)
Non-deductible acquisition charges	19	67	—
Other	(40)	18	(1)

Income tax provision (benefit)	$351	$(412)	$636

Significant components of deferred tax assets (liabilities)

December 31	1999	1998

Inventory reserves	$ 740	$ 612
Contract accounting methods	86	226
Employee benefits	398	179
Capitalized items	207	223
Tax basis differences on investments	(116)	(83)
Depreciation	(249)	(277)
Undistributed non-U.S. earnings	(1,071)	(636)
Restructuring reserves	2	271
Tax carryforwards	397	397
Cost-based investment mark-to-market	(2,265)	(311)
Iridium reserves	650	257
Other	902	316

Net deferred tax asset (liability)	$ (319)	$1,174

         Gross deferred tax assets were $5.3 billion and $4.2 billion at December 31, 1999 and 1998, respectively. Gross deferred tax liabilities were $5.6 billion and $3.0 billion at December 31, 1999 and 1998, respectively. The Company has U.S. tax carryforwards of approximately $397 million at December 31, 1999. These carryforwards are primarily foreign tax credit carryforwards of which $345 million expire in 2003. The deferred tax asset is considered realizable given past income and estimates of future income.

         The Internal Revenue Service (IRS) has examined the federal income tax returns for the Company through 1991 and has settled the respective returns through 1987. The IRS has proposed certain adjustments to the Company’s income and tax credits for the years 1988 through 1991 which would result in additional tax. The Company disagrees with most of the proposed adjustments and is contesting them at the Appeals level of the IRS. The IRS is currently performing the field level examination of the 1992 through 1995 tax returns and has proposed income adjustments. In the opinion of the Company’s management, the final disposition of these matters, and proposed adjustments from other tax authorities, will not have a material adverse effect on the consolidated financial position, liquidity or results of operations of the Company.

7. Employee Benefit and Incentive Plans

Pension Benefits

         The Company’s noncontributory pension plan (the Regular Pension Plan) covers most U.S. employees after one year of service. The benefit formula is dependent upon employee earnings and years of service. The Company’s policy is to fund the accrued pension cost or the amount allowable based on the full funding limitations of the Internal Revenue Code, if less. The Company has a noncontributory supplemental retirement benefit plan for its elected officers. The plan contains provisions for funding the participants’ expected retirement benefits when the participants meet the minimum age and years of service requirements. The Company has an additional noncontributory supplemental retirement benefit plan (the Motorola Supplemental Pension Plan —MSPP) which provides supplemental benefits in excess of the limitations imposed by the Internal Revenue Code on the Regular Pension Plan for U.S. employees (excluding elected officers).

         Certain non-U.S. subsidiaries have varying types of retirement plans providing benefits for substantially all of their employees. Amounts charged to earnings for all non-U.S. plans were $93 million in 1999, $95 million in 1998 and $106 million in 1997.

         The Company uses a five-year (three years for 1992 through 1997), market-related asset value method of amortizing asset-related gains and losses. Net transition amounts and prior service costs are being amortized over periods ranging from 9 to 15 years.

         Benefits under all U.S. pension plans are valued based upon the projected unit credit cost method. The assumptions used to develop the projected benefit obligations for the plans for the years ended December 31, 1999 and 1998 were as follows:

	1999	1998

Discount rate for obligations	7.75%	7.00%
Future compensation increase rate	4.50%	4.00%
Investment return assumption (regular)	9.00%	9.00%
Investment return assumption (elected officers)	6.00%	6.00%

         Accounting literature requires discount rates to be established based on prevailing market rates for high-quality fixed-income instruments that, if the pension benefit obligation was settled at the measurement date, would provide the necessary future cash flows to pay the benefit obligation when due. At December 31, 1999, the investment portfolio was predominantly equity investments, which have historically realized annual returns at or significantly above the assumed investment return rate. The Company believes short-term changes in interest rates should not affect the measurement of the Company’s long-term obligation.

         The net U.S. periodic pension cost for the years ended December 31, 1999, 1998 and 1997 for the regular pension plan and the elected officers’ supplemental retirement benefit plan was as follows:

Regular Pension Plan

	1999	1998	1997

Service cost	$191	$176	$157
Interest cost	196	174	146
Expected return on plan assets	(240)	(205)	(166)
Amortization of unrecognized net asset	—	(11)	(11)

Net periodic pension cost	$147	$134	$126

Elected Officers ’ Supplemental Retirement Benefit Plan

	1999	1998	1997

Service cost	$33	$22	$22
Interest cost	15	11	11
Expected return on plan assets	(5)	(5)	(3)
Amortization of:
Unrecognized net loss	13	8	5
Unrecognized prior service cost	2	6	6
Unrecognized net obligation	1	1	1
Settlement expense	9	7	4

Net periodic pension cost	$68	$50	$46

         The net periodic pension cost for the Motorola Supplemental Pension Plan was $4 million in 1999, $3 million in 1998 and $2 million in 1997.
MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

         The status of the Company’s plans at December 31 is shown in the following table.

	1999		1998
	Regular	Elected Officers And MSPP	Regular	Elected Officers and MSPP

Change in benefit obligation
Benefit obligation at January 1	$2,868	$174	$2,165	$156
Service cost	191	34	176	23
Interest cost	196	16	174	12
Divestitures	(86)	—	—	—
Actuarial (gain) loss	(361)	58	398	26
Benefit payments	(67)	(35)	(45)	(43)

Benefit obligation at December 31	$2,741	$247	$2,868	$174
Change in plan assets
Fair value at January 1	$3,086	$142	$2,493	$113
Actual return on plan assets	505	2	508	9
Company contributions	110	50	130	63
Divestitures	(76)	—	—	—
Benefit payments	(67)	(35)	(45)	(43)

Fair value at December 31	$3,558	$159	$3,086	$142
Funded status of the plan	817	(88)	218	(32)
Unrecognized net (gain) loss	(829)	158	(193)	99
Unrecognized prior service cost	—	10	—	12
Unrecognized net transition (asset) liability	—	1	—	2

Prepaid (accrued) pension cost recognized in balance sheet	$ (12)	$ 81	$ 25	$ 81

	1999		1998
	Regular	Elected Officers And MSPP	Regular	Elected Officers and MSPP

Components of prepaid (accrued) pension cost recognized in balance sheet:

Prepaid benefit cost	$ —	$ —	$ 25	$ 90
Intangible asset	—	9	—	4
Accrued benefit liability	(12)	(50)	—	(13)
Deferred income taxes	—	49	—	—
Non-owner changes to equity	—	73	—	—

Total recognized prepaid (accrued) pension cost	$ (12)	$ 81	$ 25	$ 81

Postretirement Health Care Benefits

         In addition to providing pension benefits, the Company provides certain health care benefits to its retired employees. The majority of its domestic employees may become eligible for these benefits if they meet age and service requirements upon termination of employment. The Company’s policy is to fund the maximum amount allowable based on funding limitations of the Internal Revenue Code.

         The assumptions used to develop the accumulated postretirement benefit obligation for the retiree health care plan for the years ended December 31, 1999 and 1998 were as follows:

	1999	1998

Discount rate for obligations	7.75%	7.00%
Investment return assumptions	9.00%	9.00%

         Net retiree health care expenses for the years ended December 31, 1999, 1998 and 1997 were as follows:

	1999	1998	1997

Service cost	$17	$14	$13
Interest cost	37	32	29
Expected return on plan assets	(26)	(22)	(16)
Amortization of unrecognized net loss	5	2	3

Net retiree health care expense	$33	$26	$29

MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

         The funded status of the plan at December 31 is shown in the following table. Plan assets are comprised primarily of equity securities, bonds and cash equivalents.

	1999	1998

Change in benefit obligation
Benefit obligation at January 1	$493	$413
Service cost	17	14
Interest cost	37	32
Divestitures	(5)	—
Actuarial (gain) loss	7	49
Benefit payments	(23)	(15)
Other payments	(5)	—

Benefit obligation at December 31	$521	$493

Change in plan assets
Fair value at January 1	$328	$263
Actual return on plan assets	53	54
Company contributions	31	26
Benefit payments	(23)	(15)

Fair value at December 31	$389	$328
Funded status of the plan	(132)	(165)
Unrecognized net loss	28	55
Unrecognized prior service cost	—	(1)

Liability recognized in balance sheet	$(104)	$(111)

         The health care trend rate used to determine the pre-age 65 accumulated postretirement benefit obligation was 6.56% for 1999, decreasing to 6.00% or 5.00% for medical benefits, depending on the option chosen, by the year 2002 and beyond. A flat 5% rate per year is used for the post-age 65 obligation. Changing the health care trend rate by one percentage point would change the accumulated postretirement benefit obligation and the net retiree health care expense as follows:

	1% Point Increase	1% Point Decrease

Effect on:
Accumulated postretirement benefit obligation	$34	$(53)
Net retiree health care expense	4	(7)

         The Company has no significant postretirement health care benefit plans outside of the United States.

Other Benefits

         Profit Sharing Plans: The Company and certain subsidiaries have profit sharing plans, principally contributory, in which all eligible employees participate. The Company makes contributions to profit sharing plans in the United States and other nations, which are generally based upon percentages of pretax earnings, as defined, from those
operations. Company contributions during 1999, 1998 and 1997 were $72 million, $71 million and $108 million, respectively.

         Motorola Executive Incentive Plan: The Company may provide up to 7% of its annual consolidated pretax earnings after deducting 5% of capital employed, each defined in the Motorola Executive Incentive Plan, for the payment of cash incentive awards to key employees. The provision for incentive awards in 1999 was $11 million. In 1998, there was no provision for incentive awards. The provision for incentive awards in 1997 was $56 million.

         Long Range Incentive Program: The Company has a Long Range Incentive Program to reward participating elected officers for the Company’s achievement of outstanding long-range performance, based on four performance objectives measured over four-year cycles. These objectives are benchmarked and evaluated against both similar-industry companies and internal Motorola objectives. The provision for long-range incentive awards in 1999 was $3 million. During both 1998 and 1997, $21 million was provided for long-range incentive awards.

         Stakeholders Plan and Incentive Pay Plans: The Stakeholders Plan was a program available to eligible Motorola employees who were not participating in the Motorola Executive Incentive Plan or certain other incentive plans. Awards were earned and paid annually to participants in the form of 50% in cash and 50% in the Company ’s common stock where legally permitted or practicable depending upon certain performance measures. During 1999 and 1998, there were no provisions for stakeholders awards. The provision for stakeholders awards in 1997 was $188 million. The program was retired in 1999.

         In 1999, the Company introduced incentive pay plans providing eligible employees with an annual payment, calculated as a percentage of an employee’s eligible earnings, in the year after the close of the current calendar year if specified business goals are met. The provision for incentive pay plans in 1999 was $181 million.

         Motorola Employee Stock Purchase Plan of 1999 (MOTshare): MOTshare allows eligible participants to purchase shares of the Company’s common stock through payroll deductions of up to 10% of compensation on an after-tax basis. The price an employee pays per share is 85% of the lower of the fair market value of the Company’s stock on the close of the first trading day or last trading day of the purchase period. The plan has two purchase periods, the first one from October 1 through March 31 and the second one from April 1 through September 30. The plan became effective in October of 1999 with the first share purchases to occur after March 31, 2000.

         Stock Options: Under the Company’s stock option plans, options to acquire shares of common stock have been made available for grant to certain employees and non-employee directors. Each option granted has an exercise price of 100% of the market value of the common stock on the date of grant. The contractual life of each option is generally 10 years. Substantially all of the options vest in one year.
MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

         Pursuant to Statement of Financial Accounting Standards No. 123 “Accounting for Stock-Based Compensation”, the Company has elected to account for its stock option plans under the provisions of APB Opinion No. 25 “Accounting for Stock Issued to Employees”. Accordingly, no compensation cost has been recognized for the stock option plans. The Company has evaluated the pro forma effects of Statement 123 and as such, net earnings (loss), basic earnings (loss) per common share and diluted earnings (loss) per common share would have been as follows:

	1999	1998	1997

Net earnings (loss)
As reported	$817	$ (962)	$1,180
Pro forma	$809	$(1,072)	$1,114
Basic earnings (loss) per common share
As reported	$1.35	$ (1.61)	$ 1.98
Pro forma	$1.33	$ (1.79)	$ 1.87
Diluted earnings (loss) per common share
As reported	$1.31	$ (1.61)	$ 1.94
Pro forma	$1.30	$ (1.79)	$ 1.83

         The fair value of each option was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions:

	1999	1998	1997

Risk-free interest rate	5.53%	4.52%	5.71%
Dividend yield	0.56%	0.80%	0.77%
Expected volatility	33.63%	31.33%	29.83%
Expected life in years	5	5	5
Per option fair value	$33	$18	$16

         Stock option activity was as follows:

(in thousands, except exercise price and employee data)	1999		1998		1997
	Shares subject to options	Wtd. avg. exercise price	Shares subject to options	Wtd. avg. exercise price	Shares subject to options	Wtd. avg. exercise price

Options outstanding at January 1	41,650	$49	33,273	$46	30,646	$39
Additional options granted	1,125	$87	10,380	$54	6,862	$65
Options exercised	(11,162)	$42	(1,703)	$24	(3,867)	$27
Options terminated, cancelled or expired	(320)	$53	(300)	$59	(368)	$49

Options outstanding at December 31	31,293	$52	41,650	$49	33,273	$46

Options exercisable at December 31	26,197	$50	30,778	$47	26,131	$41

Approx. number of employees granted options	1,500		16,100		14,800

          The following table summarizes information about stock options outstanding and exercisable at December 31, 1999:

Exercise price range:	Options Outstanding			Options Exercisable
	No. of options	Wtd. avg. exercise price	Wtd. avg. contractual life (in yrs.)	No. of options	Wtd. avg. exercise price

$ 9 –$ 15	2,250	$ 14	1.6	2,250	$14
$ 16–$ 30	2,442	$ 26	2.9	2,442	$26
$ 31–$ 45	1,748	$ 44	4.2	1,672	$44
$ 46–$ 60	18,819	$ 55	7.4	14,995	$55
$ 61–$ 75	4,857	$ 65	7.9	4,605	$65
$ 76–$ 90	961	$ 85	8.8	233	$80
$ 91 –$105	152	$ 97	9.6	—	$—
$106 –$120	19	$115	9.9	—	$—
$121 –$135	45	$124	9.9	—	$—

	31,293			26,197

MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

8. Commitments and Contingencies: Iridium

         At December 31, 1999, the Company owned, directly and indirectly, approximately 18% of the equity interests in Iridium LLC and its operating subsidiaries (Iridium LLC and its operating subsidiaries are collectively referred to as “Iridium”) and a significant portion of a series of Iridium bonds. Since August 1999, Iridium operated as debtors-in-possession under Chapter 11 of the U.S. Federal Bankruptcy Code.

         The Company recorded $2.1 billion, $360 million and $178 million of charges in 1999, 1998 and 1997 respectively, related to the Iridium program. The Company recorded a special charge during 1999 of $2.0 billion to: (i) increase its reserve related to its financial exposure to the Iridium project, (ii) to write-down the value of the Iridium bonds it holds and (iii) to reserve for assets at risk and other potential contractual obligations. These reserves and write-downs are believed by management to be sufficient to cover the Company’s current exposure, but do not include additional special charges that may arise as a result of litigation related to the Iridium project. There were no special charges recorded in 1998 or 1997 related to the Iridium project.

         The following table presents the Company ’s provisions for bond investment write-down and development and commercialization reserves, and the Company’s share of Iridium net losses for the years ended December 31, 1999, 1998 and 1997 and where on the consolidated statements of operations these items are recorded:

Classification of Iridium Charges in Statements of Operations
($ in Millions)

	1999			1998			1997
	SG &A	Cost of Sales	1999 Total	SG &A	Cost of Sales	1998 Total	SG &A	Cost of Sales	1997 Total
Special Charges:
Bond Investment wirte-down	$ 157	$ —	$ 157	$ —	$—	$ —	$—	$ —	$ —
Development & Commercialization provisions	1,019	806	1,825	—	—	—	—	—	—

Total Special Charges	$1,176	$806	$1,982	$ —	$—	$ —	$—	$ —	$ —

Other Charges:
Development & Commercialization provisions	$ 56	$ 31	$ 87	$ 14	$81	$ 95	$—	$132	$132
Company’s share of Iridium net losses	50	—	50	265	—	265	46	—	46

Total Other Charges	$ 106	$ 31	$ 137	$279	$81	$360	$46	$132	$178

Total Charges	$1,282	$837	$2,119	$279	$81	$360	$46	$132	$178

         The Company had equity investments and notes receivable in several Iridium gateway companies, accounts receivable from Iridium, capital call obligations and contractual commitments and other obligations in the amount of $1.8 billion all of which had been reserved or written-off as of December 31, 1999. The amounts are detailed in the tables that follow.
MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

	Dec. 31, 1999	Dec. 31, 1998
Company Assets:
Investments:
Equity investment in Iridium	$ —	$ 50
Bond investment in Iridium	—	157
Investments in and notes receivable from Iridium gateway companies	39	56

Total	$ 39	$ 263

Accounts Receivable:
Operations & Maintenance contract
Deferred amount due to Company	$ 400	$ —
Other amounts due to Company	179	176

	$ 579	$ 176
Other contracts	82	88

Total	$ 661	$ 264

Company Guarantees and Other:
Bank Guarantees and Other Financial Commitments:
Senior Secured Credit Agreement Capital Call	$ 50	$ 50
Senior Guaranteed Credit Agreement	—	750
Conditional Commitment to Provide Guarantee	See Below	See Below

Total	$ 50	$ 800

Contractual Commitments and Other Obligations:
Obligations to subcontractors	$ 85	$ 109
Assets as risk and other estimated potential contractual obligations	963	791

Total	$ 1,048	$ 900

Total Company Assets and Guarantees	$ 1,798	$ 2,227

Company Development and Commercialzation
Reserves (See table that follows)	$ 1,798	$ 649

         The Company accounted for its investment in Iridium under the equity method of accounting due to its financial influence on Iridium in the form of guarantees of Iridium’s indebtedness, its contract with Iridium for the operation and maintenance of the global communications system and the other financial commitments more fully discussed below. The Company’s equity investment in Iridium reached zero due to recording its share of Iridium net losses in the first quarter of 1999 but the Company continued to record provisions to establish reserves related to its financial commitments and debt guarantees to Iridium. The Company’s equity investments in several Iridium gateway companies as well as the contra asset related to a valuation reserve was included in other assets in the consolidated balance sheets. The Company’s portion of Iridium bonds was included in other assets and the bond write-down was included as a contra-asset in other assets, in the consolidated balance sheets.

         The Company had several contracts with Iridium, primarily for the operation and maintenance of the global personal communications system. The Company stopped recognizing revenue on the operations and maintenance contract with Iridium after the second quarter of 1999, and continued to perform its services under that contract throughout 1999 without being paid currently, although the Company has not waived its right to receive payment. The Company had previously agreed to permit Iridium to defer up to $400 million of amounts owed under its operations and maintenance contract with the Company. As of December 31, 1999, the Company had accounts receivable from Iridium relating to the operations and maintenance contract of $579 million and accounts receivable for other contracts with Iridium of $82 million. All of these amounts have been reserved as of December 31, 1999.

         The repayment by Iridium of the contractually deferred amounts owed under the operations and maintenance contract with the Company and the amount of borrowings by Iridium under the Guaranteed Credit Agreement were subordinated to repayment of Iridium’s Secured Credit Agreement, as was the repayment to the Company by Iridium of any other amounts the Company paid to the lenders under its guarantees and certain other obligations owed to the Company. As a result of the Chapter 11 filing, Iridium was believed unlikely to be able to repay in full to the Company amounts previously deferred under its various contracts with the Company and was unlikely to be able to pay amounts which accrued after the filing and which had not been paid.

         The Company has subcontracts for portions of the system, for which it generally remained obligated in the amount of $85 million as of December 31, 1999. In addition, the Company had investments in assets related to these contracts which were at risk, such as inventory, manufacturing equipment and buildings, as well as other potential obligations in connection with these contracts, the value of which the Company estimated to be approximately $963 million as of December 31, 1999. The Company will incur substantial costs in winding down operations related to the Iridium program, therefore these obligations and assets were written down or reserved to zero as of December 31, 1999.
MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

        The following table presents the activity of the Company’s development and commercialization reserves for the years ended December 31, 1999, 1998 and 1997 related to the Iridium project:

	Dec. 31, 1999	Dec. 31, 1998	Dec. 31, 1997
Development and Commercialization Reserves
Provisions:
Special Charges	$1,825	$ —	$ —
Other Charges	87	95	132

Total Provisions	$1,912	$ 95	$132
Amounts Used
Payments under Guaranteed Credit Agreement	(743)	—	—
Interim Funding to Iridium	(20)	—	—

Development and Commercialization Reserves	$1,798	$649	$554

         The development and commercialization provisions for the years ended December 31, 1999, 1998 and 1997 are shown in the above table. During 1999 the Company used $763 million of the development and commercialization reserve including payment by the Company of $743 million to the banks as payment of guaranteed amounts under the Senior Guaranteed Credit Agreement and $20 million in additional funding to Iridium while Iridium sought to attract additional investment and achieve its financial restructuring.

         The development and commercialization reserve as of December 31, 1999 was $1.8 billion of which $869 million was included in accrued liabilities, $734 million was included as a contra asset, in inventories, $79 million was included as a contra asset, in property, plant and equipment, $72 million was included as a contra asset, in other assets, $39 million was included in other liabilities, $4 million was included in accounts payable, and $1 million was included as a contra asset, in accounts receivable, in the consolidated balance sheets. The reserve as of December 31, 1998 was $649 million of which $529 million was included in accrued liabilities and $120 million was included in other liabilities in the consolidated balance sheets. The related reserves for 1997 were $554 million and were included in accrued liabilities in the consolidated balance sheets.

         Additionally in 1999, the Company wrote down its investment in Iridium bonds. The bond write-down of $157 million is reflected in selling, general and administrative expenses in the consolidated statements of operations. The bond write-down of $157 million is reflected as a contra-asset, in other assets, in the consolidated balance sheets as of December 31, 1999.

         Iridium’s only outstanding bank facility as of December 31, 1999 was an $800 million Senior Secured Credit Agreement (the “Secured Credit Agreement”). Iridium was in default under the Secured Credit Agreement and on approximately $1.4 billion of public debt.

         During most of 1999, Iridium had outstanding a $750 million Senior Guaranteed Credit Agreement (the “Guaranteed Credit Agreement”). The Guaranteed Credit Agreement was guaranteed by the Company and Iridium had borrowed all of the funds available. On November 15, 1999, the Company paid the banks approximately $743 million to satisfy its guarantee under the Guaranteed Credit Agreement. With that payment, the Company believes it satisfied all of its guarantee obligations under this Agreement. By satisfying its guarantee obligations, the Company avoided paying additional interest and substantial monthly fees to the banks.

         Subject to the automatic stay provisions of Chapter 11, the lenders under the Secured Credit Agreement could have accelerated Iridium’s obligations under the Secured Credit Agreement and sought to foreclose on their security interests in substantially all of Iridium’s assets. Iridium was subject to a court order (the “Court Order”) which permitted it to make only a limited use of some of the assets subject to these security interests. The Court Order generally permitted Iridium, during the term of the Court Order, to pay only specified budgeted amounts and prohibited Iridium from making any payments to Motorola. The Court Order was effective through March 17, 2000. In addition, under the Court Order, Motorola has no obligation to continue providing those services to Iridium after March 17, 2000 since it is not being paid for those services.

         The Company had agreed under a Memorandum of Understanding to provide a guarantee of up to an additional $350 million of Iridium debt for Iridium’s use, subject to certain conditions. Iridium requested Motorola to provide this guarantee during the third quarter of 1999, however, Motorola believes it was not obligated to do so. In certain circumstances and subject to certain conditions, $300 million of such guarantee could have been required to be used to guarantee amounts borrowed under the Secured Credit Agreement. The lenders under the Secured Credit Agreement asserted that Iridium failed to have the Company provide such guarantee as required, and that the Company was obligated to provide them with this $300 million guarantee. The Company believes that it was not obligated to do so. Iridium has also stated that it believed it was not obligated to have the Company provide this $300 million guarantee to these lenders. The lenders under the Secured Credit Agreement have also demanded that the investors in Iridium comply with their capital call requirements. In the Company’s case, this could require an additional equity investment of $50 million.

         During the fourth quarter of 1999, Motorola led a group of investors in providing a $20 million funding commitment to Iridium. It was used by Iridium to fund its on-going operations through February 15, 2000 while it sought to attract additional investment and achieve its financial restructuring. Iridium continued discussions with its lenders and creditors regarding plans to restructure its debt and Motor ola worked with Iridium and its other investors to find viable restructuring options. Also see Note 15, Subsequent Events, for further information relating to Iridium.

         Creditors and other stakeholders in Iridium may seek to bring various claims against the Company, with respect to payments previously made by Iridium to the Company, and otherwise. A number of purported class action lawsuits alleging securities law violations have been filed naming Iridium, certain current and former officers of Iridium, other entities and the Company as defendants.

9. Commitments and Contingencies: Other

         Financial. At December 31, 1999, the Company’s percentage ownership in Nextel Communications, Inc. (Nextel) was approximately 16%. The cost basis and fair value of the Nextel investment were $807 million and $5.2 billion, respectively, at December 31, 1999. The investment is included in Other Assets in the Consolidated Balance Sheets. The off-balance sheet commitment to Nextel for equipment financing aggregated $457 million at December 31, 1999. This amount represents the maximum available commitment and may not be completely utilized by Nextel. At December 31, 1999, approximately $254 million of this commitment was outstanding.

         Excluding Iridium and Nextel, the Company has other off-balance sheet financial guarantees aggregating approximately $825 million of which approximately $609 million was outstanding at December 31, 1999.

         As of December 31, 1999, approximately $797 million of the $1.7 billion in long-term finance receivables relates to one customer. Except as stated in this Note and in Note 8, the Company has no other significant concentrations of credit risk as of December 31, 1999.

         Environmental and Legal. Under the Comprehensive Environmental Response Compensation and Liability Act of 1980, as amended (CERCLA, or Superfund) and equivalent state law, the Company has been designated as a potentially responsible party by the United States Environmental Protection Agency with respect to certain waste sites with which the Company may have had direct or indirect involvement. Such designations are made regardless of the extent of the Company’s involvement. These claims are in various stages of administrative or judicial proceedings. They include demands for recovery of past governmental costs and for future investigations or remedial actions. In many cases, the dollar amounts of the claims have not been specified and have been asserted against a number of other entities for the same cost recovery or other relief as was asserted against the Company. The Company accrues costs associated with environmental matters when they become probable and reasonably estimable, and these totaled $87 million and $86 million at December 31, 1999 and 1998, respectively. The amount of such charges to earnings was $15 million, $12 million and $36 million in 1999, 1998 and 1997, respectively. However, due to their uncertain nature, the amounts accrued could differ, perhaps significantly, from the actual costs that will be incurred. These amounts assume no substantial recovery of costs from any insurer. The remedial efforts include environmental cleanup costs and communication programs. These liabilities represent only the Company’s share of any possible costs incurred in environmental cleanup sites, since in most cases, potentially responsible parties other than the Company may exist.

         The Company is a defendant in various suits, including environmental and product-related suits, and is subject to various claims which arise in the normal course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, liquidity or results of operations.

10. Information by Segment and Geographic Region

         In July 1998, the Company’s communications-related businesses began realigning into the Communications Enterprise, a structure intended to enable integrated solutions and improved responsiveness to the needs of distinct customer segments. For the 1998 year-end reporting, the Company continued to use the previous segments because the Company’s management made operating decisions and assessed performance based on these segments. With the completion of the realignment in 1999, the Company changed its segment reporting. Therefore, the Company has restated previously reported segment information to reflect the realignment and to conform to the management approach of Statement of Financial Accounting Standards No. 131 “Disclosures about Segments of an Enterprise and Related Information”, which the Company implemented as of January 1, 1998.

         The Company’s new reportable segments have been determined based on the nature of the products offered to customers. The Personal Communications Segment focuses on delivering integrated voice, video and data communications solutions to consumers. This segment includes subscriber products and accessories for cellular, iDEN® radios, paging, and satellite and consumer two-way radio markets. The Network Systems Segment focuses on providing total system solutions for telecommunications carriers and operators. This segment includes the Company ’s cellular infrastructure, iDEN infrastructure and satellite communications infrastructure businesses. The Commercial, Government and Industrial Systems Segment focuses on the commercial, governmental and industrial markets, providing integrated communications solutions, including infrastructure and non-consumer two-way radio products. The Semiconductor Products Segment continues to focus on the design, manufacture and distribution of integrated semiconductor solutions and components. The Other Products segment is comprised primarily of the Integrated Electronic Systems Sector (which primarily manufactures and sells automotive and industrial electronics); the Internet and Networking Group (which focuses on the development of servers, applications and internet solutions); the Network Management Group (which continues to hold and manage investments in terrestrial and satellite-based network operators); and other corporate programs.
MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

         The accounting policies of the segments are the same as those described in Note 1 Summary of Significant Accounting Policies. Segment operating results are measured based on profit (loss) before income tax adjusted, if necessary, for certain segment specific items and corporate allocations. Intersegment and intergeographic sales are accounted for on an arm’s length pricing basis. Intersegment sales included in adjustments and eliminations were $2.7 billion, $2.8 billion and $3.2 billion for the years ended December 31, 1999, 1998 and 1997, respectively. These sales were primarily from the Semiconductor Products Segment and the Integrated Electronic Systems Sector. Intersegment sales from the Semiconductor Products Segment were $1.6 billion for the years ended December 31, 1999 and 1998, and $1.8 billion for the year ended December 31, 1997. For these same periods, intersegment sales from the Integrated Electronic Systems Sector were $0.8 billion, $0.9 billion and $1.0 billion, respectively. Net sales by geographic region are measured by the location of the revenue-producing operations.

         Domestic export sales to third parties were $2.4 billion, $3.1 billion and $4.0 billion for the years ended December 31, 1999, 1998 and 1997, respectively. Domestic export sales to affiliates were $6.6 billion, $5.0 billion and $6.9 billion for the years ended December 31, 1999, 1998 and 1997, respectively.

         Identifiable assets (excluding intersegment receivables) are the Company’s assets that are identified with classes of similar products or operations in each geographic region. General corporate assets primarily include cash and cash equivalents, marketable securities, cost- and equity-based investments, the fair value adjustment of certain cost-based investments and the administrative headquarters of the
Company.

         In 1999, 1998 and 1997, no single customer or group under common control represented 10% or more of the Company’s sales.
MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

Segment information

Years ended December 31	Net Sales			Operating Profit (Loss) Before Taxes
	1999	1998	1997	1999		1998		1997

Personal Communications Segment	$11,932	$10,132	$11,026	$ 608	5.1%	$ (373)	(3.7% )	$ 1,122	10.2%
Network Systems Segment	6,544	7,064	6,061	(479)	(7.3% )	819	11.6%	618	10.2%
Commercial, Government and Industrial Systems Segment	4,068	4,079	4,037	609	15.0%	412	10.1%	345	8.5%
Semiconductor Products Segment	7,370	7,314	8,003	619	8.4%	(1,225)	(16.7% )	168	2.1%
Other Products Segment	3,736	3,623	3,855	(261)	(7.0% )	(896)	(24.7% )	(318)	(8.2% )
Adjustments and Eliminations	(2,719)	(2,814)	(3,188)	(4)	0.1%	15	(0.5% )	(48)	1.5%

Segment totals	$30,931	$29,398	$29,794	1,092	3.5%	(1,248)	(4.2% )	1,887	6.3%

General corporate				76		(126)		(71)

Earnings (loss) before income taxes				$ 1,168	3.8%	$(1,374)	(4.7% )	$ 1,816	6.1%

Years ended December 31	Assets			Capital Expenditures			Depreciation Expense
	1999	1998	1997	1999	1998	1997	1999	1998	1997

Personal Communications Segment	$ 6,411	$ 5,476	$ 6,105	$ 450	$ 442	$ 749	$ 398	$ 422	$ 539
Network Systems Segment	7,414	6,177	4,655	262	345	415	260	222	249
Commercial, Government and Industrial Systems Segment	2,509	2,110	2,102	152	224	180	170	146	161
Semiconductor Products Segment	7,872	8,232	7,947	1,505	1,783	1,153	1,131	1,178	1,169
Other Products Segment	4,117	3,393	3,062	183	162	111	146	184	163
Adjustments and Eliminations	(1,396)	(420)	(458)	—	—	—	—	—	—

Segment totals	26,927	24,968	23,413	2,552	2,956	2,608	2,105	2,152	2,281
General corporate	10,400	3,760	3,865	132	265	266	77	45	48

Consolidated totals	$37,327	$28,728	$27,278	$ 2,684	$ 3,221	$ 2,874	$2,182	$ 2,197	$2,329

Years ended December 31	Interest Income			Interest Expense			Net Interest
	1999	1998	1997	1999	1998	1997	1999	1998	1997

Personal Communications Segment	$ 17	$ 21	$ 21	$ 61	$ 73	$ 48	$ (44)	$ (52)	$ (27)
Network Systems Segment	1	—	—	30	33	12	(29)	(33)	(12)
Commercial, Government and Industrial Systems Segment	—	2	4	15	17	14	(15)	(15)	(10)
Semiconductor Products Segment	6	12	12	81	116	71	(75)	(104)	(59)
Other Products Segment	2	6	2	33	30	14	(31)	(24)	(12)

Segment totals	26	41	39	220	269	159	(194)	(228)	(120)
General corporate	124	44	46	85	32	57	39	12	(11)

Consolidated totals	$ 150	$ 85	$ 85	$ 305	$ 301	$ 216	$ (155)	$ (216)	$ (131)

Geographic area information
Years ended December 31	Net Sales			Assets			Property, Plant, and Equipment, Net
	1999	1998	1997	1999	1998	1997	1999	1998	1997

United States	$19,956	$20,397	$21,809	$14,135	$14,932	$14,000	$5,142	$ 5,294	$5,661
United Kingdom	6,221	5,709	5,254	2,186	2,083	2,098	947	999	887
Other nations	20,686	12,812	12,778	13,244	8,804	7,966	2,638	3,221	2,901
Adjustments and Eliminations	(15,932)	(9,520)	(10,047)	(2,638)	(851)	(651)	(88)	(134)	(111)

Geographic totals	$30,931	$29,398	$29,794	26,927	24,968	23,413	8,639	9,380	9,338

General corporate				10,400	3,760	3,865	607	669	518

Consolidated totals				$37,327	$28,728	$27,278	$9,246	$10,049	$9,856

MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

Special Items

Years ended December 31	1999	1998	1997

Income (Expense)
Personal Communications Segment
Iridium Related	$ (97)	$ —	$ —
Restructuring & Other	112	(597)	—
Sales of Investments and Businesses	10	118	24
In-Process Research and Development	(7)	—	—
Miscellaneous	—	—	(44)

	18	(479)	(20)
Network Systems Segment
Iridium Related	$ (1,325)	$ —	$ —
Restructuring & Other	67	(159)	—
In-Process Research and Development	(14)	—	—
Miscellaneous	—	(8)	—

	(1,272)	(167)	—
Commercial, Government and Industrial Systems Segment
Iridium Related	$ (8)	$ —	$ —
Restructuring & Other	—	(127)	—
Sales of Investments and Businesses	198	90	10
In-Process Research and Development	(4)	—	—
Miscellaneous	—	(9)	—

	186	(46)	10
Semiconductor Products Segment
Restructuring & Other	$ —	$ (731)	$(170)
Sales of Investments and Businesses	373	—	23
In-Process Research and Development	(42)	—	—
Miscellaneous	—	(21)	(27)

	331	(752)	(174)
Other Products Segment
Iridium Related	$ (552)	$ —	$ —
Restructuring & Other	47	(366)	(157)
Sales of Investments and Businesses	410	38	59
In-Process Research and Development	—	(109)	—
Miscellaneous	—	18	4

	(95)	(419)	(94)

Segment totals	(832)	(1,863)	(278)
General Corporate
Sales of Investments and Businesses	$ 148	$ 4	$ 12
Miscellaneous	—	(10)	(40)

	148	(6)	(28)

Total special items	$ (684)	$(1,869)	$(306)

11. Stockholder Rights Plan

         On November 5, 1998, the Company’s Board of Directors adopted a new Preferred Share Purchase Rights Agreement to replace the existing stockholder rights plan that expired November 20, 1998. Under the new plan, rights will attach to existing shares of common stock, $3 par value, of the Company at the rate of one right for each share of common stock. The rights will expire on November 20, 2008.

         Each right entitles a shareholder to buy, under certain circumstances, one unit of a share of preferred stock for $200. The rights generally will be exercisable only if a person or group acquires 10 percent or more of the Company’s common stock or begins a tender or exchange offer for 10 percent or more of the Company’s common stock. If a person acquires beneficial ownership of 10% or more of the Company’s common stock, all holders of rights other than the acquiring person, will be entitled to purchase the Company’s common stock (or, in certain cases, common equivalent shares) at a 50% discount. The Company may redeem the new rights at a price of one cent per right.

MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

12. Reorganization of Businesses

         In the second quarter of 1998, the Company recorded, as a separate line in the consolidated statements of operations, a pre-tax charge of $1.98 billion to cover restructuring costs of $1.275 billion and asset impairments and other charges of $705 million (“1998 Program”). Restructuring costs included costs to consolidate manufacturing operations throughout the Company; to exit non-strategic, poorly-performing businesses; and to reduce worldwide employment by 20,000 employees. The following tables display rollforwards of the accruals established during the second quarter of 1998 for the year ended December 31, 1999, and from June 27, 1998, to December 31, 1998:

1998 Program

	Accruals at Dec. 31, 1998	1999 Amounts Used	Fourth Quarter 1999 Reversals Into Income	Accruals at Dec. 31, 1999

Consolidation of manufacturing operations	$155	$(143)	$ —	$12
Business exits	137	(31)	(102)	4
Employee separations	187	(136)	(40)	11

Total restructuring	$479	$(310)	$(142)	$27

Asset impairments and other charges	161	(77)	(84)	—

Totals	$640	$(387)	$(226)	$27

	Second Quarter 1998 Initial Charges	1998 Reclassifi- cations	Initial Charges As Adjusted	1998 Amounts Used	Accruals at Dec 31, 1998

Consolidation of manufacturing operations	$ 361	$ (35)	$ 326	$ (171)	$155
Business exits	453	(162)	291	(154)	137
Employee separations	461	197	658	(471)	187

Total restructuring	$1,275	$ —	$1,275	$ (796)	$479

Asset impairments and other charges	705	—	705	(544)	161

Totals	$1,980	$ —	$1,980	$(1,340)	$640

         The 1998 Program reached its planned completion at December 31, 1999. At that time, the Company reversed into income $226 million, shown as a separate line in the consolidated statements of operations, for accruals no longer required. The remaining $27 million in accruals at
December 31, 1999, represent cash payments to be made by the end of the first quarter of 2000.

         The 1999 amount used of $387 million reflects approximately $189 million in cash payments and $198 million in write-offs. The 1998 amount used of $1.34 billion reflects approximately $600 million in cash payments and $740 million in write-offs.

         Amounts in the 1998 Reclassifications column represent the reallocation of accruals in 1998 between restructuring categories and not increases in the initial charges. These reallocations were due to the sale of, rather than the planned closure of, two of the Company’s businesses and the reclassification of employee severance costs originally accrued for in consolidation of manufacturing operations and business exits. These reallocations were also offset by higher than anticipated severance costs from special voluntary termination benefits.

         In connection with its review of the continued propriety of the Company’s restructuring accrual, management determined that certain amounts previously accrued for consolidation of manufacturing operations and business exits were no longer necessary given the revisions to the timing and nature of disposal for those operations. Similarly, management had additional information in the fourth quarter of 1998 related to the acceptance of special voluntary termination benefits. Recognizing that additional accruals were necessary to reflect the special voluntary termination benefits and that based upon the requirement under Statement of Financial Accounting Standards (SFAS) No. 88 to accrue for these benefits upon acceptance by the employees, management reclassified $142 million of accruals from the consolidation of manufacturing operations and business exits portion of the restructuring accrual to the employee separations portion in the fourth quarter of 1998. In addition, management reclassified $55 million of employee separations costs originally accrued for in the consolidation of manufacturing operations and business exits to employee separations in the fourth quarter of 1998.
MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

         In July 1998, the Company’s communications-related businesses began realigning into the Communications Enterprise, a structure intended to enable the development of integrated communications technology solution offerings to customers and improved responsiveness to customers’ needs. This realignment resulted in the formation of some new reportable segments. The following table displays by category the restructuring and other charges, as adjusted, according to the revised reportable segments and included in the segments’ restated operating profit (loss) before tax for the year ended December 31, 1998. The segment amounts also include the allocation of $55 million in restructuring and other charges recorded at the corporate level.

	Restructuring Charges			Other Charges
Segment	Consol of mfg. ops.	Business exits	Employee separations	Asset Impair- ments	Other	Total

Personal Communications	$113	$ 38	$149	$175	$122	$ 597
Network Systems	11	—	44	—	104	159
Commercial, Government and Industrial Systems	18	—	104	5	—	127
Semiconductor Products	163	101	282	159	26	731
Other Products	21	152	79	41	73	366

Total	$326	$291	$658	$380	$325	$1,980

Consolidation of manufacturing operations

         Consolidation of manufacturing operations charges related to the closing of production and distribution facilities and selling or disposing of the machinery and equipment that was no longer needed and, in some cases, disposing of excess assets that had no net realizable value. The buildings associated with these production facilities, in many cases, were sold to outside parties. Severance costs incurred for terminating employees at these production facilities were also originally included in the consolidation of manufacturing operations line item but were subsequently reclassified to the employee separations line item. Also included in this restructuring category were costs related to shutting down or reducing the capacity of certain production lines. In most cases, older facilities with older technologies or non-strategic products were closed. Machinery and equipment write downs related to equipment that would no longer be utilized comprised the majority of these costs. These assets have been deemed to be held for use until such time as they are removed from service and, therefore, no longer utilized in manufacturing products. An assessment was made as to whether or not there was an asset impairment related to the valuation of these assets in determining what the amount of the write down included in the restructuring charge should be for this machinery and equipment. This assessment utilized the anticipated future undiscounted cash flows generated by the equipment as well as its ultimate value upon disposition.

         The charges in this restructuring category do not include any costs related to the abandonment or sub-lease of facilities, moving expenses, inventory disposals or write downs, or litigation or environmental obligations.

         The consolidation of manufacturing operations was primarily focused in the Semiconductor Products and Personal Communications segments. Semiconductor facilities in North Carolina, California, Arizona and the Philippines were closed as planned, while in other areas, production facilities were consolidated into fewer integrated factories to achieve economies of scale and improved efficiencies and to capitalize on newer technologies that reduced operating costs. As a result of excess global manufacturing capacity, the paging facility in Vega Baja, Puerto Rico was closed. Paging facilities in Singapore and Canada and cellular facilities in Northern Illinois were realigned. Since 1998, approximately $255 million was used for these consolidation activities. The remaining $12 million accrual, included in accrued liabilities in the consolidated balance sheets, as of December 31, 1999, for this restructuring category relates to the finalization of plant closings in both of these segments.

Business exits

         Business exit charges included costs associated with shutting down businesses that no longer fit the Company ’s strategic direction. In many cases, these businesses used older technologies that produced non-strategic products. Included in these business exit costs were the costs for terminating technology agreements and for selling or liquidating interests in joint ventures. Severance costs included in this category were reclassified to the employee separations line item in the fourth quarter of 1998. Similar to consolidation of manufacturing operations, the charges in this restructuring category did not include any costs related to the abandonment or sub-lease of facilities, moving expenses, inventory disposals or write downs, or litigation or environmental obligations.

         Business exit costs were primarily focused in the Integrated Electronic Systems sector. During the third quarter of 1998, the Integrated Electronic Systems Sector sold its printed circuit board business. The Sector also sold its non-silicon component manufacturing business to CTS Corp in the first quarter of 1999. The loss of operating income from these businesses was not significant to the Company’s results of operations.
MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

         The Company reversed into income in the fourth quarter of 1999 approximately $102 million for accruals no longer required for the contract requirements and contingencies related to the sales of its printed circuit board business and non-silicon component manufacturing business and the business pruning activities of the Semiconductor Products segment. The remaining $4 million accrual, included in accrued liabilities in the consolidated balance sheets, as of
December 31, 1999, for this restructuring category relates to the payment of final shut down costs for these actions, expected to occur early in 2000.

Employee separations

         Employee separation charges represent the costs of involuntary severance benefits for the 20,000 positions identified as subject to severance under the restructuring plan. Employee separation costs of $55 million were also included in the consolidation of manufacturing operations and business exits line items. These costs were subsequently reclassified to the employee separations line item in the fourth quarter of 1998. In implementing the restructuring plan, the Company offered, beginning in the third quarter of 1998, special voluntary termination benefits in addition to the planned involuntary termination benefits previously communicated to employees pursuant to the plan. The special voluntary termination benefits provided for one week of pay for each year of service between years 1–10, two weeks of pay for each year of service between years 11–19, and three weeks of pay for each year of service for year 20 and greater. The special voluntary termination program expired at the end of the fourth quarter of 1998, although severance payments related to this program were not completed at that time. To the extent that employees accepted special voluntary termination benefits in future periods, additional accruals, under a new program, would be necessary and recognized in expense at the date of acceptance by the employees. No new programs were implemented during 1999.

         Management had additional information in the fourth quarter of 1998 related to the acceptance of special voluntary termination benefits. Recognizing that additional accruals were necessary to reflect the special voluntary termination benefits and that based upon the requirement under Statement of Financial Accounting Standards (SFAS) No. 88 to accrue for these benefits upon acceptance by the employees, management reclassified $142 million of accruals from the consolidation of manufacturing operations and business exits portion of the restructuring accrual to the employee separations portion in the fourth quarter of 1998.

         The Company’s successful redeployment efforts reduced the severance requirement in the fourth quarter of 1999. Therefore, the Company reversed into income in the fourth quarter of 1999 approximately $40 million of accruals no longer required for a cancelled separation plan involving approximately 500 employees. As of December 31, 1999, approximately 19,400 employees have separated from the Company through a combination of voluntary and involuntary severance programs. Of these 19,400 separated employees, approximately 12,400 were direct employees, and 7,000 were indirect employees. Direct employees are primarily non-supervisory production employees, and indirect employees are primarily non-production employees and production managers. In addition, 4,200 employees separated from the Company with the sale of the non-silicon component manufacturing business. These 4,200 people were not paid any severance because the business was sold to another corporation. The remaining $11 million accrual, included in accrued liabilities in the consolidated balance sheets, as of December 31, 1999, relates to severance payments still to be completed in the Semiconductor Products Segment, Integrated Electronic Systems Sector, and Internet and Networking Group bringing the total employees separated to 19,500.

Asset impairments and other charges

         As a result of then current and projected business conditions, the Company wrote down operating assets that became impaired. All impaired asset write downs were reflected as contra-assets in the consolidated balance sheets at December 31, 1998. This action reduced the carrying value of the related asset balances by $380 million. The assets written down were primarily used manufacturing equipment and machinery. Other assets written down were buildings and joint venture investments.

         The amount of the impairment charge for the assets written down was based upon an estimate of the future cash flows expected from the use of the assets, as well as upon their eventual disposition. These undiscounted cash flows were then compared to the net book value of the equipment, and impairment was determined based on that comparison. Cash flows were determined at the facility level for certain production facilities based upon the anticipated sales value of the products to be produced and the costs of producing the products at those facilities. In cases in which sufficient cash flows were not going to be generated by the equipment at those facilities, the assets were written down to their estimated fair value. These estimated fair values were based upon what the assets could be sold for in a transaction with an unrelated third party. Since the majority of these assets were machinery and equipment, the Company was able to utilize current market prices for comparable equipment in the marketplace in assessing what would be the fair value upon sale of the equipment. Building writedowns were based on marketability factors of the building in the particular location. The amount of the write down assigned to joint venture investments and intangibles was $75 million. Valuations for joint venture investments and intangibles were based on prevailing market conditions. The
intangibles were patents, communication frequencies and licenses, and goodwill related to the Personal Communications segment.

         The segments primarily impacted by these asset writedowns were Personal Communications, Network Systems and Semiconductor Products. Assets held for use continue to be depreciated based on an evaluation of their remaining useful lives and their ultimate values upon disposition. There were no assets held for sale at December 31, 1998 nor were any impaired assets disposed of prior to that date.
MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

        The other charges of $325 million were not restructuring charges, but rather were primarily comprised of contract termination costs related to agreements that were associated with businesses in which the Company was no longer making investments, losses recorded on cellular infrastructure contracts, and an in-process research and development write-off of $42 million related to the NetSpeak transaction that occurred in the second quarter of 1998. The Company reversed into income in the fourth quarter of 1999 approximately $84 million of accruals no longer required for contract termination costs previously deemed probable to occur.

1997 Programs

         During 1997, the Company recorded restructuring charges of $327 million resulting from decisions to exit several unprofitable businesses that no longer had long-term strategic value to the Company. The following tables display rollforwards of the accruals established by business exit for the years ended December 31, 1999, 1998 and 1997:

		Accruals at Dec. 31, 1998	Adjust- ments	Amounts Used	Accruals at Dec. 31, 1999

Q2 1997:	Semiconductor Products Segment
	Exit from DRAM market	$ 8	$(3)	$(5)	$ —

Q3 1997:	Other Products Segment
	Exit from MacOS-compatible computer systems business	15	—	(2)	13

Q4 1997:	Former Messaging, Information and Media Products Segment
	Exit from retail analog modem business	3	(3)	—	—

Grand Total		$26	$(6)	$(7)	$13

		1997 Initial charges	Adjust- ments	Amounts Used	Accruals at Dec. 31, 1997	Adjust- ments	Amounts Used	Accruals at Dec. 31, 1998

Q2 1997:	Semiconductor Products Segment Exit from DRAM market	$170	$(9)	$(131)	$ 30	$(12)	$ (10)	$ 8

Q3 1997:	Other Products Segment Exit from MacOS-compatible computer systems business	95	—	(28)	67	(10)	(42)	15

Q4 1997:	Former Messaging, Information and Media Products Segment Exit from retail analog modem business	62	—	—	62	—	(59)	3

Grand Total		$327	$(9)	$(159)	$159	$(22)	$(111)	$26

         In the second quarter of 1997, the Company ’s Semiconductor Products Segment announced its decision to phase out its participation in the dynamic random access memory (DRAM) market. The decision to exit this business was made primarily because the business did not meet strategic and profitability objectives, rather than to generate significant future cost savings. As a result of this decision, the segment incurred a $170 million charge to write off technology development costs and to provide for the write-down of manufacturing equipment which could not be retrofitted for other production. In the fourth quarter of 1997 and in the first quarter of 1998, the segment sold some of this manufacturing equipment to its joint venture partner and thus reversed into income $9 million and $12 million, respectively, of accruals no longer needed. The amounts used in 1997 reflect write-offs. The amounts used in 1998 reflect $3 million in cash payments for exit fees and $7 million in write-offs. The amounts used in 1999 reflect $4 million in cash payments for exit fees and $1 million in write-offs. The remaining $3 million was reversed into income in the third quarter of 1999.

         In the third quarter of 1997, the Company announced its decision to exit the MacOS-compatible computer systems business, a business included in the Other Products Segment. The decision was made in response to a decision by Apple Computer to limit the introduction of its new technology and phase out future licenses and because the business did not meet strategic and profitability objectives, rather than to generate significant future cost savings. As a result of this decision, the Company incurred a $95 million charge primarily for the write-down of inventory and the cost of terminat ing contractual commitments. In the second quarter of 1998, the exposures on these contractual commitments were determined to be less than previously anticipated, thus resulting in the reversal into income of $10 million. The amounts used in 1997 reflect $3 million in employee severance payments and $25 million in write-offs. The amounts used in 1998 reflect $3 million in employee severance payments and $39 million in write-offs. The amounts used in 1999 reflect $2 million in write-offs. The remaining $13 million accrual as of December 31, 1999, relates to contractual commitments and warranty liability and may extend past the 2000 year end.

         In the fourth quarter of 1997, the Company announced its decision to exit the retail analog modem business based in Huntsville, AL. This business was formerly part of the Messaging, Information and Media segment. The decision was made primarily because the business was not meeting the Company’s strategic and profitability objectives, rather than to generate significant future cost savings. As a result of this decision, the segment incurred a $62 million charge for the write-down of inventory and fixed assets, severance costs and certain other costs relating to the realignment process. The amounts used in 1998 reflect $37 million in employee severance payments and $22 million in write-offs. The remaining $3 million accrual as of December 31, 1998, was reversed into income in the first quarter of 1999.

         The results of operations of each of these exited businesses were not material to the Company’s consolidated financial statements.

13. Acquisitions and Dispositions of Businesses

         The following table summarizes the major business dispositions and acquisitions involving acquired in-process research and development write-offs that the Company made during 1999:

(in millions)	Quarter Acquired/Disposed	Consideration	Form of Consideration	In-Process Research and Development Charge

Acquisitions:
Digianswer A/S	Q4 1999	$ 45	Cash	$14
			Assumed Liabilities

Software Corporation of America, Inc.	Q4 1999	$ 28	Cash	$ 4

Metrowerks, Inc.	Q3 1999	$ 98	Cash	$35

Bosch Telecom, Inc./SpectraPoint Wireless LLC	Q3 1999	$ 45	Cash	$14

Dispositions:
Semiconductor Components Group	Q3 1999	$1,600	Cash	Not Applicable
			Notes
			Common Stock

North American Antenna Sites	Q3 1999	$ 255	Cash	Not Applicable
			Common Stock

Component Products Group	Q1 1999	$ 136	Cash	Not Applicable
			Transfer of Debt

         The Company’s acquisitions of Digianswer A/S, Software Corporation of America, Inc., Metrowerks, Inc. and Bosch Telecom, Inc./SpectraPoint Wireless LLC in 1999 resulted in a total of approximately $67 million in acquired in-process research and development charges. These charges were recorded in selling, general and administrative expenses in the Company’s consolidated statements of operations. Historical pricing, margins, and expense levels were used in the valuation of the in-process products. The allocation of value to in-process research and development was determined using expected future cash flows discounted at average risk adjusted rates. The rate used for Digianswer, Software Corporation of America and Metrowerks was 22%, and the rate used for Bosch Telecom, Inc./SpectraPoint Wireless LLC was 20%. These rates reflect technological and market risk and the time value of money.

         In addition to the acquired in-process research and development charges, the Company recorded a total of approximately $126 million in goodwill and other intangibles which are to be amortized over a period of five years. The goodwill and other intangibles were recorded in other assets in the Company’s consolidated balance sheets.

         Each acquisition was accounted for under the purchase method and accordingly, the results of operations for each acquiree have been included in the Company’s consolidated financial statements since the date of acquisition or formation in the case of Spectrapoint. The pro forma effects of the acquisitions on the Company ’s financial statements were not material.
MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

Digianswer A/S

         In December of 1999, the Company acquired from Olicom A/S an 83% ownership interest in Digianswer A/S for approximately $45 million in cash and assumed liabilities. Digianswer A/S specializes in developing short-range connectivity solutions based on the Bluetooth open specification. This technology allows users to make effortless and instant connections between a wide range of communication devices. At the acquisition date, a total of 7 projects were in process and were in various stages of completion ranging from 40% to 74%. The in-process research will have no alternative future uses if the products are not feasible. Revenues from in-process products are estimated primarily beginning in the third quarter of 2000, with projected research and development costs-to-complete of approximately $3 million.

Software Corporation of America, Inc.

         In October of 1999, the Company acquired Software Corporation of America, Inc. (SCA) for approximately $28 million in cash. SCA develops and markets application software and middleware communications tools to provide wireless data solutions for law enforcement and other public safety personnel for real-time access to federal, state and local databases. SCA’s software enables access to legacy host systems, integrates with various Computer Aided Dispatch (CAD) and Records Management Systems (RMS), and provides two-way messaging between dispatch and the vehicle, in-vehicle report writing with wireless transmission, in-vehicle mapping, GPS and Automatic Vehicle Location (AVL) integration, and text-to-voice capabilities. At the acquisition date, 3 projects were in process and were in various stages of completion ranging from 20% to 65%. The in-process research will have no alternative future uses if the products are not feasible. Revenues from in-process products are estimated primarily beginning in the second quarter of 2000, with projected research and development costs-to-complete of approximately $1 million.

Metrowerks, Inc.

         In September and October of 1999, the Company purchased all of the outstanding common shares of Metrowerks, Inc. for approximately $98 million. Metrowerks, Inc. designs, develops, markets, and supports professional software development tools used by programmers to create software applications. Its flagship product line is called CodeWarrior®. A total of 32 projects were in process at the acquisition date. These projects were related to the development of software development tools for the desktop and embedded markets. This in-process research will have no alternative future uses if the products are not feasible. Revenues from in-process products are estimated primarily beginning in the first quarter of 2000, with projected research and development costs-to-complete of approximately $12 million.

Bosch Telecom, Inc./SpectraPoint Wireless LLC

         In July, 1999, the Company and Cisco Systems, Inc. purchased the fixed wireless assets of Bosch Telecom, Inc. and created a new, jointly owned company called SpectraPoint Wireless LLC. The Company paid approximately $45 million in cash for its 81% ownership. SpectraPoint Wireless LLC is in the process of developing a point-to-multipoint (PMP) broadband wireless access system using 28 GHz radio frequency (RF) equipment. Combining RF equipment with advanced ATM processing and modem technology yields a flexible system that delivers network services to Local Multi-Point Distribution System (LMDS) customers. The system couples a shared broadband downstream carrier with dedicated Frequency Division Multiple Access (FDMA) carriers operating in the range of 2-10 Mbps upstream. The system development was approximately 70% complete at the acquisition date. The in-process research will have no alternative future uses if the products are not feasible. Revenues from in-process products are estimated primarily beginning in the second quarter of 2000, with projected research and development costs-to-complete of approximately $14 million.

Semiconductor Components Group

         In August, 1999, the Company completed the sale of the Semiconductor Components Group (SCG). The Company received approximately $1.6 billion in cash, notes and approximately 9% of the stock of the new company. The sale resulted in a $360 million gain included in selling, general and administrative expenses in the consolidated statements of operations. Through the date of disposition, SCG had 1999 net sales and operating profits of approximately $894 million and $113 million, respectively.

North American Antenna Sites

         In August, 1999, the Company completed the sale of its North American antenna site business to Pinnacle Towers for $245 million in cash and $10 million in common stock of Pinnacle Holdings. The sale resulted in a $198 million gain included in selling, general and administrative expenses in the consolidated statements of operations. The transaction involved all the assets and operations of the business, which included a portfolio of approximately 1,850 wireless communications facilities located throughout the U.S. and Canada that were owned, managed or leased by the Company. Through the date of disposition, this business had 1999 net sales and operating profits of approximately $56 million and $8 million, respectively.

Component Products Group

         In February, 1999, the Company completed the sale of its non-silicon component manufacturing business to CTS Corp. for $136 million in cash and release from a debt obligation. The sale resulted in no gain or loss. Through the date of disposition, this business had 1999 net sales of approximately $27 million and no operating profit or loss.

         The following table summarizes the major business acquisitions involving acquired in-process research and development write-offs that the Company made during 1998:

(in millions)	Quarter Acquired	Consideration	Form of Consideration	In-Process Research and Development Charge

Appeal Telecom Comp., Ltd.	Q4 1998	$ 49	Cash	$ 16

Starfish Software, Inc.	Q3 1998	$253	Cash	$109
Common Stock
Assumed Options and Liabilities

NetSpeak Corp.	Q2 1998	$ 82	Cash	$ 42

         The Company’s acquisitions of Appeal Telecom Company, Ltd. (Appeal), Starfish Software, Inc. (Starfish) and NetSpeak Corp. (NetSpeak) in 1998 resulted in a total of approximately $167 million in acquired in-process research and development charges. The charges for Appeal and Starfish were recorded in selling, general and administrative expenses in the Company’s consolidated statements of operations. The charge for NetSpeak was recorded in restructuring and other charges in the consolidated statements of operations as it represented a charge arising from an investment in an equity investee as opposed to a consolidated subsidiary. Historical pricing, margins, and expense levels were used in the valuation of the in-process products. The allocation of value to in-process research and development was determined using expected future cash flows discounted at average risk adjusted rates. The rate used for Appeal and Netspeak was 18%, and the rate used for Starfish was 22%. These rates reflect technological and market risk and the time value of money.

         In addition to the acquired in-process research and development charges, the Company recorded a total of approximately $195 million in goodwill and other intangibles which are to be amortized over a period of three years for Appeal and five years for Starfish and NetSpeak. The goodwill and other intangibles were recorded in other assets in the Company’s consolidated balance sheets.

         The acquisitions of Appeal and Starfish were accounted for under the purchase method and accordingly, the results of operations for each acquiree have been included in the Company’s consolidated financial statements since the date of acquisition. The Company applies the equity method of accounting for its investment in NetSpeak. The pro forma effects of these acquisitions on the Company’s consolidated financial statements were not material.

Appeal Telecom Company, Ltd.

         During the fourth quarter of 1998, the Company acquired a 51% ownership interest in Appeal Telecom Company, Ltd. (Appeal) for $48.9 million in cash. Appeal’s technology focuses on small size/low cost product for the Code Division Multiple Access (CDMA) market. A variety of developmental CDMA phones and accessories were in progress at the date of acquisition, and none of them were completed at that time. At the acquisition date, developmental products in Appeal’s in-process portfolio were not technologically feasible, and there were no identifiable future uses for the related research and development. Completion of in-process projects was targeted throughout 1999, with projected research and development costs-to-complete of approximately $1.4 million.

Starfish Software, Inc.

         During the third quarter of 1998, the Company acquired all the outstanding shares of Starfish Software, Inc. (Starfish). The total acquisition cost was $253 million consisting of cash, 1.8 million shares of the Company’s common stock, and the assumption of Starfish stock options and other liabilities.

         Starfish’s technology for the Connected Information Device market involves synchronization for cellular, paging and telecommunications devices. Starfish is involved in development of a portfolio of in-process projects for this market. A total of fifteen different projects were in progress at the acquisition date. These projects were at different stages of completion. Those projects included developing personal information manager capability for certain of the Company’s wireless phones; REX technology for mobile devices; synchronization for pagers; PC-based synchronization for the Company’s products; over-the-air synchronization; Internet connect to mobile devices; Telematics server platforms; short-messaging technology; web-based application using server technology; and wireless information devices. One project was estimated to be 70% complete, and all other projects were less than 50% complete. This in-process research will have no alternative future uses if the planned products are not feasible. No major product completion for these developmental products is estimated until 2000, with projected research and development costs-to-complete of approximately $34 million.

NetSpeak Corp.

         During the second quarter of 1998, the Company announced a cash tender offer for 3 million shares of NetSpeak Corporation (NetSpeak) at a price of $30 per share. On April 22, 1998, the Company consummated its tender offer by acquiring 2.7 million shares, increasing its ownership percentage from approximately 8.3% to 31.7%. The Company also purchased 35,000 shares from two officers of NetSpeak at the tender offer price upon the consummation of the transaction.

         NetSpeak’s technology enables interactive voice, video, and data transmission over networks such as the Internet and local area/wide area networks. Developmental products were not in commercial distribution at the date of acquisition, and uncertainty existed as to final product configuration, cost, and timing. There are no alternative future uses for the in-process work if planned products are not feasible. Revenues from in-process products are estimated primarily beginning in 2000, with projected research and development costs-to-complete for NetSpeak of approximately $8 million.

         Developmental products for the companies acquired in 1999 and 1998 have varying degrees of timing, technology, costs-to-complete and market risks throughout final development. If the products fail to become viable, it is unlikely that the Company would be able to realize any value from the sale of incomplete technology to another party or through internal re-use. There are also risks of market acceptance for the products under development, as well as potential reductions in projected sales volumes and related profits in the event of delayed market availability for any of the products. Efforts to complete all development products for these companies continue, and there are no known delays to company-forecasted plans.

14. Merger with General Instrument Corporation

         On January 5, 2000, the Company and General Instrument Corporation completed their previously announced merger. The merger positions the Company as a leader in the convergence of voice, video and data technologies. The new Broadband Communications Sector will focus on solutions that deliver interactive television, the Internet and telephone services over wired networks. The new sector combines the operations of General Instrument with the cable modem and cable telephony businesses of the Company’s Internet and Networking Group. Through the merger the Company also acquired a majority ownership in Next Level Communications, Inc., which completed an initial public offering in the fourth quarter of 1999. The Company issued 100.6 million shares to effect the merger and will account for the merger under the pooling-of-interests method of accounting. The following tables present combined operating results for the three years ending December 31, 1999, 1998 and 1997, and combined balance sheets as of December 31, 1999 and 1998 as if the merger had occurred on January 1, 1997. The Company will record a charge in the first quarter of 2000 for costs associated with the merger and expected integration costs.

Combined Operating Results (Unaudited)

	Years Ended December 31
(In millions, except per share amounts)	1999	1998	1997

NET SALES	$33,075	$31,340	$31,498

COSTS AND EXPENSES
Manufacturing and other costs of sales	20,631	19,396	18,532
Selling, general and administrative expenses	5,446	5,656	5,373
Restructuring and other charges	(226)	1,980	327
Research and development expenditures	3,560	3,118	2,930
Depreciation expense	2,243	2,255	2,394
Interest expense, net	138	215	136

TOTAL COSTS AND EXPENSES	31,792	32,620	29,692

EARNINGS (LOSS) BEFORE INCOME TAXES	1,283	(1,280)	1,806

INCOME TAX PROVISION (BENEFIT)	392	(373)	642

NET EARNINGS (LOSS)	$ 891	$ (907)	$ 1,164

BASIC EARNINGS (LOSS) PER COMMON SHARE	$ 1.26	$ (1.31)	$ 1.71

DILUTED EARNINGS (LOSS) PER COMMON SHARE	$ 1.22	$ (1.31)	$ 1.67

BASIC WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	706.5	690.3	680.3

DILUTED WEIGHTED AVERAGE COMMON SHARES OUTSTANDING	734.0	690.3	697.6

MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

Combined Balance Sheets (Unaudited)

	December 31
(In millions, except per share amounts)	1999	1998

ASSETS
Current assets
Cash and cash equivalents	$ 3,537	$ 1,602
Short-term investments	699	171
Accounts receivable, net	5,627	5,393
Inventories	3,707	4,026
Deferred income taxes	3,247	2,463
Other current assets	768	766

Total current assets	17,585	14,421

Property, plant and equipment, net	9,591	10,286
Other assets	13,313	6,244

TOTAL ASSETS	$40,489	$30,951

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Notes payable and current portion of long-term debt	$ 2,504	$ 2,909
Accounts payable	3,285	2,568
Accrued liabilities	7,117	6,412

Total current liabilities	12,906	11,889

Long-term debt	3,089	2,633
Deferred income taxes	3,719	1,203
Other liabilities	1,598	1,313

Company-obligated mandatorily redeemable preferred securities of subsidiary trust holding solely company guaranteed debentures	484	—

Stockholders ’ equity
Preferred stock, $100 par value issuable in series	—	—
Common stock, $3 par value	2,140	2,095
Additional paid-in capital	4,145	3,255
Retained earnings	8,890	8,290
Non-owner changes to equity	3,518	273

Total stockholders ’ equity	18,693	13,913

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$40,489	$30,951

15. Subsequent Events

Iridium

         On February 17, 2000, the Company and Eagle River Investments, LLC provided an additional $5 million of funding which Iridium used to fund its on-going operations through March 6, 2000 while Eagle River Investments, LLC developed a follow-up financing plan for submission to the bankruptcy court. Eagle River Investments, LLC subsequently did not submit that plan and, on March 6, 2000, the lenders under the Secured Credit Facility allowed Iridium to use $3 million of funds for permitted expenses while Iridium sought a qualified bid for their assets.
         On March 17, 2000, Iridium began winding down and liquidating its operations, because no qualified bid to purchase the Iridium satellites was received.

Stock Options

         On January 31, 2000, the Company granted approximately 16.5 million options to approximately 30,000 eligible employees. Traditionally, grants of stock options are made in November or December of each year. The Compensation Committee of the Company’s Board of Directors elected to delay the 1999 grant until January 31, 2000, so that it could fully assess the Company’s 1999 performance.

         The options, with a contractual life of 15 years, were granted at fair market value and vest and become exercisable at 25% increments over the four years after the grant date.
MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

Stock Split

         On February 29, 2000, the Company’s Board of Directors approved a 3-for-1 common stock split in the form of a stock dividend, subject to approval by stockholders of an increase in the Company’s authorized common shares. If the Company’s stockholders approve the increase of authorized common shares from 1.4 billion to 4.2 billion at their Annual Meeting on May 1, 2000, the stock dividend will be distributed on June 1, 2000, to common stockholders of record on May 15, 2000.

MOTOROLA, INC. AND SUBSIDIARIES
NOTES TO
(Dollars in millions, except as noted)
CONSOLIDATED FINANCIAL STATEMENTS

FIVE YEAR FINANCIAL SUMMARY
(Dollars in millions, except as noted)
Motorola, Inc. and Subsidiaries

Years ended December 31		1999	1998	1997	1996	1995

Operating	Net sales	$30,931	$29,398	$29,794	$27,973	$27,037
Results	Manufacturing and other costs of sales	19,169	18,043	17,283	16,610	15,361
	Selling, general and administrative expenses	5,045	5,443	5,160	4,701	4,629
	Restructuring and other charges	(226)	1,980	327	—	—
	Research and development expenditures	3,438	2,893	2,748	2,394	2,197
	Depreciation expense	2,182	2,197	2,329	2,308	1,919
	Interest expense, net	155	216	131	185	149
	Total costs and expenses	29,763	30,772	27,978	26,198	24,255
	Net gain on Nextel asset exchange	—	—	—	—	443
	Earnings (loss) before income taxes	1,168	(1,374)	1,816	1,775	3,225
	Income tax provision (benefit)	351	(412)	636	621	1,177
	Net earnings (loss)	$ 817	$ (962)	$ 1,180	$ 1,154	$ 2,048
	Net earnings (loss) as a percent of sales	2.6%	(3.3)%	4.0%	4.1%	7.6%

Per Share	Diluted earnings (loss) per common share	$ 1.31	$ (1.61)	$ 1.94	$ 1.90	$ 3.37
Data	Diluted weighted average common shares outstanding	624.7	598.6	612.2	609.0	609.7
	Dividends declared	$ 0.480	$ 0.480	$ 0.480	$ 0.460	$ 0.400

Balance	Total assets	$37,327	$28,728	$27,278	$24,076	$22,738
Sheet	Working capital	4,087	2,091	4,181	3,324	2,717
	Long-term debt and redeemable preferred securities	3,573	2,633	2,144	1,931	1,949
	Total debt and redeemable preferred securities	6,077	5,542	3,426	3,313	3,554
	Total stockholders ’ equity	$16,344	$12,222	$13,272	$11,795	$10,985

Other Data	Current ratio	1.33	1.18	1.46	1.42	1.35
	Return on average invested capital	5.5%	(6.2)%	8.4%	8.4%	16.7%
	Return on average stockholders’ equity	5.9%	(7.6)%	9.4%	10.0%	20.2%
	Capital expenditures	$ 2,684	$ 3,221	$ 2,874	$ 2,973	$ 4,225
	% to sales	8.7%	11.0%	9.6%	10.6%	15.6%
	Research and development expenditures	$ 3,438	$ 2,893	$ 2,748	$ 2,394	$ 2,197
	% to sales	11.1%	9.8%	9.2%	8.6%	8.1%
	Year-end employment (in thousands)	121	133	150	139	142

QUARTERLY AND OTHER FINANCIAL DATA

(Dollars in millions, except per share amounts; unaudited)
Motorola, Inc. and Subsidiaries

		1999				1998
		1st	2nd	3rd	4th	1st	2nd	3rd	4th

Operating	Net sales	$7,232	$7,513	$ 7,688	$ 8,498	$6,886	$ 7,023	$7,152	$8,337
Results	Gross profit	2,980	3,124	2,766	2,892	2,759	2,705	2,721	3,170
	Net earnings (loss)	171	206	91	349	180	(1,328)	27	159
	Net earnings (loss) as a percent of sales	2.4%	2.7%	1.2%	4.1%	2.6%	(18.9)%	0.4%	1.9%

Per Share Data	Basic earnings (loss) per common share	$ 0.28	$ 0.35	$ 0.14	$ 0.58	$ 0.30	$ (2.22)	$ 0.05	$ 0.26
(in dollars)	Diluted earnings (loss) per common share	$ 0.28	$ 0.33	$ 0.14	$ 0.56	$ 0.30	$ (2.22)	$ 0.04	$ 0.26

	Dividends declared	$0.120	$0.120	$ 0.120	$ 0.120	$0.120	$ 0.120	$0.120	$0.120
	Dividends paid	$0.120	$0.120	$ 0.120	$ 0.120	$0.120	$ 0.120	$0.120	$0.120
	Stock prices
	High	$77.38	$99.13	$101.50	$149.50	$65.88	$ 61.63	$55.00	$64.31
	Low	$62.56	$73.75	$ 82.00	$ 85.00	$52.00	$ 48.19	$39.88	$38.38

The number of stockholders of record of Motorola common stock on January 31, 2000 was 49,984.

Location for the Annual Meeting of Stockholders:
Hyatt Regency Woodfield
1800 E. Golf Road, Schaumburg, Illinois 60173, (847) 605-1234

Time and Date of Meeting: 5:00 P.M., local time, May 1, 2000

Map to the Hyatt Regency Woodfield

[MAP]

__ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __
[MOTOROLA LOGO]

2000
P
R
O
X
Y

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS
for the Annual Meeting of Stockholders, May 1, 2000

    The undersigned hereby appoints Christopher B. Galvin, Robert L. Growney, Carl F. Koenemann, Garth L. Milne and Anthony M. Knapp, and each of them, as the undersigned’s Proxies (with power of substitution) to represent and to vote all the shares of common stock of Motorola, Inc., which the undersigned would be entitled to vote, at the Annual Meeting of Stockholders of Motorola, Inc. to be held May 1, 2000 and at any adjournments thereof, subject to the directions indicated on the reverse side hereof.

    In their discretion, the Proxies are authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

THIS PROXY WILL BE VOTED IN ACCORDANCE WITH SPECIFICATIONS MADE, BUT IF NO CHOICES ARE INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

IMPORTANT—This Proxy must be signed and dated on the reverse side.

__ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __ __

VOTE YOUR SHARES BY PHONE OR OVER THE INTERNET

         We encourage you to vote by telephone or over the Internet. These are two quick and easy methods to vote your shares that are available 24 hours a day, seven days a week, and your vote is recorded as if you mailed in your proxy card. On the reverse side of this card are instructions on how to vote by telephone and over the Internet. Voting by one of these convenient methods will also save the Company money.

         We also ask you to notify the Company if you are receiving multiple copies of the Summary Annual Report at your household. You can do so by checking the box under the signature block of the proxy card if you are mailing in your proxy card, by following the prompt if you are voting by telephone, or by checking the appropriate box on the electronic Internet proxy card. If you do so, the Company can save money by reducing the number of Summary Annual Reports it must print and mail.

Location for the Annual Meeting of Stockholders
Map to the Hyatt Regency Woodfield

1800 E. Golf Road, Schaumburg, Illinois 60173, (847) 605-1234

[MAP]

PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES LISTED BELOW, FOR PROPOSAL 2 AND FOR PROPOSAL 3.

1.	Election of Directors — Nominees: 01 R. Chan, 02 H. Fuller, 03 C. Galvin, 04 R. Galvin, 05 R. Growney, 06 A. Jones, 07 J. Lewent, 08 W. Massey, 09 N. Negroponte, 10 J. Pepper, Jr., 11 S. Scott III, 12 G. Tooker, 13 B. West, 14 J. White (Except nominee(s) written above)	For All [_]	Withheld All [_]	For All Except [_]	2.	Approval of Increase in Authorized Common Stock	For [_]	Against [_]	Abstain [_]
					3.	Adoption of the Motorola Omnibus Incentive Plan of 2000	For [_]	Against [_]	Abstain [_]

							Signature Date
							Signature if jointly held Date
[___]	Please vote, date, sign and mail promptly this proxy in the enclosed envelope. When there is more than one owner, each should sign. When signing as an attorney, administrator, executor, guardian or trustee, please add your title as such. If executed by a corporation, the full corporation name should be given, and this proxy should be signed by a duly authorized officer, showing his or her title.

							Do not mail future Summary Annual Reports for this account. Another is received at this household.
IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET PLEASE SEE INSTRUCTION CARD BELOW

Control Number

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TELEPHONE VOTING INSTRUCTIONS

On a touch-tone telephone call the toll-free number 1-888-457-2960, 24 hours per day, seven days a week.

Enter your 6-digit Control Number found in the box above.

Press 1 to vote FOR the recommendations of the Board of Directors, or press 9 if you do not wish to vote for the recommendations of the Board of Directors.

Press 1 if you receive more than one Summary Annual Report in your household and do not wish to receive a Summary Annual Report on this account.

         If you wish to withhold authority to vote or vote against some but not all of the recommendations of the Board of Directors, you must do so by signing, dating and returning the proxy card in the envelope provided or by voting via the Internet.

INTERNET VOTING INSTRUCTIONS

         Go to the following website: www.harrisbank.com/wproxy. Enter the information requested on your proxy screen, including your 6-digit Control Number found in the box above.

If you vote by telephone or the Internet, do not mail back your proxy card.

ADMISSION TICKET TO MOTOROLA’S 2000 ANNUAL MEETING OF STOCKHOLDERS

[LOGO OF MOTOROLA]

This is your admission ticket to gain access to Motorola’s 2000 Annual Meeting of Stockholders to be held at the Hyatt Regency Woodfield, 1800 E. Golf Road, Schaumburg, Illinois on Monday, May 1, 2000, at 5:00 P.M. A map showing directions to the meeting site is shown on the reverse side of this admission ticket. Please present this ticket at one of the registration stations. Please note that a large number of stockholders may attend the meeting, and seating is on a first come, first served basis.

THIS TICKET IS NOT TRANSFERABLE